As filed with the Securities and Exchange Commission on September 7, 1999
                                                     Registration No.  333-69703


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                        PRE-EFFECTIVE AMENDMENT NO. 3 to
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                         SENIOR HOUSING PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)


                                400 Centre Street
                           Newton, Massachusetts 02458
                                 (617) 796-8350
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           David J. Hegarty, President
                         Senior Housing Properties Trust
                                400 Centre Street
                           Newton, Massachusetts 02458
                                 (617) 796-8350
      (Name, address, including zip code, and telephone number, including a rea code, of agent for service)


                                   Copies to:

                       Alexander A. Notopoulos, Jr., Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800


     Approximate date of commencement of proposed sale to the public: The securities will be distributed as soon as practicable after the effective date of this Registration Statement.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                 -------------


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. No one may buy or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                 Preliminary prospectus dated September 7, 1999

PROSPECTUS                    HRPT PROPERTIES TRUST

                   SPIN-OFF OF SENIOR HOUSING PROPERTIES TRUST

                THROUGH DISTRIBUTION OF 13,190,763 COMMON SHARES

To the Shareholders of HRPT Properties Trust:


     On or shortly after September ___, 1999, we will distribute to you shares of our subsidiary, Senior Housing Properties Trust, as a special distribution. You will receive one share of Senior Housing for every 10 shares of HRPT you own on September ___, 1999, the record date for the spin-off.

     We own a diversified portfolio of 175 office buildings that cost $2.5 billion and 93 senior housing properties that cost $770 million. We believe that there are attractive investment opportunities available in both office buildings and senior housing properties. By distributing the Senior Housing shares to our shareholders we will create two separately focused companies which we believe can take better advantage of their respective growth opportunities and may be more attractive to investors than a combined company. Our board of trustees has unanimously approved the spin-off as being in the best interests of our shareholders.


     Senior Housing's shares will be separately listed on the New York Stock Exchange under the symbol "SNH." HRPT's shares will continue to trade on the New York Stock Exchange under the symbol "HRP." The spin-off of Senior Housing's shares will be the first public distribution of those shares. Accordingly, we can provide no assurance to you as to what their market price may be.

     This prospectus includes a description of the spin-off, as well as information about HRPT and Senior Housing after the spin-off. You should read it carefully, especially the section entitled "Risk Factors" that begins on page 13 which describes various risks associated with your ownership of Senior Housing shares, including:

     o There is no established share price for Senior Housing shares and they may trade for less than fair value.
     o Some of Senior Housing's tenants have experienced problems which may impair their abilities to pay rent.
     o    Some  of  Senior  Housing's   properties  are  subject  to  burdensome
          regulations.
     o Senior Housing's ability to grow will depend upon access to capital which is not assured.
     o Senior Housing's investment advisor may have an incentive to recommend investments to raise fees.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Housing common shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We  are  furnishing  this   prospectus  to  provide   information  to  HRPT
shareholders who will receive Senior Housing shares in the spin-off. This prospectus is not intended as a solicitation to buy or sell any securities of HRPT or Senior Housing. On behalf of HRPT, we thank you for your continued support. On behalf of Senior Housing, we welcome you as a new shareholder.

     Sincerely,



     John A. Mannix                        David J. Hegarty
     President-Elect of HRPT               President of Senior Housing
       Properties Trust                      Properties Trust

                The date of this prospectus is ___________, 1999

                    HRPT Office Buildings After the Spin-Off


[Photograph of Office Buildings]             [Photograph of Office Buildings]
Bridgepoint Square (5 Buildings)             Cedar-Sinai Medical Office
Austin, TX                                   Towers and Garages (4 buildings)
452,294 Square Feet, Built 1995-1997         Los Angeles, CA
Major Tenants:                               330,715 Square Feet, Built 1978-79
Motorola, Inc.                               Major Tenant:
IBM Corporation                              Cedars-Sinai Medical Center
Southwestern Bell




                        [Photograph of Office Building]
                        Mellon Bank Center
                        Philadelphia, PA
                        1,258,560 Square Feet, Built 1990
                        Major Tenant:
                        Mellon Bank






[Photograph of Office Building]              [Photograph of Office Building]
Herald Square                                Putnam Place (2 Buildings)
Washington, D.C.                             Quincy/Braintree, MA
187,832 Square Feet, Built 1991              222,726 Square Feet, Built 1986-88
Major Tenant: InterAmerican Bank             Major Tenants:
                                             Putnam Investments, Inc.
                                             GMAC

                    QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:   How many shares of Senior Housing will I receive?
A: In the spin-off we will distribute to you one share of Senior Housing for every 10 shares of HRPT you own.

Q:   What is Senior Housing Properties Trust?
A: Senior Housing is currently a wholly owned REIT subsidiary of HRPT. It owns 93 senior housing properties that cost $770 million. Senior Housing's largest investment is $326 million in 14 senior living communities leased to Marriott International, Inc. until 2013.

Q:   What are Senior Housing shares worth?
A: The value of the Senior Housing shares you receive will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.


Q:   What will HRPT do after the spin-off?
A: HRPT currently owns 175 office buildings that cost $2.5 billion. After the spin-off, HRPT's principal business will be buying, owning and leasing office buildings.


Q:   What will Senior Housing do after the spin-off?
A: Senior Housing will own and lease its portfolio of senior housing properties. It has arranged a bank credit facility, some of which may be used to purchase new senior housing properties.

Q:   How will distributions change?
A: We do not expect any change in your combined distribution rate. Currently HRPT's annual distribution is $1.52 per share. After the spin-off HRPT's annual distribution will be $1.28 per share, and Senior Housing's annual distribution will be $2.40 per share. Because you will receive one Senior Housing share for every 10 HRPT shares you own, your total distributions will be unchanged as a result of the spin-off.


Q:   Will my shares continue to be listed on the New York Stock Exchange?
A:   HRPT's  shares  will  continue  to be listed on the NYSE  under the  symbol
     "HRP." Senior Housing's shares also will be listed on the NYSE under the symbol "SNH."

Q:   What are the tax consequences to me of the spin-off?
A: The Senior Housing shares you receive will be treated for tax purposes like all other distributions you receive from HRPT. The taxable value of this distribution will be determined by the trading price of Senior Housing shares at the time of the spin-off.

Q:   What do I have to do to receive my Senior Housing shares?
A: No action by you is required. You do not need to pay any money or surrender your HRPT shares to receive Senior Housing shares. The number of HRPT shares you own will not change. If your HRPT shares are held in a brokerage account, your Senior Housing shares will be credited to that account. If your HRPT shares are held in certificated form, a certificate representing your Senior Housing shares will be mailed to you. No cash distributions will be paid and fractional shares will be issued as necessary.

Q:   Where can I get more information?
A:   You  should  read  this  prospectus  carefully.  You can  also  call  (877)
     ASK-HRPT.

                                                   Table of Contents

                                                                                                                   Page
SUMMARY..............................................................................................................7
     The Companies...................................................................................................7
     Risk Factors....................................................................................................8
     HRPT Growth Strategy............................................................................................9
     Senior Housing Growth Strategy.................................................................................11
     Distributions..................................................................................................11
     Principal Places of Business...................................................................................11
     Summary Pro Forma Consolidated Financial Information...........................................................12


RISK FACTORS........................................................................................................13
     There is no established share price for Senior Housing shares and they may trade for less than fair value.........................................................................13
     Some of Senior Housing's tenants have experienced problems which may impair their abilities to pay rent.........................................................................13
     Some of Senior Housing's properties are subject to burdensome regulations......................................13
     Senior Housing's ability to grow will depend upon access to capital which is not assured.......................14
     Senior Housing's investment advisor may have an incentive to recommend investments to raise fees and there will be other conflicts of interest....................................14
     HRPT may be able to control Senior Housing shareholder decisions...............................................14
     The spin-off will result in benefits to HRPT which could adversely affect Senior Housing.......................14
     Ownership limitations and anti-takeover provisions affecting Senior Housing may prevent shareholders from receiving a takeover premium.................................................15
     Real estate ownership creates risks and liabilities............................................................15
     Changes at Marriott could adversely affect Senior Housing......................................................16
     The federal income tax treatment of the spin-off is uncertain..................................................16

THE SPIN-OFF........................................................................................................17
     Key Dates......................................................................................................17
     Distribution Agent.............................................................................................17
     Listing and Trading of Senior Housing Shares.................................................................. 17
     Background and Reasons for the Spin-Off....................................................................... 17
     Manner of Effecting the Spin-Off.............................................................................. 18
     The Transaction Agreement..................................................................................... 18

INFORMATION ABOUT HRPT PROPERTIES TRUST AFTER THE SPIN-OFF......................................................... 20
     HRPT Investments.............................................................................................. 20
         Commercial Office Buildings............................................................................... 20
         Government Office Buildings............................................................................... 20
         Medical and Biotechnology Buildings....................................................................... 20
         Equity Investment in Hospitality Properties Trust......................................................... 20
         Equity Investment in Senior Housing Properties Trust...................................................... 21
         Pending Acquisitions...................................................................................... 21
         Development Activities.................................................................................... 21
     Location of HRPT Office Buildings............................................................................. 22
     HRPT Tenants.................................................................................................. 23
     HRPT Lease Expirations........................................................................................ 25
     HRPT Management............................................................................................... 26
     Additional Information About HRPT............................................................................. 27


                                                           4

                                                                                                                   Page

INFORMATION ABOUT SENIOR HOUSING PROPERTIES TRUST.................................................................. 28
     General....................................................................................................... 28
     Growth Strategy............................................................................................... 28
     History and Management........................................................................................ 28
     Senior Housing Real Estate Market............................................................................. 29
     Types of Properties........................................................................................... 30
     Government Regulations and Rate Setting....................................................................... 31
     Competition................................................................................................... 33

SENIOR HOUSING DISTRIBUTION POLICY................................................................................. 35

SENIOR HOUSING PROPERTIES.......................................................................................... 38

SENIOR HOUSING TENANTS............................................................................................. 43
     Marriott International, Inc................................................................................... 43
     Integrated Health Services, Inc . .............................................................................44
     Mariner Post-Acute Network, Inc............................................................................... 44
     Brookdale Living Communities, Inc .............................................................................45
     Genesis Health Ventures, Inc . ................................................................................45
     Privately Owned Tenants....................................................................................... 46

SENIOR HOUSING LEASES.............................................................................................. 47
     Lease Terms................................................................................................... 48

SENIOR HOUSING SELECTED HISTORICAL FINANCIAL INFORMATION........................................................... 50

SENIOR HOUSING SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION............................................... 51

SENIOR HOUSING MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................................................................... 51
     Pro Forma Results of Operations............................................................................... 52
     Historical Results of Operations.............................................................................. 52
     Liquidity and Capital Resources............................................................................... 53
     Year 2000..................................................................................................... 54
     Quantitative and Qualitative Disclosures About Market Risk.................................................... 55

SENIOR HOUSING MANAGEMENT.......................................................................................... 57
     Senior Housing Trustees and Executive Officers................................................................ 57
     Committees of the Board of Trustees........................................................................... 58
     Compensation of the Trustees and Officers..................................................................... 58
     Incentive Share Award Plan.................................................................................... 58
     Limitation of Liability and Indemnification................................................................... 59
     Reit Management and the Advisory Agreement.................................................................... 59
     Related Party Transactions.................................................................................... 61

LEGAL PROCEEDINGS.................................................................................................. 62

SENIOR HOUSING POLICIES............................................................................................ 62
     Investment Policies........................................................................................... 62
     Disposition Policies.......................................................................................... 63


                                                           5

                                                                                                                   Page

     Financing Policies............................................................................................ 63
     Conflict of Interest Policies................................................................................. 64
     Policies with Respect to Other Activities..................................................................... 65

MATERIAL PROVISIONS OF MARYLAND LAW AND OF
SENIOR HOUSING'S DECLARATION OF TRUST AND BYLAWS................................................................... 67
     Trustees...................................................................................................... 67
     Advance Notice of Trustee Nominations and New Business........................................................ 67
     Meetings of Shareholders...................................................................................... 68
     Liability and Indemnification of Trustees and Officers........................................................ 68
     Shareholder Liability......................................................................................... 69
     Maryland Asset Requirements................................................................................... 69
     Transactions with Affiliates.................................................................................. 69
     Voting by Shareholders........................................................................................ 69
     Restrictions on Transfer of Shares............................................................................ 69
     Business Combinations......................................................................................... 71
     Control Share Acquisitions.................................................................................... 72
     Amendment to the Declaration of Trust, Dissolution and Mergers................................................ 73
     Anti-takeover  Effect of Maryland Law and of the Declaration of Trust and Bylaws.............................. 73

DESCRIPTION OF SENIOR HOUSING SECURITIES........................................................................... 74
     General....................................................................................................... 74
     Common Shares................................................................................................. 74

SENIOR HOUSING PRINCIPAL SHAREHOLDERS.............................................................................. 75

FEDERAL INCOME TAX AND ERISA CONSEQUENCES.......................................................................... 75
     General....................................................................................................... 75
     Federal Income Tax Consequences of the Spin-Off to Our Shareholders........................................... 77
     Federal Income Tax Consequences of the Spin-Off to HRPT....................................................... 80
     Federal Income Taxation of Senior Housing and its Shareholders................................................ 84
     Backup Withholding and Information Reporting.................................................................. 95
     Other Tax Consequences........................................................................................ 96
     ERISA Consequences for Senior Housing and its Shareholders.................................................... 97

LEGAL MATTERS.....................................................................................................  99

EXPERTS...........................................................................................................  99

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE...............................................................................  99

FORWARD LOOKING STATEMENTS........................................................................................  99

WHERE YOU CAN FIND ADDITIONAL INFORMATION.........................................................................  99

INDEX TO FINANCIAL STATEMENTS..................................................................................... F-1


                                     SUMMARY

     This summary highlights some information contained elsewhere in this prospectus. This summary may not contain all the information about the spin-off which may be important to you. To better understand the spin-off you should carefully review this entire document. References in this prospectus to "we," "us," "our" or "HRPT" mean HRPT Properties Trust and its subsidiaries. References to "Senior Housing" mean Senior Housing Properties Trust and its subsidiaries. Unless otherwise indicated, the information presented in this prospectus reflects events which have occurred or will have occurred by the effective date of the registration statement of which this prospectus is a part and assumes that none of HRPT's subordinated convertible debentures are converted into HRPT shares before the spin-off.

                                  THE COMPANIES


     We are a real estate investment trust, a REIT, which owns a diversified portfolio of 175 office buildings costing $2.5 billion and 93 senior housing properties costing $770 million. We also own four million shares of Hospitality Properties Trust, another NYSE-listed REIT which invests in hotels, that we founded in 1995. Our current book capitalization includes $1.8 billion of equity and $1.2 billion of debt. Our current distribution rate is $1.52 per share per year, payable $0.38 per share per quarter.


                            HRPT Before the Spin-Off

[Graphic Omitted - Flow Chart


175 office buildings, $2.5 billion cost
93 senior housing properties, $770 million cost
4 million shares of Hospitality Properties Trust

     --   Distributions: $1.52/share per annum
     --   131.9 million shares outstanding
     -- $981 million senior debt outstanding plus $205 million subordinated debt]

     Our subsidiary, Senior Housing, owns all of our senior housing properties. Senior Housing is also a REIT. We own all 26 million Senior Housing shares outstanding and Senior Housing owes us $200 million. We will distribute 13.2 million of our Senior Housing shares to our shareholders on the basis of one Senior Housing share for every 10 HRPT shares held. Senior Housing has entered a new bank credit facility for $350 million; it will borrow $200 million under this facility and pay its debt to us; and $150 million will be available for new investments by Senior Housing. After the spin-off we will establish a new annual distribution rate of $1.28 per HRPT share, payable $0.32 per share per quarter; and Senior Housing will establish a new annual distribution rate of $2.40 per share, payable $0.60 per share per quarter.


                             HRPT After the Spin-Off
[Graphic Omitted - Flow Chart


175 office buildings, $2.5 billion cost
4 million shares of Hospitality Properties Trust
12.8 million shares of Senior Housing


     --   Distributions: $1.28/share per annum
     --   131.9 million shares outstanding
     -- $781 million senior debt outstanding plus $205 million subordinated debt]


                        Senior Housing After the Spin-Off

[Graphic Omitted - Flow Chart

93 senior housing properties, $770 million cost

     --   Distributions: $2.40/share per annum
     --   26 million shares outstanding
     --   $200 million debt outstanding]

                                  RISK FACTORS

     Your ownership of Senior Housing shares will involve risks, including the following:

     o No Established Share Price. There is no established share price for Senior Housing shares. The Senior Housing shares will be traded on the NYSE but we do not know the price at which they will trade. Senior Housing shares may trade for less than their fair value.

     o Possible Tenant Defaults. Several of Senior Housing's tenants have recently reported significant losses, particularly Mariner Post-Acute Network, Inc., Integrated Health Services, Inc. and Genesis Health Ventures, Inc. Properties leased to Mariner, Integrated and Genesis represent 11%, 29% and 2% of Senior Housing's total investments, respectively. One of our tenants, Frontier Group, Inc., which leases 2% of Senior Housing's total investments, has recently filed for reorganization under Chapter 11 of the Bankruptcy Code. If these tenants fail to pay rent, Senior Housing may be unable to pay its cash distributions to shareholders or to carry out its business plan.

     o Properties Subject to Burdensome Regulations. Some of Senior Housing's properties are highly regulated. Approximately 57% of the tenant revenues at Senior Housing's properties are paid by Medicare and Medicaid. Changes in these regulations or in the amounts of payments available under Medicare and Medicaid programs may restrict Senior Housing's tenants' ability to pay rent.

     o Failure of Growth Strategy. Senior Housing's growth strategy depends upon its ability to raise additional capital and to invest in new properties. No assurance can be provided that capital will be available at reasonable costs or that Senior Housing will be able to purchase and lease additional properties.

     o Conflicts of Interest. Senior Housing's managing trustees, Barry M. Portnoy and Gerard M. Martin, own its investment advisor, Reit Management & Research, Inc. Senior Housing pays Reit Management based in part on the amount of investments. Reit Management and Messrs. Portnoy and Martin might have an incentive to cause Senior Housing to acquire assets in order to raise advisory fees.

     o Dominant Shareholder. Upon completion of the spin-off, HRPT will own 49% of Senior Housing's outstanding shares. This ownership will enable HRPT to have a significant influence over Senior Housing shareholder decisions.

     o Benefits to HRPT. The completion of the spin-off will result in benefits to HRPT. For example, when HRPT's properties were transferred to Senior Housing, Senior Housing agreed to pay $200 million to HRPT. After the spin-off Senior Housing will borrow $200 million to pay this debt.

     o Ownership Limitations and Anti-Takeover Provisions. Other than HRPT, shareholders are prohibited from owning more than 9.8% of Senior Housing. Senior Housing's declaration of trust and bylaws contain other provisions that inhibit a change of control. Because of these limitations Senior Housing shareholders may be unable to realize a change of control premium for their shares.

     o Liabilities of Real Estate Ownership. Senior Housing's business will be subject to risks associated with real estate ownership, including the need for regular maintenance and repairs, the need for capital expenditures and possible environmental hazards.

     o Dependence Upon Marriott. Forty-two percent of Senior Housing's investments are in properties leased to Marriott. An adverse change in Marriott's financial condition or its operations of the leased properties would adversely affect Senior Housing's ability to pay distributions.

     o Tax Risks. The federal tax law does not clearly address REIT spin-offs. If the IRS successfully challenges our reporting of the spin-off, you may have to pay more taxes.

                              HRPT GROWTH STRATEGY

     After the  spin-off,  we will be  principally  focused  upon  managing  and growing our office building investments. Most of our investments are in multi-tenant commercial office buildings. We sometimes invest in office buildings leased to medical providers and government agencies because these types of tenants often are willing to sign long term leases and have a history of regular renewals. We prefer to invest in central business districts because there are usually barriers to new development in those locations. We believe this strategy adds stability to our portfolio and increases the long term appreciation potential of our properties.


                             HRPT Office Investments


                                Types of Tenants


                [Graphic Omitted  - Pie Chart


                Commercial Office
                 Tenants            $1,589 million      64%
                Medical and
                 Biotechnology
                 Tenants            $445 million        18%
                U.S. Government     $446 million        18%]




                                CBD vs. Suburban

                [Graphic Omitted  -  Pie Chart


                Central Business
                 Districts          $1,578 million      64%
                Suburban Areas      $902 million        36%]



     Our 175 office buildings are located in 27 states and the District of Columbia. Five market areas contain about two-thirds of our office portfolio:


                               HRPT Geographic Diversification

Market Area          No. of Buildings          Investment                    Square Feet
-----------          ----------------          ----------                    -----------
                                                 (000s)


Philadelphia, PA            17               $530,288   (21%)             3,541,006   (19%)
Austin, TX                  25                301,534   (12%)             2,653,088   (15%)
Washington, DC              16                409,322   (17%)             2,177,901   (12%)
Boston, MA                  30                191,946    (8%)             1,603,149    (9%)
Southern CA                 17                250,351   (10%)             1,126,171    (6%)
Other markets               70                796,106   (32%)             7,128,393   (39%)
                           ---             ----------  -----             ----------   ----
Total                      175             $2,479,547  (100%)            18,229,708  (100%)
                           ===             ==========  =====             ==========  =====



     Two criteria have historically guided our management and acquisitions of office buildings and are likely to do so in the future. First, we prefer to lease to high credit quality tenants. Approximately 52% of our office rents are paid by tenants who are investment grade rated, including 19% from the U.S. Government. An additional 10% of our office rents come from publicly owned companies which are not investment grade rated; and many of our remaining tenants are large law, accounting and other professional service firms which we believe have strong credit characteristics. Second, we generally prefer to lease office buildings for longer rather than shorter terms. Only 20% of our leases expire in the next three years. Almost half of our leases have remaining terms of seven or more years.




                        HRPT Office Tenant Credit Quality
                              (by percentage of rent)

                          [Graphic Omitted  - Pie Chart


                          Investment Grade         52%
                          Private Tenants          38%
                          Other Public Companies   10%]



                          HRPT Office Lease Expirations
                             (by percentage of rent)

                          [Graphic Omitted  - Pie Chart


                          Over 10 years       27%
                          7-9 years           22%
                          4-6 years           31%
                          3 years or less     20%]




     At this time we have no plans to undertake speculative development, but we are exploring some build-to-suit opportunities on land which we own. Generally, we have only acquired development sites as ancillary property incident to our purchases of developed income producing properties. We estimate the total development potential of land which we own at approximately 2.9 million square feet of office space.

                         SENIOR HOUSING GROWTH STRATEGY

     Senior Housing's 93 properties are leased to nine tenants. Ninety-seven percent of Senior Housing's investments are leased to subsidiaries of public companies which have guaranteed the lease obligations. The leases for 91 of these properties extend to at least 2005. Senior Housing's largest tenant is Marriott International, Inc. The following chart shows Senior Housing properties leased to tenants by historical investment at cost and current lease expirations.

                           Senior Housing Investments

o     $770 million total assets              [Graphic Omitted - Pie Chart

o     42% leased to Marriott                 Marriott International        42%
                                               14 Properties
o     97% leased to public                     $326 million
     companies                                 Lease expires 2013

o     leases for 99% expire                  Brookdale Living Communities  13%
     in 2005 or after                          4 Properties
                                               $102 million
                                               Lease expires 2019

                                             Mariner Post-Acute Network    11%
                                               26 Properties
                                               $86 million
                                               Lease expires 2013

                                             Integrated Health Services     9%
                                              Lease No. 1
                                               31 Properties
                                               $66 million
                                               Lease expires 2010

                                             Integrated Health Services    20%
                                              Lease No. 2
                                               11 Properties
                                               $152 million
                                               Lease expires 2006

                                             Genesis Health Ventures        2%
                                               1 Property
                                               $13 million
                                               Lease expires 2005

                                             Other Operators                3%
                                               6 Properties
                                               $25 million
                                               Leases expire 2001-2005]


     The aging of the U.S. population, the increasing percentage of women who work away from home, the high divorce rate and societal mobility are demographic facts which tend to increase demand for specialized senior housing properties. Senior Housing hopes to profit from this increasing demand by buying properties specially designed to meet the needs of aged residents. Senior Housing expects that its leases will require rents which exceed its cost of capital and which increase as the properties' gross revenues increase.

     A new Medicare rate setting program that is now being implemented has had negative impacts upon the financial performance of several of Senior Housing's tenants. Senior Housing believes that these tenants will pay their lease obligations, or, if they do not do so, that Senior Housing may be able to re-let most of these properties to new tenants who will pay comparable rents. In the future, Senior Housing intends to focus new investments in properties which are not dependent upon government payment programs. At the same time, however, Senior Housing believes that the new, lower Medicare rates have reduced the prices of many nursing homes to levels which may present attractive long term investment opportunities.

                                  DISTRIBUTIONS


     After the spin-off, HRPT's new distribution rate will be $1.28 per share per year, payable $0.32 per share per quarter. Senior Housing's distribution rate will be $2.40 per share per year, payable $0.60 per share per quarter. Cash distributions will be payable at these rates effective for the quarter ended September 30, 1999. We expect that, on an annualized basis, approximately 17% of HRPT's new distributions and 18% of Senior Housing's distributions will constitute returns of capital.


                          PRINCIPAL PLACES OF BUSINESS

     HRPT and Senior Housing maintain their principal places of business at 400 Centre Street, Newton, MA 02458. HRPT's phone number is (617) 332-3990. Senior Housing's phone number is (617) 796-8350.

              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following table presents the pro forma impact of the spin-off on HRPT's income statement and balance sheet and the pro forma income statement and balance sheet of Senior Housing as a separate company. The Senior Housing statements include pro rata allocations of interest and general and administrative expenses for historical periods. In the opinion of management, the methods of allocation are reasonable. It is impossible to estimate all operating costs that Senior Housing would incur as a separate company. For additional information about the amounts appearing in this table, see the Unaudited Pro Forma Consolidated Financial Statements and notes thereto on pages F-2 through F-13.

                                                         As of and for the six months ended 1999
                                                    (unaudited, amounts in 000s, except per sharedata)
                                               ----------------------------------------------------------
                                                                  HRPT                      Senior Housing
                                               ----------------------------------------     --------------
                                                                 Spin-Off
Income Statements                              Historical     Adjustments     Pro Forma        Pro Forma
                                               -----------    -----------    -----------      -----------
Rental income                                  $   203,335    $   (42,409)   $   160,926      $    42,409
Interest and other income                            7,619         (2,881)         4,738            2,881
                                               -----------    -----------    -----------      -----------
Total revenues                                     210,954        (45,290)       165,664           45,290
                                               -----------    -----------    -----------      -----------
Operating expense                                   50,548           --           50,548             --
Interest expense                                    39,525         (5,600)        33,925            7,281
Depreciation and amortization                       37,314        (11,207)        26,107           11,207
General and administrative                           9,849         (2,259)         7,590            2,259
                                               -----------    -----------    -----------      -----------
Total expenses                                     137,236        (19,066)       118,170           20,747
                                               -----------    -----------    -----------      -----------
Income before equity in earnings of
   Hospitality Properties and Senior Housing        73,718        (26,224)        47,494           24,543
Equity in earnings of Hospitality Properties         4,029           --            4,029             --
Equity in earnings of Senior Housing                  --           12,100         12,100             --
                                               -----------    -----------    -----------      -----------
Net income (1)                                 $    77,747    $   (14,124)   $    63,623      $    24,543
                                               ===========    ===========    ===========      ===========
Average basic shares outstanding                   131,778                       131,778           26,000
                                               ===========                   ===========      ===========
Average diluted shares outstanding                 143,159                       143,159           26,000
                                               ===========                   ===========      ===========
Per share data:
   Basic and diluted income (1)                $      0.59                   $      0.48      $      0.94
                                               ===========                   ===========      ===========
   Distributions                               $      0.76                   $      0.64      $      1.20
                                               ===========                   ===========      ===========

Balance Sheets
Real estate investments                        $ 3,006,521    $  (732,393)   $ 2,274,128      $   732,393
Accumulated depreciation                          (184,992)       105,823        (79,169)        (105,823)
                                               -----------    -----------    -----------      -----------
                                                 2,821,529       (626,570)     2,194,959          626,570
Real estate mortgages                               60,530        (37,638)        22,892           37,638
Investment in Hospitality Properties               108,242           --          108,242             --
Investment in Senior Housing                          --          220,548        220,548             --
Cash and equivalents                                26,984        (26,593)           391           16,593
Other assets                                        84,869         (9,918)        74,951            9,918
                                               -----------    -----------    -----------      -----------
                                               $ 3,102,154    $  (480,171)   $ 2,621,983      $   690,719
                                               ===========    ===========    ===========      ===========

Bank credit facility                                    $-             $-             $-      $   200,000
Senior notes payable                               957,513       (200,000)       757,513             --
Mortgage notes payable                              23,985           --           23,985             --
Convertible subordinated debentures                204,863           --          204,863             --
Other liabilities                                  103,093        (43,360)        59,733           43,360
Shareholders' equity                             1,812,700       (236,811)     1,575,889          447,359
                                               -----------    -----------    -----------      -----------
                                               $ 3,102,154    $  (480,171)   $ 2,621,983      $   690,719
                                               ===========    ===========    ===========      ===========

(1)  Excludes an HRPT gain on sale of properties of $8.3  million,  or $0.06 per share,  and loss on equity  transaction  of  Hospitality  Properties of $711,000,  or $0.01 per share,  for the six months ended June 30, 1999.


                                  RISK FACTORS


     Your ownership of Senior Housing shares will involve various risks. The following is a listing of the material risks:

There is no established share price for Senior Housing shares and they may trade for less than fair value.


     There is no established share price for Senior Housing shares. The distribution of Senior Housing shares is not being underwritten by an investment bank or otherwise. The Senior Housing shares will be traded on the NYSE but we do not know the price at which they will trade. We do not know if an active market for Senior Housing shares will develop. Accordingly, Senior Housing shares' trading price may not reflect their fair value.


Some of Senior Housing's tenants have experienced problems which may impair their abilities to pay rent.

     Some of Senior Housing's tenants have recently reported significant losses. Mariner Post-Acute Network, Inc. , which leases 11% of Senior Housing's investments and pays 18% of Senior Housing pro forma rents, reported a loss of $405.7 million for the quarter ended June 30, 1999. Integrated Health Services, Inc. , which leases 29% of Senior Housing's investments and pays 30% of Senior Housing pro forma rents, reported a loss of $4.6 million for the quarter ended June 30, 1999. Genesis Health Ventures, Inc. , which leases 2% of Senior Housing's investments and pays 2% of Senior Housing's pro forma rents, reported a loss of $1.0 million for the quarter ended June 30, 1999. One of Senior Housing's smaller tenants, The Frontier Group, a privately held company which leases 2% of Senior Housing's investments and pays 2% of Senior Housing's pro forma rents, filed on July 14, 1999 for reorganization under Chapter 11 of the Bankruptcy Code. If these tenants fail to pay rent, Senior Housing may be unable to pay its cash distributions to shareholders or to carry out its business plan. Because leases for multiple properties to an affiliated group of tenants are subject to cross default at the election of Senior Housing, a lease default affecting one property owned by Senior Housing may result in multiple defaults for material amounts of rent.

Some of Senior Housing's properties are subject to burdensome regulations.

     Forty-five percent of Senior Housing's total investments are in healthcare facilities . Investing in healthcare facilities involves the following material risks:

o Complex Regulations. Detailed specifications for the physical characteristics of healthcare properties are mandated by various governmental authorities. Changes in these regulations may require major capital expenditures. Because Senior Housing's healthcare properties are triple net leased to tenants, Senior Housing has only limited control over the maintenance of its properties. Senior Housing regularly monitors compliance by its tenants with applicable healthcare regulations. Although Senior Housing has in the past periodically become aware that some tenants may not have been in full compliance with these regulations, Senior Housing is not aware of any pending regulatory action against any of its properties which is likely to prevent their continued operations. Senior Housing's triple net leases require its tenants to comply with applicable regulations affecting its properties. Nevertheless, if its tenants fail to perform these obligations, Senior Housing may be required to do so in order to maintain the value of its investments.


o Dependence on Government Programs. Approximately 57% of the tenant revenues at Senior Housing's properties are paid by Medicare and Medicaid. The Medicare program recently implemented a prospective payment system for skilled nursing facilities, which replaces cost-based reimbursements. The Medicare prospective payment system is being gradually implemented over a three-year period which began on July 1, 1998, and has already had a negative impact upon the income of many nursing homes. Many state Medicaid programs have implemented similar prospective payment systems. The Balanced Budget Act of 1997 restricted the right of operators of healthcare facilities to challenge state Medicaid rates in federal courts. Whenever Medicare or Medicaid rates are reduced, Senior Housing's tenants' ability to pay rent could be jeopardized.

o Special Purpose Buildings. Senior Housing's properties were specifically designed for senior housing. If these properties cannot be operated as senior housing facilities, finding alternative uses for these properties may be difficult and costly.


Senior Housing's ability to grow will depend upon access to capital which is not assured.

     As a REIT, Senior Housing is required to distribute 95% of its taxable income and cannot fund capital needs with income from operations. Senior Housing's growth strategy requires that it raise additional capital to invest in new properties. Senior Housing's ability to raise capital in the future will depend not only upon its performance but also upon capital market conditions which are beyond its control. Moreover, there are several other REITs and finance companies that now aggressively compete to purchase and lease senior housing properties. Accordingly, Senior Housing's growth strategy may not succeed.


Senior  Housing's   investment  advisor  may  have  an  incentive  to  recommend investments to raise fees and there will be other conflicts of interest.


     Conflicts of interest have arisen and will continue to arise in Senior Housing's business, including the following:

o Barry M. Portnoy and Gerard M. Martin, who are Senior Housing's managing trustees, own Reit Management, its investment advisor. Reit Management has approximately 180 employees and has experience acquiring and managing properties for two other publicly owned REITs. Senior Housing believes that the depth of management talent available to it through its advisory contract with Reit Management will provide Senior Housing with a competitive advantage and that the fees payable to Reit Management are commercially reasonable. Nonetheless, Senior Housing did not negotiate its advisory agreement at arms' length. The advisory fee paid to Reit Management will be based in part upon the amount of new investments made by Senior Housing. This fee structure might encourage Reit Management to advocate acquisitions when doing so is not in the best interests of Senior Housing.

o In addition to serving as Senior Housing's managing trustees, Messrs. Portnoy and Martin are managing trustees of HRPT and Hospitality Properties. They also have business interests separate from these other REITs. Similarly, Reit Management also acts as the investment advisor to HRPT and Hospitality Properties and has other business interests. These various business activities will compete for management time.


HRPT may be able to control Senior Housing shareholder decisions.


     Upon completion of the spin-off, HRPT will own 49% of Senior Housing's outstanding shares. Accordingly, HRPT will have a significant influence over Senior Housing shareholder decisions. This influence may result in decisions that may not serve the best interests of Senior Housing's other shareholders.


The spin-off will result in benefits to HRPT which could adversely affect Senior Housing.

     The completion of the spin-off will result in substantial benefits to HRPT, including the following:


o When HRPT transferred its properties to Senior Housing, Senior Housing became indebted to HRPT for $200 million. After the spin-off, Senior Housing will borrow $200 million under its bank credit facility and pay this debt to HRPT. HRPT will not be liable for any of Senior Housing's debt.


o Upon completion of the spin-off, Reit Management will become Senior Housing's investment advisor. Assuming the spin-off is completed on September 30, 1999, the pro forma advisory fee that Senior Housing will pay to Reit Management from the completion of the spin-off through December 31, 1999, the initial term of the agreement, will be approximately $1.0 million, or $3.9 million on an annualized basis. HRPT's advisory fees to Reit Management will be reduced by the same amount.


o HRPT currently owns 26 million of Senior Housing's shares. Upon completion of the spin-off, HRPT will distribute 13.2 million of these shares to its shareholders and will retain 12.8 million shares. By retaining these shares, HRPT will be able to participate in Senior Housing's future success through distributions and any appreciation in Senior Housing's share price.

o HRPT has agreed not to sell any of its Senior Housing shares for one year after the spin-off. If HRPT decides to sell thereafter, these sales could depress the market value of Senior Housing shares.

Ownership limitations and anti-takeover provisions affecting Senior Housing may prevent shareholders from receiving a takeover premium.


     Senior Housing's declaration of trust prohibits any shareholder other than HRPT, Reit Management and their affiliates from owning more than 9.8% of its outstanding common shares. This provision of the declaration of trust may help Senior Housing comply with REIT tax requirements. This provision will also inhibit a change of control of Senior Housing. Its declaration of trust and bylaws contain other provisions that may increase the difficulty of acquiring control of Senior Housing by means of a tender offer, open market purchases, a proxy fight or otherwise, if the acquisition is not approved by Senior Housing's board of trustees. These other anti-takeover provisions include the following:

     o    a staggered board of trustees with three separate classes;

     o the two-thirds majority shareholder vote required for removal of trustees;

     o the availability of additional shares that the board of trustees may authorize and issue on terms that it determines;

     o advance notice procedures with respect to nominations of trustees and shareholder proposals; and

     o the facts that only the board of trustees may call shareholder meetings and that shareholders are not entitled to act without a meeting.

For all of these reasons, Senior Housing's shareholders may be unable to realize a change of control premium for their shares.


Real estate ownership creates risks and liabilities.

     Senior Housing's business will be subject to the following material risks associated with real estate acquisitions and ownership:

     o    casualty losses, some of which may be uninsured;

     o lease expirations which are not renewed or for properties which can only be relet at lower rents;

     o costs relating to maintenance and repair, and the need to make capital expenditures due to changes in governmental regulations, including the Americans with Disabilities Act; and

     o environmental hazards created by tenants or abutters for which Senior Housing may be liable.

Changes at Marriott could adversely affect Senior Housing.

     Forty-two percent of Senior Housing's investments are in properties leased to Marriott. Today we regard Marriott as a strong credit tenant and its leased properties are performing well. Nonetheless, the Marriott leases extend for a long period through 2013. Marriott's financial condition and the performance of its leased properties may change. Because the investment in properties leased to Marriott represents such a large percentage of Senior Housing's total investments, any adverse change in Marriott's financial condition or its operations of the leased properties would adversely affect Senior Housing's ability to pay distributions to shareholders.

The federal income tax treatment of the spin-off is uncertain.

     The Internal Revenue Code does not provide definitive guidance on valuing Senior Housing shares and on taxing REIT spin-offs. We will perform all our tax reporting, including statements sent to the IRS and to you, on the basis of our valuation assumptions and our counsel's opinion on how the spin-off is likely to be taxed. If the IRS successfully challenges our positions on these issues, we may be required to amend our reporting and you may have to pay more federal income taxes.

                                  THE SPIN-OFF

Key Dates

Dates                      Activity


September __, 1999         Prospectus Mailing Date. The date the registration
                           statement of which this prospectus is a part is declared effective by the SEC. We will mail this prospectus to you on or about this date.

September __, 1999         Record Date.  HRPT  shareholders of record on this
                           date will receive one Senior Housing share for every 10 HRPT shares owned. We expect that a "when issued" market on the NYSE for Senior Housing shares may begin two business days before the record date. If a "when issued" market develops for Senior Housing shares, HRPT shares will begin to trade "when issued/ex distribution."

September __, 1999         Distribution  Date.  We  expect  to  deliver  13.2
                           million   shares   of   Senior   Housing   to  the
                           distribution  agent on this date, and the spin-off
                           will be  completed.  If you hold HRPT  shares in a
                           brokerage account, your Senior Housing shares will
                           be  credited  to your  account.  If you hold  HRPT
                           shares  in   certificated   form,  a   certificate
                           representing your Senior Housing shares will be mailed to you; the mailing process is expected to take about 30 days. If a "when issued" and "when issued/ex distribution" market has developed for Senior Housing and HRPT shares, respectively, it will cease on this date; and thereafter those shares will trade in the regular way.



Distribution Agent

     The distribution agent for the spin-off is State Street Bank and Trust Company, c/o Boston EquiServe, P.O. Box 8200, Boston, Massachusetts 02266-8200; telephone (800) 426-5523.

Listing and Trading of Senior Housing Shares


     Senior Housing shares have been approved for listing on the NYSE. We expect that trading on a "when issued" basis may commence on or about September ___, 1999. A "when-issued" market will permit you and others to trade Senior Housing shares on the NYSE before the shares are distributed.


     There is not currently a public market for Senior Housing shares. Prices at which the Senior Housing shares may trade cannot be predicted. Until and unless an orderly market for Senior Housing shares develops, the prices at which trading in the shares occurs may fluctuate significantly. The prices at which Senior Housing shares trade may be influenced by many factors, including, among others, the depth and liquidity of the market which develops, investor perception of Senior Housing's business and growth prospects, the market for REIT shares generally, Senior Housing's distribution policy and general market conditions.

Background and Reasons for the Spin-Off


     HRPT was founded in 1986 to invest in senior housing real estate. For the past few years, however, most of our investments have been in commercial office buildings. In 1998 we concluded that a renewed emphasis on senior housing properties was appropriate. We believe there are attractive investment opportunities now available in both commercial office buildings and senior housing. Also in 1998, based upon conversations with our shareholders and with potential investors, we became convinced that many REIT investors prefer to invest in companies that are focused upon one type of property rather than diversified companies.

     In December 1998, we determined to divide HRPT into two separate public companies, one focused upon office buildings and one focused upon senior housing. Our original plan was to distribute one share of Senior Housing to our shareholders for every 10 shares of HRPT owned and to simultaneously complete an initial public offering of an additional 11 million shares of Senior Housing. Recently, we abandoned our plans for an initial public offering of Senior Housing shares. Nonetheless, we continue to believe that two separate companies, one focused upon office buildings and one focused upon senior housing properties, may be able to take better advantage of their respective growth opportunities. For this reason, in July 1999 we determined to proceed with this spin-off. Because we are not selling any shares of Senior Housing at this time, HRPT will retain a larger percentage ownership of Senior Housing than it had planned to retain in December 1998. Our board of trustees has unanimously approved the spin-off as being in the best interests of our shareholders.

Manner of Effecting the Spin-Off

     In order to effect the spin-off, we and Senior Housing have taken and expect to take various actions, including the following:

     o In December 1998 we organized Senior Housing as a Maryland REIT which is 100% owned by HRPT. At the time it was organized, Senior Housing had
         26.4 million shares outstanding. Since that time some of these shares have been cancelled and there are now 26 million shares outstanding.

     o In June and July 1999 we transferred title to 93 senior housing investments to other 100% owned REIT subsidiaries of HRPT. These senior housing subsidiaries were newly created and all their assets and liabilities relate to these 93 investments.

     o In July 1999 Senior Housing accepted a commitment for a new bank credit facility for up to $350 million. This line of credit will be effective upon completion of the spin-off.


     o On September 1, 1999, HRPT transferred 100% of the ownership of its senior housing subsidiaries to Senior Housing. In consideration of these transfers, Senior Housing and one of its subsidiaries agreed to pay $200 million to HRPT. On the date the spin-off is completed 13.2 million shares of Senior Housing will be distributed to HRPT shareholders.


     o Shortly after completion of the spin-off, Senior Housing will borrow $200 million under its bank credit facility and pay its formation debt to HRPT. HRPT intends to use this $200 million to prepay senior debt.

The Transaction Agreement


     In order to evidence the actions necessary to effect the spin-off and to govern their relations after the spin-off, HRPT and Senior Housing entered a transaction agreement . The form of this transaction agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. If you want more information about the actions which have been and will be taken to effect the spin-off or about the agreements between HRPT and Senior Housing concerning their future relations, you should read the entire transaction agreement. The provisions of the transaction agreement are summarized as follows:

     o Interest on the $200 million formation debt from Senior Housing and its subsidiary to HRPT is charged at the same rate as HRPT's weighted average cost of debt. On September 1, 1999, this interest rate was 7.1% per annum.

     o The formation debt will be due and payable by Senior Housing to HRPT within 10 days after the spin-off. If the formation debt is not timely paid Senior Housing will be required to secure this debt.

     o On the spin-off date, HRPT will make an additional capital contribution to Senior Housing, in cash, of $1 million, plus $169,500 times the number of days from and including July 1, 1999, to and excluding the spin-off date.

     o HRPT will indemnify Senior Housing with respect to any liability relating to any property transferred to Senior Housing which arises from litigation pending at the time of the spin-off.

     o Senior Housing will indemnify HRPT from any liability relating to any property transferred by HRPT to Senior Housing which arises after the spin-off.

     o HRPT and Senior Housing have agreed not to compete with each other. Specifically, so long as: (a) HRPT remains a more than 10% shareholder of Senior Housing; (b) HRPT and Senior Housing engage the same investment advisor; or (c) HRPT and Senior Housing have one or more common managing trustees; then


         -- HRPT will not invest in properties involving senior housing without the prior consent of Senior Housing's independent trustees;


         -- Senior Housing will not invest in office buildings, including medical office buildings or clinical laboratory buildings, without the prior approval of HRPT's independent trustees; and

         -- If a particular investment involves both senior housing and office components the character of the investment will be determined by building area, excluding common areas, unless the boards of trustees of both Senior Housing and HRPT otherwise agree at that time. Also, these non-competition provisions will not apply to any investments held by HRPT at the time of the spin-off.

     o HRPT and Senior Housing will cooperate to enforce the ownership limitations in their respective declarations of trust as may be appropriate to continue their tax status as REITs and otherwise.

     o HRPT and Senior Housing will cooperate to file future tax returns including appropriate allocations of taxable income, expenses and other tax attributes.

     o HRPT will not sell any of its retained 12.8 million Senior Housing shares for a period of at least one year following the spin-off without the consent of Senior Housing's independent trustees.

     o HRPT will pay all expenses of the spin-off including the costs of distributing Senior Housing shares to its shareholders, legal and accounting charges, SEC filing fees, NYSE listing fees and the up-front costs of establishing Senior Housing's bank credit facility.

           INFORMATION ABOUT HRPT PROPERTIES TRUST AFTER THE SPIN-OFF


     HRPT is a REIT that acquires, owns and leases office buildings. After the spin-off we will own 175 office buildings which had an original cost of $2.5 billion. Of these, 89 are commercial office buildings which had an original cost of almost $1.6 billion, 28 are buildings leased to the U.S. Government which had an original cost of $446 million and 58 are medical office and biotechnology buildings which had an original cost of $445 million. We will also own 4 million shares of Hospitality Properties and 12.8 million shares of Senior Housing.


HRPT Investments


     Commercial Office Buildings. Almost $1.6 billion of our total investments in office buildings are in multi-tenant commercial buildings. We believe that current business trends have created favorable investment opportunities for commercial office properties: some institutional investors have begun disposing of their direct ownership of properties and investing in more liquid real estate securities; purchasers of distressed properties in the early 1990s are now divesting their improved assets; and many businesses are selling their owned real estate to invest proceeds in core activities. Moreover, unlike many REITs that buy commercial office buildings, our focus is to acquire stabilized office buildings with long term leases to strong credit tenants rather than buildings that might afford turnaround potential because of vacancies or short term leases.


     Government Office Buildings. Over $400 million of our investments in office buildings are in buildings majority leased to the U.S. Government. Most U.S. Government office space requirements are managed by the General Services Administration, the GSA. Most large GSA leases are for initial terms of 10 to 20 years plus renewal options for an additional 5 to 20 years. Many GSA leases permit the Government to terminate by notice given any time after a so-called "firm term." The weighted average remaining firm term for our Government tenants is approximately six years. From 1980 to September 1996, the amount of space leased by the GSA increased from 139 million square feet to 146 million square feet. We believe that the GSA's demand for leased space will continue to be strong as a result of federal budget pressure to limit capital expenditures and the need to use funds available for capital expenditures to modernize GSA-owned buildings, over half of which exceed 50 years of age. Based upon the Government's investments in tenant improvements to our properties, the high cost of relocation and the stability of the missions and space requirements of the Government agencies that occupy our properties, we believe that there is a high probability of GSA lease renewals for our properties through their renewal options, and in many cases beyond those periods. Moreover, because of the locations of many of these Government leased buildings and the high standards to which they have been built, we may be able to lease most of these buildings to commercial users at comparable or higher rents in the event the Government terminates or fails to renew any of these leases.

     Medical and Biotechnology Buildings. Over $400 million of our investments in office buildings are leased to medical providers and to companies engaged in biotech research and development. The largest of our multi-tenant medical office buildings is the Cedars Sinai Medical Towers in Los Angeles, California, which includes 330,715 square feet leased to 115 separate medical practice groups. This property includes two garages with parking for over 1,600 cars and is attached by a footbridge to Cedars Sinai Medical Center, one of the largest hospitals in the western United States. It is our experience that most medical tenants regularly renew leases at locations which are convenient for the physicians and their patients. For example, the Cedars Sinai Medical Towers' current occupancy is almost 100% and, during the early 1990s when many Southern California office properties suffered occupancy declines, the occupancy at this property was never below 91%. Similarly, we currently own several biotech properties in the areas of San Diego, California and Boston, Massachusetts. The tenants at these buildings have often invested large amounts in leasehold improvements which would make their relocation difficult and expensive. Accordingly, it is our expectation that these tenants will regularly renew expiring leases.


     Equity Investment in Hospitality Properties Trust. We have invested $100 million in 4 million common shares of Hospitality Properties, which constitute 7.1% of the total Hospitality Properties common shares outstanding. Hospitality Properties is a REIT in the business of owning hotels and leasing them to hotel operating companies. We organized Hospitality Properties in February 1995 as an outgrowth of our relationship with Host Marriott Corporation and Marriott International, Inc., which arose from our previous investment in retirement communities leased to Marriott International. Since August 1995, Hospitality Properties has successfully completed several public offerings of shares and on September 1, 1999, had a total market capitalization of $1.9 billion. Hospitality Properties currently owns or has commitments to purchase 210 hotels, which are located in 35 states and contain 28,451 rooms. We receive distributions on our Hospitality Properties shares at the current annual rate of $2.76 per share. Our financial reports include our share of Hospitality Properties' operating results using the equity method of accounting. Hospitality Properties shares are listed on the NYSE, and on September 1, 1999 the last reported sale price for Hospitality Properties common shares was $25.50 per share.


     Equity Investment in Senior Housing Properties Trust. After the spin-off HRPT will retain 12.8 million shares of Senior Housing, which will constitute 49% of the total Senior Housing shares outstanding. Senior Housing is expected to pay distributions at an initial annual rate of $2.40 per share. HRPT's financial reports will include Senior Housing operating results using the equity method of accounting. HRPT does not intend to invest additional money in Senior Housing, and as Senior Housing grows its investments and issues additional shares to raise capital we expect that HRPT's ownership percentage of Senior Housing will decline. We have agreed not to sell these shares, without the consent of Senior Housing's independent trustees, for a period of one year following the spin-off transaction. Thereafter, depending upon market conditions, HRPT may sell these shares to raise capital to invest in additional office buildings.


     Pending Acquisitions. As of September 1, 1999 we had entered into purchase agreements to acquire 13 additional office properties for $81.4 million. We expect to buy these properties during the remainder of 1999, subject to the satisfactory completion of our diligence. In the normal course of our business we regularly evaluate opportunities to acquire properties. We currently have several investment opportunities under consideration. We may acquire additional office buildings involving material amounts in the future.

     Development Activities. HRPT regularly has several million dollars worth of construction activity underway. Most of this work is tenant fit out, repairs, maintenance and redevelopment types of construction activities. We believe that we have the capacity to develop commercial office buildings, but to date we have not done any speculative development. We currently own a large tract of land in Austin, Texas and another tract of land in the area of Pittsburgh,
Pennsylvania's new airport which are appropriate for office building development. Also, several of the office buildings we own have sufficient adjacent land for new office development. The two large sites and all of the development sites we own are ancillary investments to existing, fully developed office buildings. We are currently exploring the possibility of doing build-to-suit developments on some of our developable land. We estimate that land we own can support development of approximately 2.9 million square feet of new office space.

Location of HRPT Office Buildings


     We own 175 office buildings located in 27 states and the District of Columbia.

[Graphic Omitted - Map of United States showing location of HRPT office buildings by state]


                                No. of                                                    No. of
          State               Buildings          Investment           State              Buildings           Investment
          -----               ---------          ----------           -----              ---------           ----------
                                                   (000s)                                                      (000s)
Alaska                              1               $1,000        New Hampshire                  1             $22,147
Arizona                             6               51,475        New Jersey                     4              29,947
California                         18              254,278        New Mexico                     6              30,298
Colorado                            2               20,931        New York                       9             266,270
Connecticut                         2               14,326        Ohio                           1              15,275
Delaware                            2               58,931        Oklahoma                       6              46,262
District of Columbia                5              207,855        Pennsylvania                  23             582,548
Florida                             4               11,618        Rhode Island                   1               8,010
Georgia                             1                2,984        Tennessee                      1              22,325
Kansas                              1                5,949        Texas                         28             326,315
Maryland                            8              164,013        Virginia                       4              54,107
Massachusetts                      29              169,799        Washington                     2              21,388
Minnesota                           7               68,504        West Virginia                  1               4,898
Missouri                            1                7,776        Wyoming                        1              10,318
                                                                                         -----------      --------------
                                                                  Total                        175          $2,479,547
                                                                                         ===========      ==============


     We intentionally diversify our office investments geographically. At the same time, we attempt to acquire multiple properties in selected markets to promote economic efficiencies. We define a market area to include the geographic area which we believe can be efficiently managed from one central location. The market areas of the United States which constitute five percent or more of our total office investments are as follows:




Market Area          No. of Buildings          Investment                    Square Feet
-----------          ----------------          ----------                    -----------
                                                 (000s)

Philadelphia, PA            17               $530,288   (21%)             3,541,006   (19%)
Austin, TX                  25                301,534   (12%)             2,653,088   (15%)
Washington, DC              16                409,322   (17%)             2,177,901   (12%)
Boston, MA                  30                191,946    (8%)             1,603,149    (9%)
Southern CA                 17                250,351   (10%)             1,126,171    (6%)


HRPT Tenants


     HRPT prefers to lease its properties to strong credit tenants. Our largest tenant is the U.S. Government. Fifty- two percent of our office rent is derived from companies whose senior unsecured obligations are rated investment grade. Ten percent of our office rent comes from other public companies that are not rated investment grade but for whom credit evaluation information is readily available. Approximately 27% of our private company tenants are large law, accounting and professional service firms which we believe have strong credit characteristics but which are not investment grade rated.



                                                               Percentage of
Tenant                                                        Office Rent (1)
------                                                        ---------------

U.S. Government........................................            18.5%

Other investment grade tenants.........................             33.9

Other publicly owned tenants...........................             10.0

Subtotal investment grade and
    publicly owned tenants.............................             62.4

Other tenants..........................................             37.6
                                                                 -------

Total..................................................            100.0%
                                                                 =======





     (1) Percentage of office rent is based on leases in effect on July 31, 1999. About 71% of our office rent is gross rent; 10% of our office rent is net rent; most of our Government leases require modified gross rent. Accordingly, the data shown in this table is not necessarily indicative of contributions to our net operating income.

Other than the U.S. Government, no tenant accounts for more than 5% of our office rents. The following is a list of all our other tenants who are responsible for 1% or more of our rents:

                                                              Percentage of
                    Tenant                                      Office Rent
                    ------                                    --------------
                SmithKline Beecham plc                              4.0%
                Health Insurance Plan of New York                   2.8%
                Solectron Corporation                               2.7%
                FMC Corporation                                     2.4%
                PNC Bank Corp.                                      2.2%
                Mellon Bank Corporation                             2.0%
                Motorola, Inc.                                      1.9%
                Ballard Spahr Andrews &
                  Ingersoll, LLP                                    1.6%
                Chase Corporation                                   1.6%
                Fallon Health Clinics, Inc.                         1.4%
                Raytheon Company                                    1.4%
                Cedars Sinai Medical Center                         1.3%
                Marsh & McLennan Companies, Inc.                    1.3%
                The Limited, Inc.                                   1.2%
                Capital Cities Media, Inc.                          1.1%

HRPT Lease Expirations


     HRPT generally prefers to enter into longer term leases with periodic rent adjustments rather than short term or fixed rate leases. The following table sets forth the percentage of our office rent and occupied square feet represented by leases that expire in the years indicated.


                                                                                                 Percentage
                             Office Rent(1)        Percentage of            Occupied             of Occupied
   Year                          (000s)             Office Rent          Square Feet(2)          Square Feet
   ----                           ----              -----------          -----------             -----------

1999                            $7,194                 2.0%                  249,433                 1.4%
2000                            24,095                 6.6%                1,008,413                 5.7%
2001                            43,906                12.0%                1,787,704                10.1%
2002                            28,980                 7.9%                1,225,962                 6.9%
2003                            44,470                12.2%                1,819,422                10.2%
2004                            40,046                10.9%                1,831,473                10.3%
2005                            30,551                 8.4%                1,565,720                 8.8%
2006                            25,732                 7.0%                1,247,197                 7.0%
2007                            22,923                 6.3%                1,428,692                 8.0%
2008                             7,392                 2.0%                  306,789                 1.7%
2009 and thereafter             90,415                 24.7%               5,320,862                29.9%
                              --------                -----               ----------               -----
Totals                        $365,704                100.0%              17,791,667               100.0%
                              ========                =====               ==========               =====


(1)  Office rent represents  rents due under leases that existed as of July 31, 1999. Total rent for office  properties for the year ended December 31, 1998, was  $245,955,000,  and total rent for office  properties  for the six months ended June 30, 1999 was  $158,889,000.  About 71% of our office rent is gross rent; 10% of our office rent is net rent;  most of our  Government  leases require  modified  gross  rent.  Accordingly,  the rent shown in this table is not  necessarily indicative of contributions to our net operating income.
(2)  Represents  square feet occupied as of July 31, 1999. This 17.8 million square feet of occupied space accounts for 98% of our total office space available for rent.



HRPT Management

     After the spin-off, the trustees and executive officers of HRPT will be as follows:

Name                                    Age      Position
----                                    ---      --------


Barry M. Portnoy...................      54      Managing Trustee (term will expire in 2002)

Gerard M. Martin...................      64      Managing Trustee (term will expire in 2000)
Rev. Justinian Manning, C.P........      73      Independent Trustee (term will expire in 2000)
Patrick F. Donelan.................      57      Independent Trustee (term will expire in 2001)
Vacancy............................              Independent Trustee (term will expire in 2002)
John A. Mannix.....................      43      President and Chief Operating Officer
John Popeo.........................      39      Treasurer, Chief Financial Officer and Secretary
David M. Lepore....................      38      Senior Vice President


     Barry M. Portnoy has been a managing trustee of both HRPT and Hospitality Properties since their organization in 1986 and 1995, respectively. Mr. Portnoy is also a Director and 50% owner of Reit Management. Mr. Portnoy has been actively involved in real estate and real estate finance activities as an attorney, investor and manager for over 20 years. Mr. Portnoy was a partner in the law firm of Sullivan & Worcester LLP, Boston, Massachusetts from 1978 through March 31, 1997, and he served as Chairman of that firm from 1994 through March 1997.

     Gerard M. Martin has been a managing trustee of both HRPT and Hospitality Properties since their organization in 1986 and 1995, respectively. Mr. Martin is also a Director and 50% owner of Reit Management. Mr. Martin has been active in the real estate and senior housing industries as a developer, owner and manager for approximately 30 years. During the past five years, Mr. Martin's principal employment has been as a managing trustee of HRPT and Hospitality Properties.

     The Reverend Justinian Manning, C.P. has been, since September 1990, the pastor of St. Gabriel's parish in Brighton, Massachusetts. He is also on the Board of Directors of Charlesview, a low and moderate income housing program. He is past Treasurer and a former Director of St. Paul's Benevolent, Educational and Missionary Institute, a New Jersey corporation, which oversees foundations in various states and the Institute's Overseas Missions. He was formerly on the Board of Directors of St. Paul's Monastery Manor in Pittsburgh, Pennsylvania, a congregate housing facility. He belonged to the Provincial Council of the Passionist Provincialate and is the former Director of Consolidation for the Community.

     Patrick F. Donelan has been since 1998 a Director of Dresdner Kleinwort Benson, and since 1996 an Executive Vice President of Dresdner Kleinwort Benson North America LLC, a New York based bank, which is a subsidiary of Dresdner Bank AG of Germany. Prior to 1996 Mr. Donelan was Chairman of Kleinwort Benson North America, Inc., a subsidiary of Kleinwort Benson Ltd. of England, which was acquired by Dresdner Bank AG in 1995.

     Vacancy. Currently our third independent trustee is Dr. Bruce Gans. Upon completion of this spin-off Dr. Gans will resign from HRPT and be elected an independent trustee of Senior Housing. We intend to elect a third independent trustee after Dr. Gans resigns, but we have not yet selected anyone to fill this position.

     John A. Mannix will become our President and Chief Operating Officer upon completion of the spin-off. Mr. Mannix has served as our Executive Vice President since May 1998. Mr. Mannix has been a Vice President of our investment advisor, Reit Management, and its affiliates since 1989. Mr. Mannix is a member of the Urban Land Institute.

     John Popeo will become our Treasurer, Chief Financial Officer and Secretary upon completion of the spin- off. Mr. Popeo has been the Treasurer and Chief Financial Officer of Reit Management since 1997. Prior to 1997, he was employed by The Beacon Companies from 1988 through 1992 and as Vice President and Controller from 1996 through 1997. From 1992 through 1996 he was employed by First Winthrop Corp. as

Vice President and Controller. Mr. Popeo has held various positions in the real estate industry from 1985 through 1988, prior to which he was employed by the public accounting firm of Laventhol and Horwath. Mr. Popeo is a certified public accountant.

     David M. Lepore is our Senior Vice President. Mr. Lepore is responsible for building operations, leasing and acquisition diligence for our properties. Mr. Lepore has been employed in various capacities by our investment advisor, Reit Management, since 1992. Prior to 1992 he was employed by The Beacon Companies. Mr. Lepore is a member of Building Owners and Managers Association and is a certified Real Property Administrator.

Additional Information About HRPT

     If you would like more information about HRPT than is included in this prospectus, you should study the public information which we have filed with the SEC.

                INFORMATION ABOUT SENIOR HOUSING PROPERTIES TRUST

General

     Senior Housing is a REIT organized under Maryland law to acquire, own and lease senior apartments, congregate communities, assisted living properties and nursing homes. Senior Housing owns 93 properties which have 13,571 units and are leased to nine different tenants.

Growth Strategy

     The population of the United States is aging. Senior Housing believes that this demographic fact will increase the demand for existing senior apartments, congregate communities, assisted living properties and nursing homes and encourage development of new properties. Senior Housing's basic business plan is to profit from the increasing demand in two ways. First, Senior Housing intends to purchase additional properties and lease them at initial rents that are greater than its costs of acquisition capital. Second, Senior Housing intends to structure leases that provide for periodic rental increases based in part upon gross operating revenue increases at its properties.


     A primary purpose of the spin-off is to form a new REIT with a strong core of senior housing real estate and a management team dedicated to take advantage of present market conditions. To facilitate these efforts two senior officers of Senior Housing's investment advisor will devote approximately 75% of their business time to growing Senior Housing's business. David J. Hegarty is currently the President and Chief Operating Officer of both Reit Management and HRPT and a Director of Reit Management. Ajay Saini is currently a Vice President of Reit Management and Treasurer and Chief Financial Officer of HRPT. Upon completion of the spin-off, Messrs. Hegarty and Saini will resign their positions at HRPT and assume similar positions at Senior Housing. Mr. Hegarty will remain an officer and a Director of Reit Management and Mr. Saini will remain an officer of Reit Management. Other personnel of Reit Management including Senior Housing's managing trustees, Messrs. Portnoy and Martin, will also devote a significant part of their time to assist in Senior Housing's growth efforts.


     Senior Housing believes that current market conditions make a focus on senior housing investments appropriate at this time for the following reasons:

     o A large number of new properties developed by start up assisted living companies during the past few years have been completed and are now available for investment with limited start up risks.

     o The current shortage of debt and equity capital for real estate investments associated with healthcare has reduced the financing options available to all senior housing property owners and limited the amount of new development activities being undertaken.

     o The combination of the foregoing circumstances has made prices of senior housing properties, especially nursing homes, more attractive than they have been during the past three years.


     Senior Housing will use bank loans initially to fund its acquisitions. Periodically, Senior Housing will repay the bank loans with long term debt or equity issuances. For more information about Senior Housing's bank credit facility, see "Senior Housing Policies--Financing Policies" on page] 63 of this prospectus.


History and Management


     Senior Housing is currently a 100% owned subsidiary of HRPT. There are 26 million shares of Senior Housing outstanding. As part of the spin-off HRPT will distribute 13.2 million Senior Housing shares to HRPT's shareholders on the basis of one Senior Housing share for every 10 HRPT shares owned on the record date of September ___, 1999. After the spin-off Senior Housing will be a separate public company, 51% owned by the public and 49% owned by HRPT, and Senior Housing's shares will trade on the NYSE. For more information about the formation of Senior Housing, see "The Spin-Off" on page 17 of this prospectus.


     Senior Housing's operations will be conducted by its investment advisor. The investment advisor has approximately 180 full time employees, including a headquarters management staff, four regional offices and other personnel located throughout the United States. Based upon 13 years of investing and managing senior housing real estate through HRPT and four years of operating Hospitality Properties, Reit Management and its principals have experience in managing REITs to produce increasing distributions and have extensive contacts in the senior housing industry. Senior Housing believes that this experience and these contacts will allow Senior Housing to keep abreast of industry developments and learn of business opportunities as they occur.


     The principals of Reit Management, Barry M. Portnoy and Gerard M. Martin, founded HRPT in 1986 as a public company with $63 million invested in seven healthcare properties leased to two tenants. Since 1986, under the direction of Messrs. Portnoy and Martin and other personnel of Reit Management, HRPT has made 51 consecutive quarterly distributions and has increased its distribution rate 13 times. In 1995 Reit Management organized Hospitality Properties, a REIT that invests in hotel properties. At its initial public offering in August 1995, Hospitality Properties had $329 million invested in 37 hotels leased to one tenant. Since it was founded in 1995, Hospitality Properties has raised approximately $2 billion of capital, paid 16 consecutive quarterly distributions and increased its distribution rate 11 times. You should note that the past success of Reit Management and its affiliate in managing HRPT and Hospitality Properties is not necessarily indicative of what Senior Housing's performance will be. In particular, HRPT and Hospitality Properties have operated in market conditions which are substantially different from the market conditions in which Senior Housing will operate.


Senior Housing Real Estate Market

     Demand Growth. Senior Housing believes that three important demographic trends will increase demand for senior apartments, congregate communities, assisted living properties and nursing homes for the foreseeable future:

o First, the U.S. Census Bureau has projected that the U.S. population over age 85 will increase from 3.1 million in 1990, to 4.3 million in 2000, to
     5.7 million in 2010 and to 6.5 million in 2020. As people age they have an increasing need for the type of assistance with daily living activities that is provided in senior apartments, congregate communities, assisted living properties and nursing homes. This is because old age is usually accompanied by various physical disabilities and because the aging process sometimes is accompanied by Alzheimer's disease and other forms of dementia that require specialized, secure housing.

o Second, societal changes during the past 35 years in the U.S. have made senior housing more often required than in historical periods. The increasing percentage of women working away from their homes, the high divorce rate and societal mobility have all combined to make traditional arrangements of family care for aging relatives less available. These social trends show no sign of reversal in the foreseeable future.

o Third, economic factors appear to encourage demand for specialized senior housing properties. Although some people extol the benefits of homemaker services and home healthcare, it is generally more economically efficient to congregate the elderly in properties with specialized services than to bring those services to diverse locations. Similarly, the cost containment pressure to reduce lengths of stay for the elderly in high cost specialized properties such as hospitals has increased the need for intermediate care properties.

     Payment Issues. Since the introduction of the Medicare and Medicaid programs in the late 1960s, governments have become the principal payment source for senior housing properties in which healthcare services are provided, such as nursing homes. In the past few years a number of federal and state laws have been enacted to reduce the growth of Medicare and Medicaid expenditures. These laws have made it less profitable to own and operate senior housing properties in which healthcare services are provided.

     Senior Housing believes that the net effect of the increasing demand for senior housing properties and the payment limitations in the Medicare and Medicaid programs may make it increasingly profitable to own and operate senior housing properties which are able to attract residents who use private resources to pay occupancy costs and increasingly less profitable to own and operate senior housing properties which depend upon the Medicare and Medicaid programs.

Types of Properties

     Senior Housing expects to invest in properties which offer four types of senior housing accommodations, including some properties that combine more than one type in a single building or campus.


     Senior Apartments. Senior apartments are marketed to residents who are generally capable of caring for themselves. Residence is generally restricted on the basis of age. Purpose built properties may have special function rooms, concierge services, high levels of security and centralized call buttons for emergency use. Tenants at these properties who need healthcare or assistance with the activities of daily living are expected to contract independently for those services with homemakers or home healthcare companies.

     Congregate Communities. Congregate communities also provide a high level of privacy to residents and require residents to be capable of relatively high degrees of independence. Unlike a senior apartment property, a congregate community usually bundles several services as part of a regular monthly charge--for example, one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service charge basis. In some congregate communities, separate parts of the property are dedicated to assisted living or nursing services.

     Assisted Living Properties. Assisted living properties are typically comprised of one bedroom suites which include private bathrooms and efficiency kitchens. Services provided usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24 hour availability of assistance with the activities of daily living such as dressing and bathing. Professional nursing and healthcare services are usually available at the facility on call or at regularly scheduled times. Since the early 1990s there has been an explosive growth in the number of small public companies developing purpose built assisted living properties. Many of those properties have recently been completed and are now fully occupied and appropriate investments for Senior Housing.

     Nursing Homes. Nursing homes generally provide extensive nursing and healthcare services similar to those available in hospitals, without the high costs associated with operating theaters, emergency rooms or intensive care units. A typical purpose built nursing home includes mostly two-bed rooms with a separate toilet in each room and shared dining and bathing facilities. Some private rooms are often available for those residents who can afford to pay higher rates or for patients whose medical conditions require segregation. Nursing homes are generally staffed by licensed nursing professionals 24 hours per day.

     During the past few years nursing home owners and operators have faced two significant business challenges. First, the rapid expansion of the assisted living industry which started in the early 1990s has attracted a number of residents away from nursing homes. This was especially significant because the residents who elected assisted living facilities had often previously been the most profitable residents in the nursing homes--residents who required a lesser amount of care and who were able to pay higher private rates rather than government rates. According to a 1998 study by SMG Marketing Group, Inc., the average occupancy of U.S. nursing homes declined from 93% in 1994 to about 88% in 1997.

     The second major challenge arose as a result of Medicare and Medicaid cost containment laws beginning in 1994, particularly 1997 federal legislation that required the Medicare program to implement a prospective payment program for various subacute services provided in skilled nursing homes. Implementation of this Medicare prospective payment program began on July 1, 1998. Prior to the prospective payment program Medicare paid nursing home operators based upon audited costs for services provided. The prospective payment system sets Medicare rates based upon government estimated costs of treating specified medical
                                       30
conditions. Although it is possible that a nursing home may increase its profit if it is able to provide quality services at below average costs, Senior Housing believes that the effect of the new Medicare rate setting methodology will be to reduce the profitability of Medicare services in nursing homes. This belief is based on similar Medicare changes that were implemented for hospitals during the 1980s. Several of Senior Housing's tenants have recently reported significant operating losses, particularly Mariner Post-Acute Network, Inc., Integrated Health Services, Inc. and Genesis Health Ventures, Inc.


     Starting in 1995 HRPT formed the opinion that the market value of nursing home properties did not adequately reflect the negative impact of then current and emerging market conditions. For this reason beginning in 1996 HRPT began to limit its nursing home purchases and to dispose of nursing home properties which were dependent upon subacute services paid by Medicare. Senior Housing now believes that the market is in the process of taking account of these factors and adjusting the prices of nursing home properties. Senior Housing also believes that the demographic factors described above combined with the adjusted pricing levels may make nursing home properties attractive investments at this time. Senior Housing expects to focus its future assisted living and nursing home investments in facilities that have a high percentage of non-government revenues. When Senior Housing invests in assisted living properties and nursing homes that are dependent upon government revenues it will attempt to set the purchase prices and rents at levels which are securely covered by existing and projected cash flows from its tenants' operations.


Government Regulations and Rate Setting

     Senior Apartments. Generally, government programs do not pay for housing in senior apartments. Rents are paid from the residents' private resources. Accordingly, the government regulations that apply to these types of properties are generally limited to zoning, building and fire codes, Americans with Disabilities Act requirements and other life safety type regulations applicable to residential real estate. Government rent subsidies and government assisted development financing for low income senior housing are exceptions to these general statements. The development and operation of subsidized senior housing properties are subject to numerous governmental regulations. While it is possible that Senior Housing may purchase and lease some subsidized senior apartment properties, it does not expect these investments to be a major part of its future business, and today it owns no properties where rent subsidies are applicable.

     Congregate Communities. Senior Housing understands that generally government benefits are not available to congregate communities and the resident charges in these properties are paid from private resources. However, a number of Federal Supplemental Security Income program benefits pay housing costs for elderly or disabled residents to live in these types of residential facilities. The Social Security Act requires states to certify that they will establish and enforce standards for any category of group living arrangement in which a significant number of supplemental security income residents reside or are likely to reside. Categories of living arrangements which may be subject to these state standards include congregate facilities and assisted living properties. Because congregate communities usually offer common dining facilities, in many locations they are required to obtain licenses applicable to food service establishments in addition to complying with land use and life safety requirements. In many states, congregate communities are licensed by state health departments, social service agencies, or offices on aging with jurisdiction over group residential facilities for seniors. To the extent that congregate communities maintain units in which assisted living or nursing services are provided, these units are subject to applicable state regulations. In some states, insurance or consumer protection agencies regulate congregate communities in which residents pay entrance fees or prepay other costs.

     Assisted Living. According to the National Academy for State Health Policy, by early 1999, 32 states provided Medicaid payments for residents in some assisted living properties under waivers granted by the Health Care Finance Administration of the U.S. Department of Health and Human Services or under Medicaid state plans and three other states are planning to do so. Because rates paid to assisted living property operators are lower than rates paid to nursing home operators some states use this waiver program as a means of lowering the cost of services for residents who may not need the higher intensity of medical care provided in nursing homes. States that administer Medicaid programs for assisted living facilities are responsible for monitoring the services at and physical conditions of the participating properties. Different states apply different standards in these matters, but generally Senior Housing believes these monitoring processes are similar to the concerned states' inspection processes for nursing homes.

     Because of the large number of states using Medicaid to purchase services at assisted living properties, it is not surprising that a majority of states have adopted licensing standards applicable to assisted living facilities. According to a 1998 study by the National Academy for State Health Policy, 33 states had taken steps to implement assisted living policies as of June 1998, and 11 others had instituted processes to study the issue. According to the National Conference of State Legislatures, 32 states planned to consider legislation related to assisted living during 1999. State regulatory models vary; there is no national consensus on a definition of assisted living, and no uniform approach by the states to regulating assisted living facilities. Some state licensing standards apply to assisted living facilities whether or not they accept Medicaid funding. Moreover, the 1998 National Academy for State Health Policy study referenced above found that several states require certificates of need from state health planning authorities before new assisted living properties may be developed. Also, the study found that three states have adopted moratoria on the development of new assisted living facilities. Based on Senior Housing's analysis of current economic and regulatory trends, it believes that assisted living properties that become dependent upon Medicaid payments for a majority of their revenues will decline in value because Medicaid rates will fail to keep up with increasing costs. For the same reason, Senior Housing also believes that assisted living properties located in states that adopt certificate of need requirements or otherwise restrict the development of new assisted living properties will increase in value because these limitations upon development will help ensure higher occupancy and higher non-governmental rates. Accordingly, Senior Housing intends to focus new investments in assisted living properties that are not overly dependent upon governmental revenues and that are in areas where there are barriers to competition created by certificate of need laws or otherwise.

     One federal government study was recently completed and another is currently underway to provide background information and make recommendations regarding the regulation of, and the possibility of increased governmental funding for, the assisted living industry. In April 1999, the General Accounting Office issued a report to the Senate Special Committee on Aging and the Committee held hearings on consumer protection and quality of care issues in assisted living facilities. The GAO studied assisted living facilities in four states and found a variety of residential settings serving a wide range of resident health and care needs. The GAO found that providers often give consumers insufficient information to determine whether a particular facility can meet their needs and that state licensing and oversight approaches vary widely. The GAO anticipates that as the states increase the use of Medicaid to pay for assisted living, federal financing will likewise grow, and these trends will focus more public attention on the place of assisted living in the continuum of long-term care and upon state standards and compliance approaches. The second study is being conducted by the Department of Health and Human Services' Assistant Secretary for Planning and Evaluation and is expected to touch upon all aspects of the assisted living industry including quality of care and financing. The 1998 National Academy for State Health Policy study referenced above and an April 1999 report on a national survey of assisted living facilities are part of this second study, which is expected to be completed during 1999. Senior Housing cannot predict whether these studies will result in governmental policy changes or new legislation, or what impact any changes may have. Based upon its analysis of current economic and regulatory trends, Senior Housing does not believe that the federal government is likely to have a material impact upon the current regulatory environment in which the assisted living industry operates unless it also undertakes expanded funding obligations; and Senior Housing does not believe a materially increased financial commitment from the federal government is presently likely. However, it does anticipate that assisted living facilities will increasingly be licensed and regulated by the various states, and that with the absence of federal standards, the states' policies will continue to vary widely.

     Nursing Homes. About 67% of all nursing home revenues in 1997 came from government Medicare and Medicaid programs. Nursing homes are also among the most highly regulated businesses in the country. The federal and state governments regularly monitor the quality of care provided at nursing homes and regularly inspect the physical condition of nursing home properties. These periodic inspections and occasional changes in life safety and physical plant requirements sometimes require nursing home owners to spend money for capital improvements. These mandated capital improvements have in the past usually resulted in Medicare and Medicaid rate adjustments, albeit on the basis of amortization of expenditures over extended useful lives of the improvements. However, under the new Medicare payment system capital costs are part of the prospective rate and will not be facility specific. Other recent legislative and regulatory actions with respect to state Medicaid rates and the Medicare prospective payment system which began being phased in during 1998 are limiting the reimbursement levels for some nursing home and other eldercare services. At the same time federal enforcement and oversight of nursing homes is increasing, thereby making licensing and certification of these facilities more rigorous. These actions have adversely affected the revenues and increased the expenses of many nursing home operators, including several of Senior Housing's tenants.


     The federal Health Care Financing Administration, HCFA, has begun to implement an initiative to increase the effectiveness of Medicare/Medicaid nursing facility survey and enforcement activities. HCFA's initiative follows its July 1998 report to Congress on the effectiveness of the survey and enforcement system, several March 1999 reports by HCFA's Office of Inspector General concerning quality of care in nursing homes, a July 1998 General Accounting Office investigation which found inadequate care in a significant proportion of California nursing homes, a March 1999 GAO report which recommended that HCFA and the states strengthen their compliance and enforcement practices to better ensure that nursing homes provide adequate care, and recent hearings by the Senate Special Committee on Aging on these issues. HCFA plans to focus survey and enforcement efforts at nursing homes with repeat violations of Medicare/Medicaid standards, including chain-operated facilities with patterns of noncompliance. HCFA also plans to require state agencies to use enforcement sanctions and remedies more promptly and effectively when substandard care is identified. HCFA is increasing its oversight of state survey agencies. In addition HCFA has adopted new regulations expanding federal and state authority to impose civil money penalties in instances of noncompliance. Medicare/Medicaid survey results for each nursing home are being posted on the internet. Federal efforts to target fraud and abuse by Medicare and Medicaid providers have also increased. An adverse determination concerning any tenant's license or eligibility for Medicare or Medicaid reimbursement could restrict its ability to pay rent.


     Most states also limit the number of nursing homes by requiring developers to obtain certificates of need before new facilities may be built. Even in those states such as California and Texas that have eliminated certificate of need laws, the state health authorities usually have retained other means of limiting new nursing home development. Examples of these other means are the use of licensing laws or limitations upon participation in the state Medicaid program. Senior Housing believes that these governmental limitations generally make nursing home properties more valuable by extending their useful lives and limiting competition.

Competition

     Several REITs which own apartments have focused some of their investments on senior apartments. In addition, there are several publicly owned REITs that today focus upon investing in healthcare real estate. Also, some asset based finance companies and banks have marketing programs to provide sale leaseback and mortgage financing for these types of properties. Some of these competitors have resources that are greater than those which Senior Housing has and some have a lower cost of capital. For example, Pacific Gulf Properties, Inc. is an established REIT with $876 million in total assets that develops and owns senior housing properties. Healthcare Property Investors, Inc., with assets of $1.5 billion, and Nationwide Health Properties, Inc., with assets of $1.4 billion, both emphasize investments in assisted living properties and both have good access to debt capital because of their investment grade ratings. Also, GMAC, a finance affiliate of General Motors Corporation, has a group of personnel that focus upon making nursing home mortgage loans. Nonetheless, Senior Housing believes that it will be able to successfully compete for new investments for at least five reasons:


     First, Senior Housing will commence business with a large and diversified portfolio of properties that are subject to long term leases.

     Second, unlike most of its competitors, Senior Housing will be exclusively focused on senior housing properties. Senior Housing does not intend to invest in medical office buildings or any properties which do not benefit from the projected aging of the American population.

     Third, current market conditions have created an opportunity for a new market entrant to invest in senior housing properties. A large number of recently developed properties are currently available for purchase. Concerns about the new Medicare prospective payment system have limited capital for new development and have reduced financing alternatives available to some of Senior Housing's competitors and prospective tenants. These same concerns have caused nursing homes to be revalued so that purchase prices and rents can be set at levels which are well covered by current and projected property operations.

     Fourth, Senior Housing's proposed methods of doing business are intended to be attractive to prospective sellers and tenants. Senior Housing intends to do business with sellers and tenants who are unaffiliated with it and to retain the financial flexibility to work with tenants to meet their business requirements. Some of Senior Housing's REIT competitors are under common control with large tenants which compete with other prospective tenants. This fact often makes sellers and tenants reluctant to disclose to their competitors the operating information necessary for a successful transaction. Some of the finance companies that target healthcare property investments and some healthcare REITs that emphasize mortgage lending depend upon the asset backed bond markets for funding. Asset backed financing has historically afforded borrowers and tenants limited flexibility to adjust mortgage or lease terms to accommodate changes in the tenants' businesses during long term leases. Although Senior Housing may borrow on a secured basis, it expects to retain title to all of its property investments in order to be able to work with tenants to meet their business requirements.


     Finally, and perhaps most importantly, Senior Housing's investment advisor, Reit Management, and Messrs. Portnoy, Martin, Hegarty and Saini have experience and contacts in the senior housing real estate market based upon their history of acquiring and managing senior housing investments through HRPT.

                       SENIOR HOUSING DISTRIBUTION POLICY


     After completion of the spin-off, Senior Housing intends to make regular quarterly distributions to shareholders. The initial distribution for the quarter ended September 30, 1999 will be $0.60 per share. Senior Housing intends to maintain this rate for one year following the spin-off unless its operating results differ materially from what it now expects. Senior Housing expects that this distribution rate will exceed its minimum distribution requirement to maintain REIT status and will exceed its earnings. Distributions in excess of earnings represent return of capital for federal income tax purposes. Assuming that its distribution rate remains unchanged for the next year, and that its earnings for this period are as estimated in the table below, Senior Housing estimates that approximately 18% of its annual distributions in its first year of operations will be a return of capital. The percent of annual distributions which will be a return of capital for tax purposes will vary from tax year to tax year. Under current law, distributions in excess of earnings which are a return of capital are not taxable but these amounts reduce a shareholder's basis in his shares, and, accordingly, increase taxable gains when shares are sold. For a more detailed discussion of the tax consequences of Senior Housing's distributions, see "Federal Income Tax and ERISA Consequences" beginning on page 75 of this prospectus.


     The initial distribution rate was set based upon Senior Housing's estimate of the cash available for distribution and FFO it believes it will realize from its existing properties during the year following the spin-off. All future distributions will be set by its board of trustees. When deciding the amount of future distributions Senior Housing expects its board of trustees will primarily consider the actual cash available for distribution and FFO realized and projections of future cash available for distribution and FFO. However, in making these decisions the board may consider capital requirements, the legal requirements that REITs distribute at least 95% of net taxable earnings and other factors the board deems relevant from time to time. The amounts of future cash available for distribution, FFO and distributions are not now known or knowable and they cannot be assured.

     The following table sets forth Senior Housing's calculation of estimated earnings, FFO and cash available for distribution for the twelve months following the spin-off. In making these estimates Senior Housing has started its calculation with historical audited operating results and made adjustments to reflect known events which have occurred and events which it expects to occur at or shortly after the completion of the spin-off. In this calculation no effect is shown from changes in working capital, i.e., changes in current assets or current liabilities, because these changes are not expected to be material. Similarly, except for the $200 million to be borrowed under Senior Housing's bank credit facility, no effect is shown from possible future financing or investing activities because these activities cannot now be estimated. In considering this table you should recognize that FFO and cash available for distribution may not be as good a measure of operating performance as earnings determined according to generally accepted accounting principles, or GAAP. Similarly, FFO and cash available for distribution are not intended to substitute for cash flow determined according to GAAP. Cash available for distribution and FFO are presented because Senior Housing believes they will be a basis used by investors to compare Senior Housing's operating results with those of other REITs, because they were used to set the initial distribution rate and because Senior Housing expects they will be important considerations used by Senior Housing's board of trustees to determine future distributions.

                            Calculation of Estimated Earnings, FFO and Cash Available
                          for Distribution for the Twelve Months following the Spin-Off
                                 (000s except per share amounts and percentages)

                                                                                                       Pro Forma
                                                                                                       ---------


Net income for the year ended December 31, 1998                                                        $52,191
   Plus:  net income for the six months ended June 30, 1999                                             24,543
   Less:  net income for the six months ended June 30, 1998                                            (25,469)
                                                                                                       -------

Net income for the 12 months ended June 30, 1999                                                        51,265

Plus adjusted real estate depreciation for the 12 months following completion of the
   spin-off (1)                                                                                         20,466
                                                                                                       -------

FFO for the 12 months following completion of the spin-off (2)                                          71,731

Net effect of non-cash rents (3)                                                                        (3,076)
                                                                                                       -------

Estimated cash flow from operating activities for the 12 months following completion of
   the spin-off (4)                                                                                    $68,655
                                                                                                       =======

Estimated cash available for distribution for the 12 months following completion of the spin-off       $68,655
                                                                                                       =======

Estimated cash distributions for the 12 months following completion of the spin-off (5)                $62,400
                                                                                                       =======

Initial annual distribution per share (5)                                                                $2.40
                                                                                                       =======

Estimated percentage of distributions in excess of net income for the 12 months following
   completion of the spin-off, i.e., return of capital (6)                                                17.8%
                                                                                                       =======

Distribution payout ratio of estimated cash available for distribution for the 12 months following
   completion of the spin-off (7)                                                                         90.9%
                                                                                                       =======

------------------

(1)  Pro forma real estate  depreciation  for the year ended  December 31, 1998, of $18.5 million plus pro forma real estate  depreciation  for the six months ended June 30, 1999,  of $11.2  million  minus pro forma real estate depreciation for the six months ended June 30, 1998, of $9.2 million.
(2)  Funds from operations or "FFO," as defined in the white paper on funds from  operations  which was approved by the Board of Governors of NAREIT in March 1995, is net income computed in accordance  with GAAP,  before gains or losses from sales of properties and  extraordinary  items,  plus depreciation and amortization and after adjustment for unconsolidated  partnerships and joint ventures. Senior Housing considers FFO to be an appropriate  measure of performance  for an equity REIT,  along with cash flow from  operating  activities, financing  activities  and investing  activities,  because it provides  investors  with an indication of an equity REIT's ability to incur and service debt,  make capital  expenditures,  pay  distributions  and fund other cash needs. Senior Housing computes FFO in accordance with the standards  established by NAREIT which may not be  comparable  to FFO reported by other REITs that do not define the term in  accordance  with the current  NAREIT  definition  or that  interpret the current  NAREIT  definition  differently.  FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of financial performance or the cash flow from operating activities, determined in accordance with GAAP, as a measure of liquidity.
(3)  Represents the difference between annual rental revenue calculated in accordance with GAAP and cash amounts currently being paid by tenants.
(4)  For  purposes  of this  presentation  there are  assumed to be no  significant  sources or uses of cash for investing and financing  activities for the 12 months  following  completion of the spin-off because Senior
     Housing is not now able to estimate these sources and uses.
(5)  Based on a total of 26 million  shares to be  outstanding  after the spin-off  and  assuming no  additional shares are issued and that the distribution rate remains unchanged.

                                                       36


(6)  This  estimated  percentage is calculated as the excess of estimated cash  distributions  for the 12 months following the spin-off of  $62,400,000  over pro forma net income for the 12 months ended June 30, 1999, of
     $51,265,000  divided  by  estimated  cash  distributions  for  the 12  months  following  the  spin-off  of
     $62,400,000.
(7)  The  distribution  payout ratio of estimated  pro forma FFO for the 12 months  following  completion of the spin-off will be 87.0%.



                            SENIOR HOUSING PROPERTIES

     Senior Housing has investments totaling $770 million in 93 properties located in 26 states:

[Graphic Omitted - Map of United States showing location of Senior Housing properties by state]

                            No. of                                                      No. of
     State                Properties          Investment             State            Properties      Investment
     -----                ----------          ----------             -----            ----------      ----------
                                                (000s)                                                  (000s)


Arizona                        6                $42,861           Missouri                 2             $3,788
California                     8                 53,879           Nebraska                10             10,667
Colorado                       8                 34,348           New Jersey               1             13,007
Connecticut                    6                 53,762           New York                 1             10,700
Florida                        5                131,990           North Carolina           3              6,389
Georgia                        4                 12,308           Ohio                     1              3,445
Illinois                       2                 98,742           Pennsylvania             1             15,598
Iowa                           6                  8,207           South Dakota             3              7,589
Kansas                         1                  1,320           Texas                    1             12,410
Louisiana                      1                 18,887           Virginia                 3             57,666
Maryland                       1                 33,080           Washington               2             19,542
Massachusetts                  4                 69,562           Wisconsin                8             33,904
Michigan                       2                  9,135           Wyoming                  3              7,245
                                                                                       -----          ---------
                                                                  Total                   93           $770,031
                                                                                       =====          =========


     The following table presents information about the 93 properties that Senior Housing owns, grouped by tenant:

                                                      Built/                                  Historical Investment
          Location          Property Type          Renovated(1)            Units/Beds(2)           at Cost (3)
          --------          -------------          ------------            -------------           -----------
                                                                                                      (000s)
Marriott International, Inc.

Scottsdale, AZ               Assisted Living           1990                     148                  $9,926
Sun City, AZ                 Assisted Living           1990                     148                  11,916
Laguna Hills, CA             Congregate Care           1991                     402                  31,791
Boca Raton, FL               Congregate Care           1999                     347                  44,836
Deerfield Beach, FL          Congregate Care           1986                     288                  16,935
Fort Myers, FL               Congregate Care           1987                     463                  23,905
Palm Harbor, FL              Congregate Care           1992                     319                  33,863
Port St. Lucie, FL           Assisted Living           1993                     128                  12,451
Arlington Heights, IL        Congregate Care           1986                     363                  36,742
Silver Spring, MD            Congregate Care           1992                     351                  33,080
Bellaire, TX                 Assisted Living           1991                     145                  12,410
Arlington, VA                Congregate Care           1992                     419                  18,889
Charlottesville, VA          Congregate Care           1991                     315                  29,829
Virginia Beach, VA           Assisted Living           1990                     114                   8,948
                                                                          ---------------------------------
                                                                              3,950                 325,521
Brookdale Living Communities, Inc.

Mesa, AZ                     Congregate Care           1985                     185                  14,800
Chicago, IL                  Congregate Care           1990                     341                  62,000
Brighton, NY                 Congregate Care           1988                     103                  10,700
Spokane, WA                  Congregate Care           1993                     200                  14,350
                                                                          ---------------------------------
                                                                                829                 101,850
Mariner Post-Acute Network, Inc.

Phoenix, AZ                  Nursing Home              1984                     127                   3,185
Yuma, AZ                     Nursing Home              1984                     128                   2,326
Yuma, AZ                     Congregate Care           1984                      65                     708
Fresno, CA                   Nursing Home              1985                     180                   3,503
Lancaster, CA                Nursing Home              1994                      99                   3,488
Newport Beach, CA            Nursing Home              1994                     167                   4,128
Stockton, CA                 Nursing Home              1991                     122                   3,136
Tarzana, CA                  Nursing Home              1969                     192                   3,060
Thousand Oaks, CA            Nursing Home              1970                     124                   3,454
Van Nuys, CA                 Nursing Home              1984                      58                   1,319
Lakewood, CO                 Nursing Home              1985                     175                   4,721
Littleton, CO                Nursing Home              1965                     230                   5,576
Concord, NC                  Nursing Home              1990                     110                   2,216
Wilson, NC                   Nursing Home              1990                     119                   2,402
Winston-Salem, NC            Nursing Home              1990                      80                   1,771
Huron, SD                    Nursing Home              1977                     163                   3,256
Huron, SD                    Congregate Care           1968                      59                   1,014
Sioux Falls, SD              Nursing Home              1979                     139                   3,319
Brookfield, WI               Nursing Home              1995                     226                  12,697


           39


                                                      Built/                                  Historical Investment
          Location          Property Type          Renovated(1)            Units/Beds(2)           at Cost (3)
          --------          -------------          ------------            -------------           -----------
                                                                                                      (000s)

Clintonville, WI             Nursing Home              1965                      78                  $1,761
Clintonville, WI             Nursing Home              1969                     109                   1,747
Madison, WI                  Nursing Home              1987                      73                   1,887
Milwaukee, WI                Nursing Home              1983                     215                   5,043
Milwaukee, WI                Nursing Home              1997                     102                   1,601
Pewaukee, WI                 Nursing Home              1969                     237                   3,416
Waukesha, WI                 Nursing Home              1995                     105                   5,752
                                                                          ---------------------------------
                                                                              3,482                  86,486

Integrated Health Services, Inc. (Lease No. 1)

Canon City, CO(4)            Nursing Home/             1984                     157                   6,520
                             Senior Apartments
Colorado Springs, CO         Nursing Home              1996                     132                   5,481
Delta, CO                    Nursing Home              1978                     100                   3,737
Grand Junction, CO           Nursing Home              1986                     120                   4,408
Grand Junction, CO           Nursing Home              1995                      82                   3,905
College Park, GA             Nursing Home              1985                     100                   3,025
Dublin, GA                   Nursing Home              1968                     130                   4,504
Glenwood, GA                 Nursing Home              1972                      62                   1,742
Marietta, GA                 Nursing Home              1973                     109                   3,037
Clarinda, IA                 Nursing Home              1968                     117                   1,823
Council Bluffs, IA           Nursing Home              1963                      62                   1,217
Mediapolis, IA               Nursing Home              1973                      62                   2,121
Pacific Junction, IA         Nursing Home              1978                      12                     343
Winterset, IA (4)            Nursing Home/             1995                     118                   2,703
                             Senior Apartments
Ellinwood, KS                Nursing Home              1972                      59                   1,320
Tarkio, MO                   Nursing Home              1996                      95                   2,455
Ainsworth, NE (5)            Nursing Home              1995                      50                     447
Ashland, NE (5)              Nursing Home              1996                     101                   1,859
Blue Hill, NE (5)            Nursing Home              1996                      81                   1,125
Edgar, NE (5)                Nursing Home              1995                      54                     139
Grand Island, NE             Nursing Home              1996                      80                   1,934
Gretna, NE (5)               Nursing Home              1995                      62                     944
Lyons, NE (5)                Nursing Home              1974                      84                     814
Milford, NE (5)              Nursing Home              1970                      66                     908
Sutherland, NE (5)           Nursing Home              1995                      62                   1,276
Waverly, NE (5)              Nursing Home              1995                      50                   1,221
Laramie, WY                  Nursing Home              1986                     144                   4,022
Worland, WY (4)              Nursing Home/             1996                      99                   3,223
                             Senior Apartments
                                                                         ----------------------------------
                                                                              2,450                  66,253
Integrated Health Services, Inc. (Lease No. 2)

Cheshire, CT (6)             Nursing Home              1971                     210                  $9,459
Waterbury, CT (6)            Nursing Home              1974                     180                  10,941
New Haven, CT (6)            Nursing Home              1971                     195                  17,870
Slidell, LA (7)              Nursing Home              1989                     118                  18,887
Middleboro, MA               Nursing Home              1987                     124                  17,523
Worcester, MA                Nursing Home              1990                     173                  18,769
Boston, MA                   Nursing Home              1985                     201                  24,978
Hyannis, MA                  Nursing Home              1982                     142                   8,292
Howell, MI (7)               Nursing Home              1985                     189                   4,956


                                                     40


                                                      Built/                                  Historical Investment
          Location          Property Type          Renovated(1)            Units/Beds(2)           at Cost (3)
          --------          -------------          ------------            -------------           -----------
                                                                                                      (000s)

Farmington, MI (7)           Nursing Home              1991                     153                   4,179
Canonsburg, PA               Nursing Home              1990                     140                  15,598
                                                                          ---------------------------------
                                                                              1,825                 151,452
Genesis Health Ventures, Inc.

Burlington, NJ               Nursing Home              1994                     150                  13,007
                                                                          ---------------------------------
                                                                                150                  13,007
Private Company Tenants

St. Joseph, MO               Nursing Home              1976                     120                   1,333
Seattle, WA                  Nursing Home              1964                     103                   5,192
Waterford, CT                Nursing Home              1989                     148                   5,253
Killingly, CT                Nursing Home              1989                     190                   6,060
Willimantic, CT              Nursing Home              1989                     124                   4,179
Grove City, OH               Nursing Home              1965                     200                   3,445
                                                                          ---------------------------------
                                                                                885                  25,462
                                                                          ---------------------------------

Total Portfolio                                                              13,571                $770,031
                                                                          =================================

--------------

(1)  The dates  presented  are the later of the date of  original  construction  or the date of  substantial renovation as evidenced by capital expenditures in excess of 20% of HRPT's historical investment.
(2)  Units/beds are a customary measure of property values used in the senior housing industry.
(3)  Represents HRPT's historical costs before depreciation.
(4)  Two properties are located at each of these locations.
(5)  These  properties  are mortgage  investments.  HRPT had nominal  price  purchase  options for all these mortgaged properties which have been assigned to Senior Housing.
(6)  These three properties are managed by Integrated Health.  Under this management  agreement,  Integrated has guaranteed the rent for these  properties and that rent obligation is subject to cross default with other obligations under Integrated's Lease No. 2.
(7)  These properties are mortgage investments. The mortgage collateral secures all Integrated's obligations under Lease No. 2 and the mortgages are subject to cross default with  Integrated's  other  obligations under this lease.


     The following table presents operating information about the occupancy, gross revenues and revenue sources of Senior Housing's properties grouped by leases and the amount of annual rents payable to Senior Housing under these leases:


                                                         Property Level Operating Information(1)
                                                  ----------------------------------------------------
                                                                                      Percentage of
                                                                                    Facility Revenues
                                      Senior                                        from Sources other
                                      Housing       Facility      Facility                than
Tenant                                 Rents       Occupancy      Revenues          Medicare/Medicaid
------                               ---------     ---------     ---------          -----------------
                                     (in 000s)                   (in 000s)

Marriott International, Inc.         $ 30,894          93%         $132,802                94%

Brookdale Living Communities, Inc.     11,074          95%           21,226               100%

Mariner Post-Acute Network, Inc.       16,716          84%          142,423                22%

Integrated Health Services, Inc.
(Lease No. 1)                           8,826          79%           70,419                33%

Integrated Health Services, Inc.
(Lease No. 2)                          18,085          82%           97,294                12%

Genesis Health Ventures, Inc.           1,444          97%            9,141                32%

Private Company Tenants                 3,489          81%           44,954                16%
                                     --------    --------          --------          --------

                                     $ 90,528          86%         $521,786                43%
                                     ========    ========          ========          ========

------------------------------------

(1)  Represents  actual data for the one year period ended June 30,  1999,  except for Marriott data,  which is for the 36 week  period  ended  September  9, 1998,  the most  recent data available to Senior Housing, annualized.  Actual Marriott facility revenue for the 36 week period ended September 9, 1998, was $92.6 million;  for the one year period ended December
     31, 1997,  the most recent full year period for which Marriott data is available to Senior
     Housing,  facility  occupancy was 96%, facility revenue was $128.6 million and the percent of facility revenue from sources other than Medicare/Medicaid was 93%.


                                                  SENIOR HOUSING TENANTS


     Senior Housing's financial condition depends, in part, upon the financial condition of its tenants. Senior Housing's largest tenant is Marriott. Ninety-six percent of Senior Housing's rent is paid by public companies. If you want more information about any of Senior Housing's publicly owned tenants you should study the public information which they have filed with the SEC. The following charts show Senior Housing's mix of tenants on the basis of annual current rent:


                                             By Annual Rent
                                             --------------

o     $91 million total annual
      current rent                           [Graphic  Omitted  - Pie Chart

                                             Marriott International        34%
o     96% of rent comes from                   $30.9 million
      public companies
                                             Brookdale Living Communities  12%
o     34% of rent comes from                   $11.1 million
      Marriott
                                             Mariner Post-Acute Network    18%
o     leases for 99% expire                    $16.7 million
      in 2005 or after
                                             Integrated Health Services    10%
                                              Lease No. 1
                                               $8.8 million

                                             Integrated Health Services    20%
                                              Lease No. 2
                                               $18.1 million

                                             Genesis Health Ventures        2%
                                               $1.4 million

                                             Other Operators                4%
                                               $3.5 million]

Marriott International, Inc.

     Marriott is a NYSE listed company. Marriott's major businesses are developing, operating and managing hotels, senior housing properties and time-share resorts. Senior Housing currently owns 14 congregate communities and assisted living properties with 3,950 units that are leased to subsidiaries of Marriott. The annual rent under this lease is $30.9 million, which is 34% of Senior Housing's total annual rent. Marriott International, Inc. has guaranteed all of these lease obligations to Senior Housing.


     The following table presents summary financial information of Marriott from its Annual Report on Form 10-K for the year ended January 1, 1999, and Quarterly Report on Form 10-Q for the period ended June 18, 1999.

                      Summary Financial Information of Marriott International, Inc.
                                               (in millions)

                                                                                          As of or for the
                                        As of or for the year ended                     24 weeks ended
                                 ------------------------------------------        -----------------------
                                 January 3,      January 2,      January 1,         June 19,      June 18,
                                    1997            1998            1999              1998          1999
                                 ----------      ----------      ----------         --------      --------
Sales                              $5,738          $7,236           $7,968           $3,642         $3,937
Net income                            270             324              390              190            214
Total assets                                        5,161            6,233                           6,559
Debt                                                  422            1,267                           1,178


Integrated Health Services, Inc.

     Integrated is a NYSE listed company. Integrated's major businesses are operating nursing homes and providing home healthcare services. Senior Housing currently owns 27 nursing homes and three senior apartments with 3,205 units that are leased to subsidiaries of Integrated. In addition, Senior Housing has mortgage investments secured by 12 nursing homes with 1,070 units. Annual rent of $22.8 million and interest of $4.1 million total to $26.9 million, or 30% of Senior Housing's total annual revenues. These 42 properties are divided into two pools, and the obligations under the leases and mortgages within each pool are subject to cross default and collateralization covenants with all other properties in the same pool. Integrated has guaranteed all of these lease and mortgage obligations to Senior Housing.


     The following table presents summary financial information of Integrated from its Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Report on Form 10-Q for the period ended June 30, 1999.

                     Summary Financial Information of Integrated Health Services, Inc.
                                               (in millions)

                                                                                   As of or for the
                                       As of or for the year ended                  six months ended
                                              December 31,                              June 30,
                              ---------------------------------------------   ---------------------------
                                   1996            1997           1998             1998          1999
                                   ----            ----           ----             ----          ----
Total revenue                      $1,204         $1,403         $2,972          $1,502        $1,244
Earnings (loss) from
   continuing operations               48              3            137              83           (11)
Net earnings (loss)                    46            (34)           (68)             79           (11)
Total assets                                       5,002          5,393                         5,404
Debt                                               3,219          3,383                         3,451


Mariner Post-Acute Network, Inc.

     Mariner is a NYSE listed company. Mariner's principal business is operating nursing homes. Senior Housing currently owns 24 nursing homes and two congregate communities with 3,482 units that are leased to subsidiaries of Mariner. The annual rent under this lease is $16.7 million, which is 18% of Senior Housing's total annual rent. Mariner has guaranteed all of these lease obligations to Senior Housing.


     The following table presents summary financial information of Mariner from its Annual Report on Form 10-K for the year ended September 30, 1998, and Quarterly Report on Form 10-Q for the period ended June 30, 1999.


                     Summary Financial Information of Mariner Post-Acute Network, Inc.
                                               (in millions)


                                                                                    As of or for the
                                       As of or for the year ended                 nine months ended
                                              September 30,                             June 30,
                              ---------------------------------------------   ----------------------------
                                   1996            1997            1998            1998           1999
                                   ----            ----            ----            ----           ----
Net revenue                        $1,114         $1,140          $2,036          $1,403         $1,775
Net income (loss)                      43             44            (210)            (46)          (524)
Total assets                                         874           3,037                          2,596
Debt                                                 253           1,978                            822



Brookdale Living Communities, Inc.

     Brookdale is a Nasdaq listed company. Brookdale's principal business is operating senior housing and congregate communities. Senior Housing currently owns four congregate communities with 829 units that are leased to a subsidiary of Brookdale. The annual rent under this lease is $11.1 million, which is 12% of Senior Housing's total annual rent. Brookdale has guaranteed all of these lease obligations to Senior Housing.


     The following table presents summary financial information of Brookdale from its Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Report on Form 10-Q for the period ended June 30, 1999.

                    Summary Financial Information of Brookdale Living Communities, Inc.
                                                 (in 000s)

                                                                                    As of or for the
                                               As of or for the year ended          six months ended
                                                       December 31,                     June 30,
                                               ----------------------------   --------------------------
                                                  1997(1)         1998             1998          1999
                                                  -------         ----             ----          ----
Total revenue                                      $30,237       $77,701         $35,549        $51,634
Net income                                             445         6,654           2,632          5,397
Total assets                                       183,169       244,633                        339,451
Debt                                                96,167       106,877                        192,729


(1)  Total revenue and net income are for the period from May 7, 1997 (inception) through December 31, 1997.

Genesis Health Ventures, Inc.

     Genesis is a NYSE listed company. Genesis' major businesses are operating nursing homes, congregate communities and assisted living properties. Senior Housing currently owns one nursing home with 150 units that is leased to a subsidiary of Genesis. The annual rent under this lease is $1.4 million, which is 2% of Senior Housing's total annual rent.


     The following table presents summary financial information of Genesis from its Annual Report on Form 10-K for the year ended September 30, 1998, and Quarterly Report on Form 10-Q for the period ended June 30, 1999.


                              Summary Financial Information of Genesis Health Ventures, Inc.
                                                       (in millions)

                                                                                    As of or for the
                                       As of or for the year ended                 nine months ended
                                              September 30,                             June 30,
                              ---------------------------------------------   --------------------------
                                   1996          1997            1998             1998          1999
                                   ----          ----            ----             ----          ----
Total net revenue                  $671         $1,100          $1,405            $999         $1,409
Net income (loss)                    37             48             (24)             41              2
Total assets                                     1,434           2,627                          2,698
Debt                                               660           1,408                          1,503


Privately Owned Tenants

     In addition to the publicly owned tenants described above, Senior Housing currently leases six nursing homes with 885 beds to four separate private company tenants. These leases require total annual rent of $3.5 million. None of these private companies has significant net worth or significant other business activities.


     Four of Senior Housing's properties leased to two of these private tenants were originally leased to Sun Healthcare Group, Inc. These properties have been subleased and the new tenants have assumed direct responsibility for these leases. Sun has also remained obligated under the leases. The following table presents summary financial information of Sun from its Annual Report on Form 10 -K for the year ended December 31, 1998, and Quarterly Report on Form 10-Q for the period ended June 30, 1999.


                        Summary Financial Information of Sun Healthcare Group, Inc.
                                               (in millions)

                                                                                    As of or for the
                                       As of or for the year ended                  six months ended
                                              December 31,                              June 30,
                              --------------------------------------------     -------------------------
                                   1996            1997            1998            1998           1999
                                   ----            ----            ----            ----           ----
Total net revenue                 $1,316          $2,011          $3,088          $1,494         $1,274
Net income (loss)                     22              35            (754)              9           (702)
Total assets                                       2,579           2,468                          1,833
Debt                                               1,546           1,863                          1,929




     On July 14, 1999, one of Senior Housing's private company tenants, The Frontier Group, filed for reorganization under Chapter 11 of the Bankruptcy Code. Frontier leases three nursing homes from Senior Housing for total rent of $2.1 million per year. Sun Healthcare is also obligated under this lease. Based upon the six months ended June 30, 1999 information available to Senior Housing, one of these nursing homes produced operating income in excess of its allocated rent, one facility produced operating income equal to 92% of its allocated rent and one facility with occupancy of only 69% had operating losses. Senior Housing is preparing to collect its rent, including arrearages of approximately $534,000, from Frontier or Sun and, if necessary, to operate these properties for its own account until these properties are leased to a substitute tenant.

                              SENIOR HOUSING LEASES

     The following table presents information about Senior Housing's leases (dollars in thousands except guarantee information):

                                                                Integrated      Integrated                    Private
                    Marriott      Brookdale      Mariner        Lease No. 1     Lease No. 2      Genesis      Companies     Total
                    --------      ---------      -------        -----------     -----------      -------      ---------     -----

Number of             14              4             26              31              11               1             6           93
properties

Number of           3,950            829           3,482           2,450          1,825             150           885        13,571
beds/units

Located in no.        7               4              6               7              5                1             4           26
of states


Historical         $325,521       $101,850        $86,486         $66,253        $151,452         $13,007       $25,462    $770,031
investment


Tenant            Subsidiaries   Subsidiary of   Subsidiaries   Subsidiaries    Subsidiaries     Subsidiary    Four private    Nine
                  of Marriott    Brookdale       of Mariner     of Integrated   of Integrated    of Genesis    companies     tenants

Current annual      $30,894        $11,074         $16,716        $8,826          $18,085          $1,444       $3,489       $90,528
rent

Rent increase     4.5% of        10% of          CPI based      CPI based       3% of            $13 per       Various
formula           increase in    increases       increases      increases       increases in     annum
                  gross          in gross                                       gross revenues   increase
                  revenues       revenues                                       starting in
                                 starting in                                    2000
                                 1999

Current lease        2013           2019           2013           2010           2006              2005       2001, 2003,  2001-2019
expiration                                                                                                    2005

Renewal options   All or none;   All or none;    All or none;   All or none;    All or none;     All or none;  Various
                  4 for 5        2 for 25        2 for 10       2 for 13        2 for 10         2 for 10
                  years each     years each      years each     years each      years each       years each
                                                                                                 and 1 for 5
                                                                                                 years

Cross default        Yes            Yes             Yes            Yes             Yes             N/A           N/A
provision

Subordinated         Yes            Yes             Yes            Yes             Yes             Yes           Yes
management fee

Guarantees        Public         Public          Public         Public          Public           A multi-      Various
                  company        company         company        company         company          property      affiliates of
                  parent has     parent has      parent has     parent has      parent has       parent        the private
                  guaranteed     guaranteed      guaranteed     guaranteed      guaranteed       company of    company
                  the lease.     the lease.      the lease.     the lease.      the lease.       the tenant    tenants have
                                                 In addition,                                    has           provided
                                                 there is a                                      guaranteed    guarantees.
                                                 $15 million                                     the lease.    In addition,
                                                 security                                        In addition,  Sun
                                                 deposit and a                                   there is a    Healthcare is
                                                 pledge of                                       $235,000      obligated on
                                                 other assets.                                   security      four of these
                                                                                                 deposit.      leases.


Lease Terms

     All of Senior Housing's leases are so called "triple net" leases which require the tenants to maintain Senior Housing's properties during the lease terms and to indemnify it for liability which may arise by reason of its ownership of the properties. The following is a summary of material terms of Senior Housing's leases in addition to the terms set forth in the foregoing chart. Senior Housing's material leases have been filed with the SEC as exhibits to its registration statement on Form S-11 of which this prospectus is a part. If you want more information about these leases you should review these documents.

     Cross Default. Whenever Senior Housing leases more than one property to a single tenant or a group of affiliated tenants all those leases are cross defaulted. There are two lease combinations with Integrated. The obligations for all of the properties under each of the lease combinations are subject to cross default, but the two lease combinations are themselves not subject to cross default. Integrated has guaranteed both lease combinations.

     All or None Renewal Options. Whenever Senior Housing leases more than one property to a single tenant or a group of affiliated tenants, lease renewal options may only be exercised on an all or none basis. This means that a tenant or group of affiliated tenants cannot decide to exercise renewal options for strong performing properties unless it also renews the leases for all other leased properties. The two Integrated lease combinations may be separately renewed for all properties in each combination of leases.

     Maintenance and Alterations. All of Senior Housing's tenants are required to maintain, at their expense, the leased properties in good order and repair, including structural and nonstructural maintenance. Except in the case of properties leased to Marriott, capital alterations and additions to any leased property which exceed a threshold amount of aggregate cost may only be made with Senior Housing's prior consent. Any alterations or improvements made to any leased property during the terms of the leases become Senior Housing's property, subject to Senior Housing's obligation to pay to the tenants unamortized costs at lease termination. At the end of the leases, Senior Housing's tenants are required to surrender their leased properties in substantially the same condition as existed on the commencement dates of the leases, subject to any permitted alterations and subject to ordinary wear and tear.

     Assignment. Senior Housing's consent is generally required for any assignment or sublease of its properties. In the event of a subletting, the initial tenant remains liable under the lease and all guarantees and other security remain in place.

     Environmental Matters. Senior Housing's tenants are required, at their expense, to remove and dispose of any hazardous substance at the leased properties in compliance with all applicable environmental laws and regulations and to pay any costs Senior Housing incurs in connection with removal and disposal. Each tenant has indemnified Senior Housing for any claims asserted as a result of the presence of hazardous substances at any property and from a violation or alleged violation of any applicable environmental law or regulation.

     Indemnification and Insurance. Each tenant has agreed to indemnify Senior Housing from all claims arising from Senior Housing's ownership or their use of its properties. Each tenant is required to maintain insurance on Senior Housing's properties covering:

     o comprehensive general liability for damage to property or bodily injury arising out of the ownership, use, occupancy or maintenance of the properties;

     o commercial property "all risk" liability for damage to improvements, merchandise, trade fixtures, furnishings, equipment and personal property;

     o    workers' compensation liability;

     o    business interruption loss;

     o    in some cases, medical malpractice; and

     o other losses customarily insured by businesses similar to the business conducted at Senior Housing's properties.

The leases require that Senior Housing be named as an additional insured under these policies.

     Damage, Destruction or Condemnation. In the event any of Senior Housing's properties is damaged by fire, or other casualty or is taken for a public use, Senior Housing receives all insurance or taking proceeds and its tenants are required to pay any difference between the amount of proceeds and the historical investment by Senior Housing or HRPT in the affected property. In the event of material destruction or condemnation, some tenants have a right to purchase the affected property for amounts at least equal to Senior Housing's or HRPT's historical investment in the property.

     Events of Default. Events of default under Senior Housing's leases include the following:

     o    the failure of the tenant to pay rent when due;

     o the failure of the tenant to perform key terms, covenants or conditions of its lease and the continuance thereof for a specified period after written notice;

     o    the occurrence of events of insolvency with respect to the tenant;

     o    the failure of the tenant to maintain required insurance coverages; or

     o the revocation of any material license necessary for the tenant's operation of Senior Housing's property.

     Remedies.  Upon the occurrence of any event of default, Senior Housing may:

     o    terminate the affected lease and accelerate the rent;

     o terminate the tenant's rights to the affected property, relet the property and recover from the tenant the difference between the amount of rent which would have been due under the applicable lease and the rent received under the reletting; and

     o make any payment or perform any act required to be performed by the tenant under its lease.

The defaulting tenant is obligated to reimburse Senior Housing for all payments made and all costs and expenses incurred in connection with any exercise of the foregoing remedies.

     Ground Lease Terms. The land underlying two of Senior Housing's properties is leased. Senior Housing's leases require its tenants to pay and perform all obligations arising under these ground leases. These ground leases terminate on 2086 and 2079. The annual rents payable under the ground leases in 1998 totaled $138,100. If Senior Housing's tenants fail to pay the applicable ground rent, Senior Housing may have to do so in order to protect its investment in these properties.

            SENIOR HOUSING SELECTED HISTORICAL FINANCIAL INFORMATION


     The following table presents selected historical financial information and other data for the properties owned by Senior Housing. This financial data has been derived from HRPT's historical financial statements for the years ended December 31, 1994 through 1998, and the unaudited historical financial statements for the six-month periods ended June 30, 1998 and 1999. Per share data has not been presented because Senior Housing was not a publicly held company during the periods presented. Senior Housing is currently a 100% owned subsidiary of HRPT, and none of its properties are encumbered by debt. The following table includes pro rata allocations of interest expense and general and administrative expenses for historical periods. In the opinion of Senior Housing's management, the methods used for allocating interest and general and administrative expenses are reasonable. However, it is impossible to estimate all operating costs that Senior Housing would have incurred as a separate public company. Accordingly, the net income and funds from operations shown are not necessarily indicative of results that Senior Housing will realize as a separate company. Additionally, year to year comparisons are impacted by property acquisitions during the historical periods. For more information see Senior Housing Properties Trust's Consolidated Historical Financial Statements and notes thereto appearing on pages F-14 to F-21.



                                                                             (000s except property data)
                                                                                                               Six Months Ended
                                                               Year Ended December 31,                             June 30,
                                     -------------------------------------------------------------------   -------------------------
                                             1994         1995        1996          1997         1998        1998          1999
                                            ------       ------      ------        ======       ------       ------         ----
                                         (unaudited)   (unaudited)                                         (unaudited)   (unaudited)
Operating Data:
  Revenues:
   Rental income                           $  46,429    $  62,586    $  66,202    $  78,463    $  82,542    $  40,324    $  42,409
   Interest and other income                   1,554        4,018        4,240        5,708        5,764        2,886        2,881
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------

      Total  revenues                         47,983       66,604       70,442       84,171       88,306       43,210       45,290
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                                                                            66,604

  Expenses:
   Interest                                    5,430       16,937       14,719       16,958       19,293        9,263        9,992
   Depreciation                                9,711       14,748       15,383       17,826       18,297        9,102       11,207
   General and administrative                  2,691        3,857        3,899        4,664        4,480        2,174        2,259
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------

      Total expenses                          17,832       35,542       34,001       39,448       42,070       20,539       23,458
                                           ---------    ---------    ---------    ---------    ---------    ---------    ---------

  Net income                               $  30,151    $  31,062    $  36,441    $  44,723    $  46,236    $  22,671    $  21,832
                                           =========    =========    =========    =========    =========    =========    =========

  Net income
Other Data:
   Number of properties at end of period          68           76           83           88           93           88           93
   Cash flows from operating activities    $  44,150    $  48,331    $  51,308    $  91,094    $  60,236    $  31,975    $  32,808
   Cash flows from investing activities     (319,704)     (39,301)    (105,566)     (19,663)         306          135          188
   Cash flows from financing activities      275,554       (9,030)      54,258      (71,431)     (60,403)     (32,110)     (32,967)
   Funds from operations                      39,862       45,810       51,824       62,549       64,533       31,773       33,039


                                                                 As of December 31,                              As of June 30,
                                       ----------------------------------------------------------------   ------------------------
                                           1994           1995          1996         1997        1998         1998         1999
                                          ------         ------        ------       ======      ======       ------       ------
Balance Sheet Data:                    (unaudited)    (unaudited)   (unaudited)                           (unaudited)   (unaudited)
   Total real estate investments (before
     depreciation)                         $579,633     $624,738     $730,304     $759,121     $770,219     $758,986     $770,031
   Total assets (after depreciation)        556,668      587,701      679,201      692,586      686,296      682,682      674,294

   ------------

(1) Funds from  operations  or "FFO," as defined in the white  paper on funds from  operations  which was  approved  by the Board of
Governors of NAREIT in March 1995, is net income computed in accordance  with GAAP,  before gains or losses from sales of properties and extraordinary items, plus depreciation and amortization and after adjustment for unconsolidated partnerships and joint ventures.
Senior Housing  considers FFO to be an appropriate  measure of performance  for an equity REIT,  along with cash flow from operating activities,  financing  activities and investing  activities,  because it provides  investors with an indication of an equity REIT's ability to incur and service debt, make capital  expenditures,  pay distributions and fund other cash needs. Senior Housing computes
FFO in accordance  with the standards  established  by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT  definition or that interpret the current NAREIT definition  differently.  FFO does not represent cash generated by operating  activities in accordance with GAAP and should not be considered as an alternative to net income,  determined  in  accordance  with GAAP,  as an  indication  of  financial  performance  or the cash flow from  operating activities, determined in accordance with GAAP, as a measure of liquidity.

      SENIOR HOUSING SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


   The following table presents selected pro forma financial information for Senior Housing for the year ended December 31, 1998, and the six months ended June 30, 1999, to reflect the effects of the spin-off. For more information see the Unaudited Pro Forma Consolidated Financial Statements appearing on pages F-8 through F-13.


                                           Year Ended            Six Months
                                          December 31,         Ended June 30,
                                              1998                 1999
                                          ------------         -------------
                                          (unaudited)           (unaudited)
          Operating Data:                      (000s except per share data)
          Revenues:
               Rental income                $84,003               $42,409
               Interest and other income      5,764                 2,881
                                            -------               -------
                   Total revenues            89,767                45,290
                                            -------               -------
          Expenses:
               Interest                      14,563                 7,281
               Depreciation                  18,490                11,207
               General and administrative     4,523                 2,259
                                            -------               -------
                   Total expenses            37,576                20,747
                                            -------               -------
          Net income                        $52,191               $24,543
                                            =======               =======
          Earnings per share                $  2.01               $  0.94
                                            =======               =======


                                                                   As of
                                                               June 30, 1999
                                                               -------------
                                                                 (unaudited)
                                                                   (000s)
Balance Sheet Data:
Total real estate investments (before depreciation)              $770,031
Total assets (after depreciation)                                 690,719
Bank credit facility                                              200,000



                   SENIOR HOUSING MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion presents an analysis of the results of operations of the properties owned by Senior Housing for the years ended December 31, 1996, 1997 and 1998, the six month periods ended June 30, 1998 and 1999, and the pro forma results of operations of Senior Housing for the year ended December 31, 1998, and the six months ended June 30, 1999. This discussion includes references to funds from operations. Funds from operations, or "FFO," as defined in the white paper on funds from operations which was approved by the Board of Governors of NAREIT in March 1995, is net income computed in accordance with GAAP, before gains or losses from sales of properties and extraordinary items, plus depreciation and amortization and after adjustment for unconsolidated partnerships and joint ventures. Senior Housing considers FFO to be an appropriate measure of performance for an equity REIT, along with cash flow from operating activities, financing activities and investing activities, because it provides investors with an indication of an equity REIT's ability to incur and service debt, make capital expenditures, pay distributions and fund other cash needs. Senior Housing computes FFO in accordance with the standards established by NAREIT which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of financial performance or the cash flow from operating activities, determined in accordance with GAAP, as a measure of liquidity.

Pro Forma Results of Operations


     Six Months Ended June 30, 1999. For the pro forma six months ended June 30, 1999, giving effect to the spin-off and the related transactions, revenues would have been $45.3 million, total expenses would have been $20.7 million and net income would have been $24.5 million or $0.94 per share. Compared to historical results total expenses and interest expense decreased by $2.7 million. Interest expense decreased due to lower interest expense from pro forma borrowings of $200 million under Senior Housing's bank credit facility compared to the allocated portion of historical allocated interest expense incurred by HRPT.

     On a pro forma basis for the six months ended June 30, 1999, funds from operations would have been $35.8 million. The pro forma average shares outstanding would have been 26 million.

     Year Ended December 31, 1998. For the pro forma year ended December 31, 1998, giving effect to the spin-off and the related transactions, revenues would have been $89.8 million, total expenses would have been $37.6 million and net income would have been $52.2 million or $2.01 per share. Compared to historical results, total revenue increased by $1.5 million and total expenses decreased by $4.5 million. Revenue increased due to rent generated from the acquisition of five properties in 1998. Total expenses decreased primarily because of reduced interest expense of $4.7 million. Interest expense decreased due to lower interest expense from pro forma borrowings of $200 million under Senior Housing's bank credit facility compared to allocated historical interest expense incurred by HRPT.

     On a pro forma basis for the year ended December 31, 1998, funds from operations would have been $70.7 million. The pro forma average shares outstanding would have been 26 million.


Historical Results of Operations


     Six Months Ended June 30, 1999, compared to 1998. For the six months ended June 30, 1999, compared to the six months ended June 30, 1998, total revenues increased by $2.1 million, total expenses increased by $2.9 million and net income decreased by $839,000. Total revenues increased due to rent generated from the acquisition of five properties subsequent to June 30, 1998. Total expenses increased primarily because of higher depreciation of $2.1 million due to property acquisitions and higher allocated interest expense as a result of increased borrowings by HRPT. Net income was $21.8 million and $22.7 million for the six months ended June 30, 1999 and 1998, respectively. There were no shares outstanding during these periods. On pro forma 26 million average shares outstanding net income per share would have been $0.84 and $0.87 for the six months ended June 30, 1999 and 1998, respectively.

     Funds from operations increased by $1.3 million for the six months ended June 30, 1999, compared to the prior period due to income from five properties acquired subsequent to June 30, 1998.

     Year Ended December 31, 1998, compared to 1997. For the year ended December 31, 1998, compared to the year ended December 31, 1997, total revenues increased by $4.1 million, total expenses increased by $2.6 million and net income increased by $1.5 million. Total revenues increased due to rent generated from the acquisition of five properties during 1998 and the full year impact of the rent generated from five properties acquired during 1997. Total expenses increased primarily because of higher allocated interest expense of $2.3 million, which resulted from increased borrowings by HRPT. Net income was $46.2 million and $44.7 million for the year ended December 31, 1998 and 1997, respectively. There were no shares outstanding during these periods. On pro forma 26 million average shares outstanding net income per share would have been $1.78 and $1.72 for the year ended December 31, 1998 and 1997, respectively.

     Funds from operations increased by $2.0 million for the year ended December 31, 1998, compared to the prior period due to income from five properties acquired during 1998 and the full year impact of income from five properties acquired during 1997.

     Year Ended December 31, 1997, compared to 1996. For the year ended December 31, 1997, compared to the year ended December 31, 1996, total revenues increased by $13.7 million, total expenses increased by $5.4 million and net income increased by $8.3 million. Total revenues increased due to rent generated from the acquisition of five properties during 1997 and the full year impact of the rent generated from seven properties acquired during 1996. Total expenses increased primarily because of higher allocated interest expense of $2.2 million, which resulted from increased borrowings by HRPT, and higher depreciation expense of $2.4 million due to property acquisitions. Net income was $44.7 million and $36.4 million for the year ended December 31, 1997 and 1996, respectively. There were no shares outstanding during these periods. On pro forma 26 million average shares outstanding net income per share would have been $1.72 and $1.40 for the year ended December 31, 1997 and 1996, respectively.

     Funds from operations increased by $10.7 million for the year ended December 31, 1997, compared to the prior period due to the income from the acquisition of five properties during 1997 and the full year impact of income from seven properties acquired during 1996.


Liquidity and Capital Resources


     At June 30, 1999, Senior Housing had cash and cash equivalents of $168,000 and prior to the spin-off Senior Housing will receive $16.4 million from HRPT. For the six months ended June 30, 1999 and 1998, cash flows from operating activities were $32.8 million and $32.0 million, respectively, cash flows from investing activities were $188,000 and $135,000, respectively, and cash used for financing activities was $33.0 million and $32.1 million, respectively. Senior Housing expects the cash transferred to it and future cash flow from operating activities will be sufficient to meet its short term and long term working capital requirements including its first distribution of $15.6 million or $0.60 per share for the quarter ending on September 30, 1999, which it expects to pay during the fourth quarter of 1999.

     For the twelve months subsequent to the spin-off, Senior Housing expects that cash flows from operating activities and the availability of amounts under its bank credit facility will be sufficient to meet its short term and long term liquidity requirements for operations, working capital and distributions.

     Senior Housing has accepted a commitment for a $350 million, three-year, interest only bank credit facility. This bank credit facility will be secured by first mortgages on 18 of Senior Housing's properties. The interest rate will be LIBOR plus 1.75% per annum. The bank credit facility will be available for acquisitions, working capital and for general business purposes. Senior Housing will have the ability to repay and redraw amounts under this bank credit facility until its maturity in 2002. Senior Housing's bank credit facility documentation will have customary representations, warranties, covenants and event of default provisions. The material restrictive financial covenants will require Senior Housing to:

     o    limit debt to no more than 60% of total capital, as defined;

     o maintain a ratio of net income plus interest expense and depreciation to interest expense of at least 1.5; and

     o maintain a tangible net worth, as defined, of $350 million, subject to increases based on equity issuances.

     After the spin-off Senior Housing will borrow $200 million under this bank credit facility to pay the formation debt to HRPT and will have $150 million available for acquisitions, working capital and general business purposes.


     Total assets decreased by $12.0 million from $686.3 million as of December 31, 1998, to $674.3 million as of June 30, 1999. The decrease is primarily due to depreciation on real estate properties.

     After completion of the spin-off, in both the short term and the long term Senior Housing intends to acquire additional senior housing properties. These purchases will be initially funded with excess working capital, if any, generated by Senior Housing and proceeds of borrowings under the bank credit facility. After properties are acquired, bank credit facility borrowings may be repaid with long term debt or equity capital. After completion of the spin-off, Senior Housing expects to have: $200 million of debt outstanding; book equity of $447.4 million; and total real estate assets, at historical cost, of $770 million. In these circumstances, Senior Housing believes that it will have sufficient access to capital markets to meet its growth objectives and refinance its debt as needed. Of course, however, access to growth capital will depend upon numerous facts, including some beyond Senior Housing's control; and Senior Housing can provide no assurance that it will be able to raise additional capital in sufficient amounts, or at appropriate costs, to fund growth or to repay debt in both the short term and the long term.


     Inflation. Inflation might have both positive and negative impacts upon Senior Housing's business. Inflation might cause the value of Senior Housing's real estate investments to increase. Similarly, in an inflationary environment, the percentage rents which Senior Housing receives based upon CPI increases or as a percentage of its tenants' revenues should increase and rent yields Senior Housing could charge for new investments would likely increase. Offsetting these benefits, inflation might cause the costs Senior Housing pays for equity and debt capital to increase. To mitigate the adverse impact of increased costs of debt capital in the event of material inflation Senior Housing may purchase interest rate cap contracts whenever it has a large amount of floating rate debt outstanding and it believes material interest rate increases are likely to occur. On balance, Senior Housing does not believe that the modest inflation which it expects may occur in the U.S. economy during the next few years will have any material effect on its business.

     Deflation. Deflation would have business consequences to Senior Housing which are the inverse of the impact of inflation. If new construction costs decline, the value of Senior Housing's existing real estate investments may decline. The value of Senior Housing's long term minimum rent leases might increase but some tenants might have trouble paying Senior Housing's rent in a deflationary environment, and the amounts of its percentage rent increases might decline or disappear. Deflation might lower Senior Housing's costs of debt capital; however, deflation's impact on Senior Housing's cost of equity capital is uncertain. Senior Housing does not believe that the U.S. economy is likely to experience serious deflation in the foreseeable future. Senior Housing believes that modest deflation would have no effect upon its business and serious deflation would have a negative effect upon its business.

Year 2000


     The in-house computer systems are limited to software and hardware developed by third parties and installed, operated and monitored by Senior Housing's investment advisor, Reit Management. All of the computer systems, which are limited to information systems, were installed within the last two years. All of the critical enterprise wide systems are warrantied in writing to be year 2000 compliant by the manufacturers and have been tested by Reit Management. These systems include the network hardware, the network operating system, the desktop operating system, business application software, financial accounting software and communication software. Other than those operated by its tenants, Senior Housing has no critical non information technology systems, and no such systems are provided to it by Reit Management. All costs associated with Senior Housing's computer systems are borne by Reit Management.

     All of Senior Housing's properties are leased on a triple net basis and are not managed by Senior Housing. Ninety-seven percent of Senior Housing's tenants are operated by public companies which have filed reports containing year 2000 preparedness information with the SEC. The leases require the tenants to conduct the daily operations of the properties and the scope of the tenants' responsibility includes ensuring preparedness for the year 2000. Because of its leases, the only actions that Senior Housing can take with respect to its properties are to inquire of its tenants, monitor its tenants' SEC filings and evaluate their year 2000 preparedness plans for all systems, including financial and nonfinancial systems such as elevators, heating and ventilation and life safety systems. Six of the nine Senior Housing tenants that operate 97% of Senior Housing's investments have responded in writing to Senior Housing's inquiries regarding their preparedness for issues related to the year

2000. Based on these responses and tenant public disclosures which Senior Housing has reviewed, Senior Housing believes that its tenants are in the process of studying their systems and the systems for their vendors, suppliers and service providers to ensure preparedness but none of Senior Housing's tenants has yet reported they are year 2000 compliant. Current levels of preparedness are varied and include partially completed inventory and assessment of potential risks, testing, implementation of plans for remediation and reprogramming. While Senior Housing believes that the efforts of its tenants described in their responses and in their public filings will be adequate to address year 2000 concerns, there can be no guarantee that all tenant operations and those of their vendors and payors, including federal and state Medicare and Medicaid systems, will be year 2000 compliant on a timely basis and will not have a material effect on Senior Housing.


     If Senior Housing's efforts and the efforts of its vendors, customers and tenants, and their customers and vendors to prepare for the year 2000 were ineffective, the operation of Senior Housing's properties could be subject to significant adverse effects, including, but not limited to, loss of business and growth opportunities, reduced revenues and increased expenses which might cause operating losses to its tenants. Continued or severe operating losses may cause one or more of Senior Housing's tenants to default on their leases. Numerous lease defaults could jeopardize Senior Housing's ability to maintain its financial results of operations, meet its financial, operating and capital obligations and timely pay its distributions to shareholders.

     In particular, the worst case scenario which Senior Housing can envision at this time is that some of its tenants may be unable to pay their rents on a timely basis because some of their payment sources, such as Medicare or Medicaid, are delayed. In these circumstances, Senior Housing may be unable to meet its debt obligations or to timely pay distributions.


     Senior Housing does not currently have a contingency plan in place in the event it, or its tenants, do not successfully remedy year 2000 compliance issues that are identified in a timely manner or fail to identify any year 2000 issues. Senior Housing will evaluate the status of its year 2000 compliance plan during the fourth quarter of 1999 and determine whether a contingency plan is necessary.


Quantitative and Qualitative Disclosures About Market Risk


     Senior Housing is exposed to market changes in interest rates. Because interest on all its outstanding debt is at a floating rate, changes in interest rates will not affect the value of outstanding debt instruments. However, changes in interest rates will affect Senior Housing's operating results. For example, the interest rate payable on Senior Housing's pro forma outstanding indebtedness of $200 million at June 30, 1999, would have been 7% per annum. An immediate 10% change in that interest rate, or 70 basis points, would increase or decrease Senior Housing's costs by $1.4 million, or over $0.05 per share per year:





                                Impact of Changes in Interest Rates
                                             (in 000s)

                    Interest Rate Per Year    Outstanding Debt     Total Interest Expense Per Year
                    ----------------------    ----------------     -------------------------------
At June 30:                  7.0%                 $200,000                     $14,000
10% Reduction:               6.3%                  200,000                      12,600
10% Increase:                7.7%                  200,000                      15,400




The foregoing table presents a so called "shock" analysis which assumes that the interest rate change by 10%, or 70 basis points, is in effect for a whole year. If interest rates were to change gradually over one year the impact would be less.

     Senior Housing borrows in U.S. dollars and all of its current borrowings are subject to interest at LIBOR plus a premium. Accordingly, Senior Housing is vulnerable to changes in U.S. dollar based short term rates, specifically LIBOR.

     During the past few months short term U.S. dollar based interest rates have tended to rise, increasing by about 50 basis points. Senior Housing is unable to predict the direction or amount of interest rate changes during the next year. Senior Housing has decided not to purchase an interest rate cap or other hedge to protect against future rate increases, but it may enter such agreements in the future. Also, it may incur additional debt at floating or fixed rates, which would increase its exposure to market changes in interest rates.

     Senior Housing currently owns mortgage receivables with a carrying value of $37.6 million. When comparable term market interest rates decline the value of these receivables increases; when comparable term market interest rates rise the value of those receivables declines. Using discounted cash flow analyses at weighted average estimated per year market rates for December 31, 1998, and June 30, 1999, of 10% and 10.75%, respectively, the estimated fair values of Senior Housing's pro forma mortgage receivables were as follows:


                                    Carrying Value
                                     of Mortgage                Estimated
       Valuation Date                Receivables                Fair Value
       --------------                -----------                ----------

                                                   (in 000s)

December 31, 1998                      $37,826                   $40,525

June 30, 1999                           37,638                    38,522


     An immediate 10% change in the market rate of interest, or 108 basis points, applicable to Senior Housing mortgage receivables at June 30,1999, would affect the fair value of those receivables as follows:


                                           Carrying Value
                       Interest Rate         of Mortgage            Estimated
                         Per Year            Receivables           Fair Value

                                                         (in 000s)


Estimated                  10.75%               $37,638               $38,522
market:

10% reduction:              9.67%                37,638                41,123

10% increase:              11.83%                37,638                36,161


If the market rate changes occurred gradually over time, the effect of these changes would be realized gradually. Because Senior Housing's mortgage receivables are fixed rate instruments, changes in market interest rates will have no effect on Senior Housing's operating results unless these receivables are sold. At this time Senior Housing expects to hold its existing mortgages to their maturity and not to realize any profit or loss from trading these mortgage receivables. Also, Senior Housing does not presently expect to expand its mortgage investments.

     The interest rate changes which affect the valuations of Senior Housing's mortgages are U.S. dollar long term rates for corporate obligations of companies with ratings similar to Senior Housing's mortgagors.

                            SENIOR HOUSING MANAGEMENT

Senior Housing Trustees and Executive Officers

      Senior Housing has two categories of trustees: (1) managing trustees who are employees of Reit Management and involved in Senior Housing's day-to-day activities; and (2) independent trustees who are not employees of Reit Management and not involved in Senior Housing's day-to-day activities. Senior Housing's bylaws require that a majority of its trustees be independent trustees. Also, although it is not required by Senior Housing's bylaws, it is Senior Housing's policy that the same person may not simultaneously serve as an independent trustee of both Senior Housing and HRPT so long as HRPT owns more than 10% of the shares of Senior Housing. The bylaws and this policy do not prohibit former trustees, officers, employees or persons otherwise affiliated with HRPT or Reit Management from serving as independent trustees of Senior Housing.

      After completion of the spin-off, Senior Housing's trustees and executive officers will be as follows:

Name                                    Age      Position
----                                    ---      --------


Barry M. Portnoy...................      54      Managing Trustee (term will expire in 2000)

Gerard M. Martin...................      64      Managing Trustee (term will expire in 2001)
Bruce M. Gans, M.D. ...............      52      Independent Trustee (term will expire in 2000)
Arthur G. Koumantzelis.............      68      Independent Trustee (term will expire in 2002)
Vacancy............................              Independent Trustee (term will expire in 2001)
David J. Hegarty...................      42      President, Chief Operating Officer and Secretary
Ajay Saini.........................      39      Treasurer and Chief Financial Officer

     Barry M. Portnoy has been a managing trustee of both HRPT and Hospitality Properties since their organization in 1986 and 1995, respectively. Mr. Portnoy is also a Director and 50% owner of Reit Management. Mr. Portnoy has been actively involved in real estate and real estate finance activities as an attorney, investor and manager for over 20 years. Mr. Portnoy was a partner in the law firm of Sullivan & Worcester LLP, Boston, Massachusetts from 1978 through March 31, 1997, and he served as Chairman of that firm from 1994 through March 1997.

     Gerard M. Martin has been a managing trustee of both HRPT and Hospitality Properties since their organization in 1986 and 1995, respectively. Mr. Martin is also a Director and 50% owner of Reit Management. Mr. Martin has been active in the real estate and senior housing industries as a developer, owner and manager for approximately 30 years. During the past five years, Mr. Martin's principal employment has been as a managing trustee of HRPT and Hospitality Properties.

     Bruce M. Gans, M.D. has been Senior Vice President for Continuing Care, Chairman of Physical Medicine and Rehabilitation at North Shore Long Island Jewish Health System and Professor of Physical Medicine and Rehabilitation at the Albert Einstein College of Medicine since April 1999. Prior to April 1999 Dr. Gans was a Professor and Chairman of the Department of Physical Medicine and Rehabilitation at Wayne State University and a Senior Vice President of the Detroit Medical Center since 1989. Dr. Gans has been a trustee of HRPT since 1995. Upon completion of the spin-off, Dr. Gans will resign from HRPT and will become one of Senior Housing's independent trustees.

     Arthur G. Koumantzelis has been President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, since June 1998. From 1990 to 1998, Mr. Koumantzelis was Senior Vice President and Chief Financial Officer of Cumberland Farms, Inc., a private company engaged in the convenience store business and in the distribution and retail sale of gasoline. Mr. Koumantzelis has been a trustee of Hospitality Properties since its initial public offering in 1995, and was a trustee of HRPT from 1992 through August 1995. Upon completion of the spin-off, Mr. Koumantzelis will become one of Senior Housing's independent trustees.

     Vacancy. Following the completion of the spin-off, Senior Housing intends to elect another independent trustee. At this time, no person has been selected to fill this position.


     David J. Hegarty is the President, Chief Operating Officer and Secretary of Senior Housing. Mr. Hegarty is also, and has been since 1994, the President, Chief Operating Officer and Secretary of HRPT. Upon completion of the spin-off, Mr. Hegarty will resign from HRPT. Mr. Hegarty is also a Director and the President and Secretary of Reit Management and will continue in these positions after the spin-off. Mr. Hegarty has served HRPT, Reit Management and their affiliates in various capacities since 1987, prior to which he was an audit manager with Ernst & Young LLP. Mr. Hegarty is a certified public accountant.

     Ajay Saini is the Treasurer and Chief Financial Officer of Senior Housing. Mr. Saini is also, and has been since 1994, the Treasurer and Chief Financial Officer of HRPT. Upon completion of the spin-off, Mr. Saini will resign from HRPT. Mr. Saini is also a Vice President of Reit Management and will continue in this position after the spin-off. Mr. Saini has served HRPT, Reit Management and their affiliates in various capacities since June 1990, prior to which he was employed by Ernst & Young LLP. Mr. Saini is a certified public accountant.


Committees of the Board of Trustees

     Promptly following completion of the spin-off, the board of trustees will establish an audit committee that will consist of independent trustees. The audit committee will make recommendations concerning the engagement of independent public accountants, review the plans and results of the audit engagement, approve professional services provided by the independent public accountants, consider the appropriateness of audit and nonaudit fees charged by Senior Housing's accountants and review the adequacy of Senior Housing's internal accounting controls.

     The entire board of trustees will function as a compensation committee to implement Senior Housing's incentive share award plan described below.

Compensation of the Trustees and Officers

     Senior Housing will pay its independent trustees an annual fee of $20,000, plus a fee of $500 for each meeting attended. Each independent trustee will automatically receive an annual grant of 500 common shares after the completion of the spin-off, or upon initial election to fill the current vacant position, and at the first meeting of the board of trustees following each annual meeting of shareholders, commencing in 2000. In addition, Senior Housing will pay the independent trustee serving as chairman of the audit committee $2,000 per year. This position is expected to rotate annually among the independent trustees. Senior Housing will also reimburse expenses its trustees incur in attending meetings. Senior Housing's managing trustees and officers are employees of Reit Management and they will not receive compensation directly from Senior Housing, except reimbursement of expenses and under the incentive share award plan.

Incentive Share Award Plan


     Senior  Housing has adopted an incentive  share award plan and has reserved
1.3 million shares to grant to its independent trustees, officers and consultants, including employees of Reit Management, but not Reit Management itself which will be paid under its contract described below. Senior Housing has established the incentive share award plan to ensure that its independent trustees, officers and others responsible for its operations have similar interests with shareholders. In addition, the incentive share award plan will permit Senior Housing to compensate affiliates for the performance of services and duties in addition to those compensated by Reit Management.

     As discussed above, the independent trustees will automatically receive grants of 500 common shares per year as part of their annual compensation. In granting other incentive share awards, the board of trustees intends to consider a range of factors regarding potential grantees, including the complexity and duration of
                                       58
tasks performed and the amount and terms of common shares previously granted. The vesting schedule of each incentive share award will be determined at the time of grant. No awards will be granted under the incentive share award plan before completion of the spin-off, and no individuals have yet been selected to receive any awards.


Limitation of Liability and Indemnification


     Under Senior Housing's declaration of trust and bylaws, its trustees, officers and employees are entitled to indemnification. You can find more information about indemnification of trustees, officers and employees in the section entitled "Material Provisions of Maryland Law and of Senior Housing's Declaration of Trust and Bylaws" on page 67 of this prospectus.


Reit Management and the Advisory Agreement

     Reit Management.  Reit Management is a Delaware  corporation owned by Barry
M. Portnoy and Gerard M. Martin. Its principal place of business is 400 Centre Street, Newton, Massachusetts and its telephone number is (617) 928-1300. Reit Management has approximately 180 full time employees including a headquarters staff, four regional offices and other personnel located throughout the United States. Reit Management also acts as the investment advisor to HRPT and Hospitality Properties.


     The directors of Reit Management are Barry M. Portnoy, Gerard M. Martin and David J. Hegarty. The officers of Reit Management are David J. Hegarty,
President and Secretary, John G. Murray, Executive Vice President, John A. Mannix, Vice President, Thomas M. O'Brien, Vice President, Ajay Saini, Vice President, David M. Lepore, Vice President, Jennifer B. Clark, Vice President, and John Popeo, Treasurer. A biographical summary of the officers of Reit Management who are not described above under "--Senior Housing Trustees and Executive Officers" or under "Information about HRPT After the Spin-off--HRPT Management" on page 26 of this prospectus follows:


     John G. Murray, age 38, is the Executive Vice President of Reit Management. Mr. Murray also is and has been the President, Chief Operating Officer and Secretary of Hospitality Properties since 1996. Mr. Murray has served in various capacities for HRPT, Reit Management and their affiliates since 1993. Prior to 1993, Mr. Murray was Director of Finance, Business Analysis and Planning at Fidelity Brokerage Services, Inc. from 1992 to 1993 and Director of Acquisitions from 1990 through 1991. Prior to 1990, Mr. Murray was employed by Ernst & Young LLP. Mr. Murray is a certified public accountant.

     Thomas M. O'Brien, age 33, is and has been a Vice President of Reit Management since 1996. Mr. O'Brien is and also has been the Treasurer and Chief Financial Officer of Hospitality Properties since 1996. Prior to 1996, Mr. O'Brien was employed by Arthur Andersen LLP for eight years. Mr. O'Brien is a certified public accountant.

     Jennifer B. Clark, age 38, is a Vice President of Reit Management. Ms. Clark joined Reit Management in July 1999 and will be primarily responsible for leasing HRPT's office buildings. From 1994 to July 1999, Ms. Clark's principal employment was as a partner specializing in real estate law at the law firm of Sullivan & Worcester LLP, counsel to Reit Management and its affiliates, including HRPT, Hospitality Properties and Senior Housing.


     The Advisory Agreement. The following is a summary of Senior Housing's advisory agreement with Reit Management. Although it is a summary of the material terms, it does not contain all the information that may be important to you. If you would like more information, you should read the entire agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.


     Reit Management is required to use its best efforts to present Senior Housing with a continuing and suitable investment program consistent with Senior Housing's investment policies. Subject to its duty of overall management and supervision, the board of trustees has delegated to Reit Management the power and duty to:

     o provide research and economic and statistical data in connection with Senior Housing's investments and recommend changes in Senior Housing's investment policies when appropriate;

     o    investigate  and  evaluate   investment,   financing  and  refinancing
          opportunities and make recommendations concerning specific investments to the trustees;

     o    manage  Senior   Housing's   short-term   investments   including  the
          acquisition and sale of money market instruments;

     o    administer  Senior  Housing's  day-to-day   operations  including  the
          leasing of Senior Housing's properties and relations with Senior Housing's tenants;

     o investigate, negotiate and enter contracts for the purchase, lease or servicing of real estate and related interests, on Senior Housing's behalf in furtherance of Senior Housing's investment objectives;

     o investigate, negotiate and enter contracts for the financing and refinancing of investments, on Senior Housing's behalf in furtherance of the financing objectives of Senior Housing;

     o act as attorney-in-fact or agent in acquiring and disposing of Senior Housing's real estate investments, and in handling, prosecuting and settling any of Senior Housing's claims;

     o monitor Senior Housing's real property and other investments as would be done by a prudent owner;

     o monitor all third-party services provided to Senior Housing as would be done by a prudent owner;

     o administer the day-to-day bookkeeping and accounting functions as are required for the management of Senior Housing's assets, contract for audits and prepare or cause to be prepared reports required by any governmental authority in connection with the conduct of Senior Housing's business;

     o provide office space, office equipment and the use of accounting or computing equipment when required;

     o provide personnel necessary for the performance of the foregoing services; and

     o upon request by the trustees, make reports of its performance of the foregoing services.

     In performing its services under the advisory agreement, Reit Management may use facilities, personnel and support services of various of its affiliates.

     Under the advisory agreement, Reit Management assumes no responsibility other than to render the services described therein in good faith and is not responsible for any action of the Senior Housing board of trustees in following or declining to follow any advice or recommendation of Reit Management. In addition, Senior Housing has agreed to indemnify Reit Management, its shareholders, directors, officers, employees and affiliates against liabilities relating to acts or omissions of Reit Management undertaken on Senior Housing's behalf in good faith.

     The initial term of the advisory agreement expires on December 31, 1999. Renewals or extensions of the advisory agreement will be subject to the periodic approval of a majority of the independent trustees. Under the advisory agreement, Reit Management and Messrs. Portnoy and Martin have agreed not to provide advisory services to, or serve as a director or officer of, any other REIT which is principally engaged in the business of owning and leasing senior apartments, congregate communities, assisted living or nursing home properties or to make competitive direct investments in these types of properties, in each case, without the consent of Senior Housing's independent trustees.

     Compensation to Reit Management. The board of trustees, acting by a majority vote of the independent trustees, will determine the amount of compensation paid to Reit Management when it determines whether to renew, extend or amend the advisory agreement, based on factors it deems appropriate. These factors are expected to include:

     o the size of the advisory fee in relation to the size, composition, quality and profitability of Senior Housing's investments;

     o the success of Reit Management in generating opportunities that meet Senior Housing's investment objectives;

     o    the  quality  and  extent of  services  and advice  furnished  by Reit
          Management;

     o    the rates charged by others performing comparable services; and

     o    the costs of similar services incurred by other REITs.

     The advisory agreement currently provides for an annual advisory fee and an annual incentive fee. The advisory fee is payable monthly and reconciled annually. The advisory fee is equal to the sum of 0.5% of the historical cost of the assets transferred to Senior Housing by HRPT, plus 0.7% of Senior Housing's real estate investments up to an additional $250 million made after the completion of the spin-off, plus 0.5% of Senior Housing's real estate investments exceeding these amounts. The annual incentive fee is equal to 15% of the annual increase in Senior Housing's funds from operations per share times the weighted average number of shares outstanding on a diluted basis in each year; provided however, the annual incentive fee shall be no more than $0.02 times the weighted average number of shares. The annual incentive fees payable to Reit Management will be paid in Senior Housing's shares at market value. No incentive fees will be payable for 1999.


     The advisory agreements currently in effect between Reit Management and HRPT and between Reit Management and Hospitality Properties are substantially similar to the advisory agreement between Reit Management and Senior Housing. Upon completion of the spin-off, Reit Management's contract with HRPT will be amended to make clear that HRPT's historical cost of real estate assets used to calculate the advisory fees payable by HRPT will exclude HRPT's investment in Senior Housing. Accordingly, the advisory fees paid by HRPT will decline by an amount equal to the fees payable by Senior Housing, and the total fees payable to Reit Management will be unchanged as a result of the spin-off.


     Senior Housing is not expected to have any employees or administrative officers separate from Reit Management. Services which might otherwise be provided by employees will be provided to Senior Housing by employees of Reit Management. Similarly, office space will be provided to Senior Housing by Reit Management. Although Senior Housing does not expect to have significant general and administrative operating expenses in addition to fees payable to Reit Management, Senior Housing will be required to pay various other expenses, including the costs and expenses of acquiring, owning and disposing of Senior Housing's real estate interests. These costs and expenses include acquisition and disposition diligence, audit and legal fees, the costs of borrowing money and the costs of securities listing, transfer, registration, compliance with public reporting requirements and shareholder communications generally. Also, Senior Housing will pay the fees of its independent trustees.

Related Party Transactions

     Senior Housing is currently a 100% owned subsidiary of HRPT. Senior Housing's managing trustees, Barry M. Portnoy and Gerard M. Martin, also own Reit Management, and act as managing trustees of HRPT. As a result of these relationships, HRPT and Messrs. Portnoy and Martin have material interests in transactions with Senior Housing, including the following:

     o Senior Housing is indebted to HRPT for $200 million. After the spin-off Senior Housing will borrow $200 million under its bank credit facility and pay this $200 million formation debt to HRPT.


     o Upon completion of the spin-off, Reit Management will become Senior Housing's investment advisor. Assuming the spin-off is completed on September 30, 1999, the pro forma advisory fee that Senior Housing will pay to Reit Management from the completion of the spin-off through the initial term of the agreement on December 31, 1999, will be approximately $1.0 million, or $3.9 million on an annualized basis. HRPT's advisory fees to Reit Management will be reduced by the same amount.


     o After the spin-off, HRPT will retain 12.8 million of Senior Housing shares. By retaining these shares, HRPT will be able to participate in Senior Housing's future success through distributions and appreciation, if any, in the price of these shares.

     o Three of the eleven properties included in the Integrated Health Services Lease No. 2 are leased by a corporation owned by Messrs. Portnoy and Martin. Integrated manages these properties under contracts which expire in 2006 and are renewable thereafter. Under these management arrangements, Integrated is financially responsible for the operation of these three properties and has guaranteed the lease obligations due to Senior Housing. Integrated's obligations for these leases are subject to cross default and cross collateralization with other lease and mortgage obligations of Integrated to Senior Housing included in Integrated's Lease No. 2. Messrs. Portnoy and Martin have not received, and do not expect to receive, net economic benefits from their ownership of this tenant entity, and they are not obligated for these leases to Senior Housing. The arrangement by which an entity owned by Messrs. Portnoy and Martin became a tenant for these three properties was established in 1994 in order to facilitate licensing for a predecessor of Integrated.

                                LEGAL PROCEEDINGS

     Senior Housing has a limited operating history and is not currently a party to any legal proceedings. Senior Housing is not aware of any material legal proceeding affecting its properties for which it might become liable. Moreover, HRPT has agreed to indemnify Senior Housing for any pending litigation affecting the properties transferred to Senior Housing.


                             SENIOR HOUSING POLICIES

     The following discussion sets forth Senior Housing's policies regarding investments, dispositions, financings, conflicts of interest and other activities. The board of trustees has set these policies and although there is no current intention to do so, the board of trustees may amend or revise these policies at any time without a vote of shareholders.

Investment Policies

     Acquisitions. Senior Housing intends to buy additional senior apartments, congregate communities, assisted living properties and nursing homes. It is Senior Housing's policy to acquire assets primarily for income and secondarily for their appreciation potential. In making future acquisitions, Senior Housing will consider a range of factors including:

     o    the acquisition price of the proposed property;

     o    the estimated replacement cost of the proposed property;

     o    proposed lease terms;

     o the financial strength and operating reputation of the proposed tenant;

     o    historical and projected cash flows of the property to be acquired;

     o the location and competitive market environment of the proposed property;

     o the physical condition of the proposed property and its potential for redevelopment or expansion; and

     o the price segment and payment sources in which the proposed property is operated.

     Senior Housing intends to acquire properties which will enhance the diversity of its portfolio in respect to tenants, types of services provided and locations. Senior Housing has no policies which specifically limit the percentage of its assets which may be invested in any individual property, in any one type of property, in properties leased to any one tenant or in properties leased to an affiliated group of tenants.

     Other Investments in Real Estate. Senior Housing expects to emphasize direct wholly owned investments in fee interests. However, circumstances may arise in which Senior Housing may invest in leaseholds, joint ventures, mortgages and other real estate interests. Senior Housing may invest in real estate joint ventures if it concludes that by doing so it may benefit from the participation of co-venturers or that Senior Housing's opportunity to participate in the investment is contingent on the use of a joint venture structure. Senior Housing may invest in participating, convertible or other types of mortgages if it concludes that by doing so it may benefit from the cash flow or appreciation in the value of a property which is not available for purchase.

Disposition Policies

     From time to time Senior Housing may consider the sale of one or more of its properties. Future disposition decisions, if any, will be made based on a number of factors including the following:

     o    the proposed sale price;

     o the strategic fit of the property with the rest of Senior Housing's portfolio;

     o potential opportunities to increase revenues by reinvesting sale proceeds;

     o    the  potential  for,  or  the  existence  of,  any   environmental  or
          regulatory problems affecting a particular property;

     o    Senior Housing's alternative capital needs; and

     o the maintenance of Senior Housing's qualification as a REIT under the Internal Revenue Code.

     Integrated holds purchase options on four of the nursing homes included in the Integrated Lease No. 2. Under the options, Integrated has the right to purchase one of these properties per year commencing in February 2000. The purchase option prices for these properties are approximately equal to their historical costs. It is presently unknown if Integrated intends to purchase these properties.

Financing Policies

     Senior Housing has accepted a commitment for a bank credit facility. This bank credit facility will enable Senior Housing to borrow up to $350 million. The facility will require payment of interest only at LIBOR plus a premium. The maturity of this facility will be in three years ending in late 2002. Two hundred million dollars will be borrowed under this facility shortly after the spin-off and used to pay Senior Housing formation debt to HRPT. The balance of $150 million under this facility will be available to Senior Housing after the spin-off to fund new acquisitions and for general business purposes. This bank credit facility will be secured by first mortgages upon, and a collateral assignment of leases from, 18 properties owned by Senior Housing. This bank credit facility has several covenants typically found in revolving loan facilities including covenants to maintain a minimum net worth and minimum collateral value and which prohibit Senior Housing from incurring debt in excess of 60% of its total capital. This bank credit facility is expected to be fully documented before the spin-off is completed. A copy of the commitment letter evidencing the terms of this credit facility has been filed as an exhibit to the registration statement of which this prospectus is part. If you want more information concerning this bank credit facility you should refer to that filing.

     Senior Housing intends to use this bank credit facility to fund future acquisitions and for working capital. Periodically, Senior Housing expects to repay amounts drawn under the bank credit facility with proceeds of equity and long term debt offerings. Senior Housing's organizational documents do not limit the amount of indebtedness it may incur. At present Senior Housing expects to maintain a capital structure in which Senior Housing's debt will not exceed 60% of its total capital. Senior Housing will consider future equity offerings when, in its judgment, doing so will improve its capital structure without materially adversely affecting the market value of its shares. During the next few years Senior Housing expects to lower its target maximum debt to capitalization ratio to 50% and to achieve an investment grade rating for its debt obligations; but it does not expect this to happen until it has operated as an independent public company for several years. Until it achieves an investment grade rating, Senior Housing expects that the least costly debt capital available to it will be secured debt and that most of its debt will be secured. In the future, Senior Housing may modify its current financing policies in light of then current economic conditions, relative costs of debt and equity capital, acquisition opportunities and other factors; and its intended ratio of debt to total capital may change.

Conflict of Interest Policies

     Senior Housing has adopted several policies to mitigate existing and potential conflicts of interest, as follows:

Conflict                                                        Policy
--------                                                        ------


Reit Management is also the investment advisor for               Mr.  Hegarty,  HRPT's current  President and Chief
HRPT  and  Hospitality  Properties  and has  other               Operating Officer,  and Mr. Saini,  HRPT's current
business  interests.  Messrs.  Portnoy  and Martin               Martin  have   agreed  not  to  provide   advisory
will be managing trustees of Senior Housing,  HRPT               services  Treasurer  and Chief  Financial  Officer
and Hospitality Properties and have other business               will resign from HRPT and assume similar positions
interests.  Messrs.  Hegarty  and  Saini  will  be               at Senior Housing.  They will devote approximately
officers of Senior  Housing  and Reit  Management.               75% of their  business  time to Senior or serve as
Conflicts  arise in the  allocation  of management               Housing.  Reit Management and Messrs.  Portnoy and
time.                                                            trustees  or  officers  of any other REIT which is
                                                                 principally  engaged in owning and leasing  senior
                                                                 apartments,   congregate   communities,   assisted
                                                                 living  properties  or nursing  homes,  or to make
                                                                 competitive  direct  investments in these types of
                                                                 properties,  in each case,  without the consent of
                                                                 Senior Housing's independent trustees.



                                                         64

Conflict                                                        Policy
--------                                                        ------


Messrs.   Portnoy  and  Martin  own,  and  Messrs.               The continuation of the advisory agreement and the
Hegarty   and  Saini   are   employed   by,   Reit               fees payable to Reit Management will be subject to
Management.  The fees  paid by Senior  Housing  to               periodic  review and approval by Senior  Housing's
Reit Management are based in part upon the size of               independent  trustees.  The incentive fees payable
Senior  Housing's  investment   portfolio.   These               to Reit Management will be based upon increases in
circumstances  might provide an economic incentive               FFO per share and will be paid in shares of Senior
for Reit Management and Messrs.  Portnoy,  Martin,               Housing.
Hegarty and Saini to  encourage  Senior  Housing's
investments to raise fees.


After the  spin-off,  HRPT  will own 12.8  million               HRPT does not intend to purchase additional shares
shares, 49%, of Senior Housing's shares. This will               of Senior  Housing.  Over time, as Senior  Housing
afford  HRPT  considerable  influence  over Senior               issues shares to fund its growth, HRPT's ownership
Housing shareholder actions. Sales of these shares               percentage will decline. So long as HRPT owns over
by HRPT could  depress the market  price of Senior               10% of Senior Housing's  shares, no one will serve
Housing's shares.                                                simultaneously  as an independent  trustee of both
                                                                 Senior  Housing  and HRPT.  HRPT has agreed to not
                                                                 sell  its  Senior  Housing  shares  for  one  year
                                                                 following  the  spin-off  without  the  consent of
                                                                 Senior Housing's independent trustees.

Mr. Portnoy,  one of the Senior Housing's managing               Mr. Portnoy will not  participate in the review or
trustees, was a partner and chairman of Sullivan &               approval of any fees payable by Senior  Housing to
Worcester,  LLP,  Senior  Housing's  counsel.  Mr.               Sullivan & Worcester, LLP.
Portnoy  retired  from  that firm in 1997 and will
receive  payments from that firm for the next five
years in respect of his retirement.


Other conflicts may develop from time to time.                   A majority of Senior  Housing's  board of trustees
                                                                 will consist of  independent  trustees who are not
                                                                 employees  of  Reit  Management  and  who  do  not
                                                                 participate  in  its  day to  day  activities.  No
                                                                 trustee or officer will  participate  in decisions
                                                                 made by  Senior  Housing  in which he or she has a
                                                                 material adverse interest.  It is Senior Housing's
                                                                 policy that  officers and trustees  will  disclose
                                                                 their adverse  interests to the board of trustees,
                                                                 and the  board of  trustees,  acting  without  the
                                                                 participation  of any trustee  holding the adverse
                                                                 interest,   will  determine  whether  the  adverse
                                                                 interest is material.  Reit Management and all the
                                                                 trustees  and  officers  of  Senior   Housing  are
                                                                 required by  applicable  laws to act in accordance
                                                                 with their  fiduciary  responsibilities  to Senior
                                                                 Housing,  and it is Senior  Housing's  policy that
                                                                 those laws be followed.


Policies with Respect to Other Activities

     Senior Housing expects to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. Except for the possible acquisition of other REITs which are engaged in similar businesses, Senior Housing does not currently intend to invest in the securities of other companies for the purpose of exercising control, to underwrite securities of other companies or to trade actively in loans or other investments.

     Senior Housing may make investments other than as previously described, although it does not currently intend to do so. Senior Housing has authority to repurchase or otherwise reacquire its shares or other securities it issues and may do so in the future. In the future, Senior Housing may issue shares or other securities in exchange for property. Also, although it has no current intention to do so, Senior Housing may make loans to third parties, including to Senior Housing's trustees and officers and to joint ventures in which it participates.

                   MATERIAL PROVISIONS OF MARYLAND LAW AND OF
                SENIOR HOUSING'S DECLARATION OF TRUST AND BYLAWS

     Senior Housing is organized as a perpetual life Maryland real estate investment trust. The following is a summary of Senior Housing's declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read Senior Housing's entire declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part or refer to the provisions of Maryland law.

Trustees

     Senior Housing's declaration and bylaws provide that the board of trustees will establish the number of trustees. There may not be less than three nor more than seven trustees. In the event of a vacancy, a majority of the remaining trustees will fill the vacancy, except that a majority of the entire board of trustees must fill a vacancy resulting from an increase in the number of trustees. Senior Housing's bylaws require that a majority of its trustees will be independent trustees except for temporary periods due to vacancies.

     Senior Housing's declaration of trust divides the board of trustees into three classes. The initial term of the first class will expire in 2000; the initial term of the second class will expire in 2001; and the initial term of the third class will expire in 2002. Beginning in 2000, shareholders will elect trustees of each class for three-year terms upon the expiration of their current terms. Shareholders will elect only one class of trustees each year. Senior Housing believes that classification of the board will help to assure the continuity of Senior Housing's business strategies and policies. There will be no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of Senior Housing's shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders will generally be required to effect a change in a majority of the board of trustees.

     The declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

     Senior Housing's bylaws provide that nominations of persons for election to the board of trustees and proposals for business to be considered at shareholder meetings may be made only in Senior Housing's notice of the meeting, by the board of trustees, or by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.

     Under Senior Housing's bylaws, a shareholder's notice of nominations for trustee or other matters to be considered at a shareholders meeting must be delivered to Senior Housing's secretary at Senior Housing's principal office not later than the close of business on the 90th day and not earlier than the 120th day prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, or if Senior Housing has not previously held an annual meeting, a shareholder's notice must be delivered not later than the later of 90 days prior to the annual meeting or the 10th day following the day on which Senior Housing first makes a public announcement of the date of the meeting. Any notice from a shareholder of nominations for trustee or other matters to be considered at a shareholder meeting must contain the following:

     o as to each person nominated for election as a trustee, all information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or otherwise required by

          Regulation 14A under the Securities Exchange Act of 1934, together with the nominee's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

     o as to other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business of the shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

     o as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of the shareholder and beneficial owner and the number of Senior Housing's shares which (s)he or they own beneficially and of record.

Meetings of Shareholders

     Under Senior Housing's bylaws, Senior Housing's annual meeting of shareholders will take place on the second Thursday of May of each year, unless a different date is set by the board of trustees. All meetings of shareholders may be called only by the board of trustees.

Liability and Indemnification of Trustees and Officers

     To the maximum extent permitted by Maryland law, Senior Housing's declaration of trust and bylaws include provisions limiting the liability of Senior Housing's present and former trustees, officers and shareholders for damages and obligating Senior Housing to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as present or former Senior Housing trustees, officers or shareholders. Senior Housing's bylaws also obligate it to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

     Maryland law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

     o the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     o the director or officer actually received an improper personal benefit in money, property or services; or

     o in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

     o a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     o a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

     The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933 is against public policy and is therefore unenforceable.

Shareholder Liability

     Under the Maryland REIT statute, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Senior Housing's declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to, Senior Housing by reason of being a shareholder. Despite these facts, Senior Housing's legal counsel has advised it that in some jurisdictions the possibility exists that shareholders of a trust entity such as Senior Housing may be held liable for acts or obligations of the trust. While Senior Housing intends to conduct its business in a manner designed to minimize potential shareholder liability, it can give no assurance that you can avoid liability in all instances in all jurisdictions. Senior Housing's trustees do not intend to provide insurance covering these risks to Senior Housing's shareholders.

Maryland Asset Requirements


     To maintain Senior Housing's qualification as a real estate investment trust, the Maryland REIT statute requires that at least 75% of the value of Senior Housing's assets be real estate, mortgages or mortgage-related securities, government securities, cash and cash equivalent items, including short-term securities and receivables. The Maryland REIT statute also prohibits Senior Housing from using or applying land for farming, agricultural, horticultural or similar purposes. These provisions of the Maryland REIT statute have been repealed effective October 1, 1999.


Transactions with Affiliates

     Senior Housing's declaration of trust allows it to enter into contracts and transactions of any kind with any person, including any of Senior Housing's trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by fiduciaries, there are no prohibitions in Senior Housing's declaration or bylaws which would prohibit dealings between Senior Housing and its affiliates.

Voting by Shareholders

     Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under Senior Housing's declaration and bylaws shareholders do not have the right to take any action by written consents instead of a vote.

Restrictions on Transfer of Shares

     Senior Housing's declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code and otherwise to promote Senior Housing's orderly governance. These restrictions do not apply to HRPT, Reit Management or their affiliates. All certificates evidencing Senior Housing shares will bear a legend referring to these restrictions.

     Senior Housing's declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the number or value of Senior Housing's outstanding shares. Senior Housing's declaration also prohibits any person from beneficially or constructively owning shares if that ownership would result in Senior Housing being closely held under Section 856(h) of the Internal Revenue Code or would otherwise cause it to fail to qualify as a REIT.

     Senior Housing's board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as the board of trustees determines that it is in Senior Housing's best interest to qualify as a REIT, the board may not grant an exemption if the exemption would result in Senior Housing failing to qualify as a REIT. In determining whether to grant an exemption, the board of trustees may consider, among other factors, the following:

     o the general reputation and moral character of the person requesting an exemption;

     o whether the person's ownership of shares would adversely affect Senior Housing's ability to acquire additional properties; and

     o whether granting an exemption would adversely affect any of Senior Housing's existing contractual arrangements or business policies.

In addition, the board of trustees may require rulings from the Internal Revenue Service, opinions of counsel, affidavits, undertakings or agreements it deems advisable in order to make the foregoing decisions.

     If a person attempts a transfer of Senior Housing's shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by Senior Housing. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions and will not possess any rights to vote. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

     Within 20 days of receiving notice from Senior Housing that its shares have been transferred to an excess share trust, the excess share trustee will sell the shares held in the excess share trust to a person designated by the excess share trustee whose ownership of the shares will not violate the ownership limitations set forth in Senior Housing's declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the excess share trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

     o    The prohibited owner will receive the lesser of:

          (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the excess share trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the excess share trust; and

          (2) the net price received by the excess share trustee from the sale of the shares held in the excess share trust.

     o Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

     If, prior to Senior Housing's discovery that shares of beneficial interest have been transferred to the excess share trust, a prohibited owner sells those shares, then:

          (1) those shares will be deemed to have been sold on behalf of the excess share trust; and

          (2) to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by an excess share trustee, the prohibited owner must pay the excess to the excess share trustee upon demand.

     Also, shares of beneficial interest held in the excess share trust will be offered for sale to Senior Housing, or its designee, at a price per share equal to the lesser of:

          (1) the price per share in the transaction that resulted in the transfer to the excess share trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

          (2) the market price on the date Senior Housing or its designee accepts the offer.


Senior Housing will have the right to accept the offer until the excess share trustee has sold the shares held in the excess share trust. The net proceeds of the sale to Senior Housing will be distributed similar to any other sale by an excess share trustee.

     Every owner of more than 5% of all classes or series of Senior Housing's shares is required to give written notice to Senior Housing within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of Senior Housing's shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Internal Revenue Code or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own Senior Housing's shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide Senior Housing upon demand with any additional information that it may request in order to determine Senior Housing's status as a REIT, to determine Senior Housing's compliance with the requirements of any taxing authority or government and to determine and ensure compliance with the foregoing share ownership limitations.

     The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Business Combinations

     The Maryland corporation statute contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like Senior Housing. Under the Maryland corporation statute, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

     o any person who beneficially owns 10% or more of the voting power of the trust's shares;

     o an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust; or

     o    an affiliate of an interested shareholder.

     After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

     o    the affirmative vote of at least 80% of the votes entitled to be cast;
          and

     o the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected.

The second shareholder approval is not required if the trust's shareholders receive the minimum price set forth in the Maryland corporation statute for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

     The foregoing provisions of the Maryland corporation statute do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. Senior Housing's board of trustees has adopted a resolution that any business combination between Senior Housing and any other person is exempted from the provisions of the Maryland corporation statute described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the acquiring person. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

     The Maryland corporation statute contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland corporation statute provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

     o    one-fifth or more but less than one-third,

     o    one-third or more but less than a majority, or

     o    a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time he acquires control shares in an amount sufficient to cross one of the thresholds noted above.

     Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval by virtue of a revocable proxy. The Maryland corporation statute provides a list of exceptions from the definition of control share acquisition.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute. The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to the following:

     o shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

     o acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

     Senior Housing's bylaws contain a provision exempting any and all acquisitions by any person of Senior Housing's shares of beneficial interest from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendment to the Declaration of Trust, Dissolution and Mergers


     Under the Maryland REIT statute, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Senior Housing's declaration of trust provides for approval of any of the foregoing actions by a majority of shares entitled to vote on these actions provided the action in question has been approved by the Senior Housing board of trustees. The declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions will be the majority of shares voted. Under the Maryland REIT statute, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code or the Maryland REIT statute without the affirmative vote or written consent of the shareholders. Senior Housing's declaration of trust permits this type of action by the board of trustees. The declaration of trust also permits the board of trustees to effect changes in Senior Housing's unissued shares, as described more fully below, and to change the company's name without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, the board of trustees may amend any other provision of the declaration of trust without shareholder approval.


Anti-takeover Effect of Maryland Law and of the Declaration of Trust and Bylaws

     The following provisions in Senior Housing's declaration and bylaws and in Maryland law could delay or prevent a change in control of Senior Housing:

     o the limitation on ownership and acquisition of more than 9.8% of Senior Housing shares;

     o the classification of the board of trustees into classes and the election of each class for three-year staggered terms;

     o the requirement of a two-thirds majority vote of shareholders for removal of trustees;

     o the facts that the board can increase the size of the board to create a vacancy and fill it and that shareholders are not entitled to act without a meeting;

     o the provision that only the board of trustees may call meetings of shareholders;

     o the advance notice requirements for shareholder nominations for trustees and other proposals;

     o the control share acquisitions provisions of Maryland law, if the applicable provisions in Senior Housing's bylaws are rescinded;

     o the business combination provisions of Maryland law, if the applicable resolution of the board of trustees is rescinded or if the board of trustees' approval of a combination is not obtained; and

     o the ability of the board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

                    DESCRIPTION OF SENIOR HOUSING SECURITIES


     The following is a summary description of the material terms of Senior Housing's shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read Senior Housing's declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.


General

     Senior Housing's declaration of trust provides that it may issue up to 50 million shares of beneficial interest, $0.01 par value per share, all of which have been classified as common shares. Upon completion of the spin-off, 26 million common shares will be issued and outstanding.

     As permitted by the Maryland REIT statute, Senior Housing's declaration of trust also contains a provision permitting the board of trustees, without any action by Senior Housing's shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that it chooses. Senior Housing believes that giving these powers to its board of trustees will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although the board of trustees has no intention at the present time of doing so, it could authorize Senior Housing to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control of Senior Housing.

Common Shares

     All Senior Housing common shares to be distributed in the spin-off will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of the declaration of trust regarding the restriction of the ownership of shares of beneficial interest, holders of common shares are entitled to the following:

     o to receive distributions on their shares if, as and when authorized and declared by Senior Housing's board of trustees out of assets legally available for distribution; and

     o to share ratably in Senior Housing's assets legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all of its known debts and liabilities.

     Subject to the provisions of the declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.

     Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.

     Shareholders will have no preemptive rights to subscribe for any of Senior Housing's securities. Subject to the provisions of the declaration of trust regarding the restriction on ownership of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.

                      SENIOR HOUSING PRINCIPAL SHAREHOLDERS

     The following table displays information regarding the beneficial ownership of Senior Housing's common shares by each person Senior Housing knows to own beneficially more than 5% of its outstanding common shares, each of Senior Housing's trustees and executive officers and all of Senior Housing's trustees and executive officers as a group. Unless otherwise noted, each person or entity has sole voting and investment power with respect to all shares shown.

                                                     Beneficial Ownership                     Beneficial Ownership
                                                     Before The Spin-Off                      After The Spin-Off(5)
                                                 --------------------------                 --------------------------
                                                   Number                                      Number
Name and Address(1)                               of Shares         Percent                  of Shares        Percent
-------------------                              ----------         -------                 ------------     ---------
HRPT........................................     26,000,000          100%                      12,809,237      49.3%
Barry M. Portnoy(2).........................         --               --                       12,927,159      49.7%
Gerard M. Martin(2).........................         --               --                       12,927,159      49.7%
Bruce M. Gans, M.D..........................         --               --                              200        *
Arthur G. Koumantzelis......................         --               --                              319        *
David J. Hegarty(3).........................         --               --                            2,670        *
Ajay Saini(4)...............................         --               --                            1,352        *
All Trustees and executive officers as a
group (six persons).........................         --               --                       12,936,185      49.8%

-------------------------

* Less than 1%.
(1)  The address of HRPT is 400 Centre Street,  Newton,  Massachusetts  02458. The address of each other named person or entity is c/o Senior Housing Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.
(2)  Messrs.  Portnoy and Martin are each managing trustees of HRPT.  Accordingly,  Messrs. Portnoy and Martin may be deemed to have beneficial ownership of the shares indicated in the table as owned by HRPT. Messrs.
     Portnoy  and Martin  indirectly  will  jointly  own 113,437  shares.  Each of Messrs.  Portnoy and Martin individually own 4,485 shares.
(3)  Includes 230 shares held jointly by Mr. Hegarty and his wife.
(4)  Includes 50 shares in Mr. Saini's IRA account and two shares as custodian for Mr. Saini's minor daughter.
(5)  The number of shares and percentages  presented assumes that 131.9 million HRPT shares are outstanding on the record date. If all of the outstanding HRPT convertible subordinated debentures were converted at $18 per share to HRPT  common  shares on or prior to the record  date,  the  number of shares and  applicable percentages would be as follows: HRPT, 11.7 million shares (44.9%); Barry M. Portnoy, 11.8 million shares
     (45.3%); Gerard M. Martin 11.8 million shares (45.3%); and all trustees and executive officers as a group
     (six persons), 11.8 million shares (45.4%).

                    FEDERAL INCOME TAX AND ERISA CONSEQUENCES

General

     The following summary description of federal income tax and ERISA consequences relating to HRPT, Senior Housing and their respective shareholders supplements the description of these matters in our annual report on Form 10-K for the year ended December 31, 1998. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section are accurate in all material respects and fairly summarize the federal income tax and ERISA issues of the spin-off, and the opinions of counsel referred to in this section represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to the qualifications and assumptions contained in its opinions and in this prospectus, Sullivan and Worcester LLP has rendered opinions to the effect that:

     o we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended, for our 1987 through 1998 taxable years, and our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code; our actual qualification as a REIT, however, will depend upon our ability to meet, and our meeting, through actual annual operating results and distributions, the various REIT qualification tests imposed under the Internal Revenue Code;

     o under the Department of Labor's ERISA "plan assets" regulations, our common shares are publicly offered securities and our assets will not be deemed plan assets under ERISA;

     o for its 1999 taxable year that commences on the date of the spin-off, Senior Housing will be organized as a REIT under the Internal Revenue Code, and its current investments and plan of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code; Senior Housing's actual qualification as a REIT, however, will depend upon its ability to meet, and its meeting, through actual annual operating results and distributions, the various REIT qualification tests imposed under the Internal Revenue Code; and

     o under the plan assets regulations, Senior Housing's common shares will be publicly offered securities and its assets will not be deemed plan assets under ERISA.


These opinions are conditioned upon the assumption that our and Senior Housing's leases, our and Senior Housing's declarations of trust and Bylaws, the transaction agreement, and all other legal documents to which we or Senior Housing are or have been a party to have been and will be complied with by all parties to these documents, upon the accuracy and completeness of the factual matters described in this prospectus, and upon factual representations we and Senior Housing have made. The opinions of Sullivan & Worcester LLP are based on the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, an opinion of counsel is not binding on the Internal Revenue Service or the courts, and the IRS or a court could take a position different from that expressed by counsel.


     The following summary of federal income tax and ERISA consequences is based on existing law, and is limited to investors who own our shares and Senior Housing shares as investment assets rather than as inventory or as property used in a trade or business. The summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example if you are:

     o a bank, life insurance company, regulated investment company, or other financial institution,

     o    a broker or dealer in securities or foreign currency,

     o    a person who has a functional currency other than the U.S. dollar,

     o a person who acquires our shares or Senior Housing shares in connection with his employment or other performance of services,

     o    a person subject to alternative minimum tax,

     o a person who owns our shares or Senior Housing shares as part of a straddle, hedging transaction, or conversion transaction, or

     o    except  as  specifically   described  in  the  following   summary,  a
          tax-exempt entity or a foreign person.


The sections of the Internal Revenue Code that govern the federal income tax qualification and treatment of a REIT and its shareholders are complex. This presentation is a summary of applicable Internal Revenue Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial, or administrative actions or decisions could affect the accuracy of statements made in this summary. Neither we nor Senior Housing has sought a ruling from the IRS with respect to any matter described in this summary, and neither we nor Senior Housing can assure you that the IRS or a court will agree with the statements made in this summary. In addition, the following summary is not exhaustive of all possible tax consequences, and does not discuss any state, local, or foreign tax consequences. For all these reasons, we urge you and any prospective acquiror of Senior Housing shares to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our shares, as well as the acquisition, ownership and disposition of Senior Housing shares.


     Federal income tax consequences may differ depending on whether or not a person is a "U.S. person." For purposes of this summary, a U.S. person for federal income tax purposes is:

     o a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws,

     o a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless otherwise provided by Treasury regulations,

     o an estate the income of which is subject to federal income taxation regardless of its source, or

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations, whose status as a U.S. person is not overridden by an applicable tax treaty.

Federal Income Tax Consequences of the Spin-Off to Our Shareholders

     In General. Our distribution of Senior Housing shares in the spin-off will affect us and our shareholders in the same manner as any other distribution of cash or property we make. These tax consequences are summarized below:

     o We generally are not subject to tax on our net income to the extent we distribute it to our shareholders.

     o Distributions to you out of our current or accumulated earnings and profits that we do not designate as capital gain dividends generally will be taken into account by you as ordinary income dividends. To the extent of our net capital gain for the taxable year, we may designate dividends as capital gain dividends that will be taxable to you as long-term capital gain.

     o Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted basis in our shares, but rather will reduce the adjusted basis in those shares.

     o Distributions in excess of our current and accumulated earnings and profits that exceed your adjusted basis in our shares generally will be taxable as capital gain from the sale of those shares.

     o Our current earnings and profits for a year will be allocated among each of the distributions for that year, in proportion to the amount of each distribution.

     o   Because we are a REIT,  neither our ordinary  income  dividends nor our
         capital  gain  dividends  will  qualify  for  any  dividends   received
         deduction for our corporate shareholders.

     Accordingly, the spin-off of Senior Housing shares will be treated as a distribution by us to our shareholders in the amount of the fair market value of the Senior Housing shares distributed. We expect that a portion of this distribution will be taxable to you as a dividend and a portion will be treated as a tax-free reduction in your adjusted basis in our shares. You will have a tax basis in the Senior Housing shares you receive equal to their fair market value at the time of the spin-off, and your holding period in those shares commences on the day after the spin-off.

     We believe that for all federal income tax purposes each Senior Housing share may be properly valued on the distribution date as the average of the reported high and low trading prices for Senior Housing shares in the public market on that date, and we will perform all our tax reporting, including statements supplied to you and to the IRS, on the basis of this average price, called the distribution price. However, it is possible that for federal income tax purposes the fair market value of a Senior Housing share that we distribute will differ from the fair market value of a Senior Housing share received by you in the distribution. Because of the factual nature of the value of the Senior Housing shares distributed by us and the value of the Senior Housing shares received by each of you, our counsel is unable to render an opinion on these values.


     As described in more detail below, although existing authority does not provide definitive guidance on valuing Senior Housing shares or on whether
Section 351(a) applies to the spin-off, on the basis of our valuation assumptions and our counsel's opinion that Section 351(a) likely applies, we will:

     o recognize a significant portion of the gains, but none of the losses, on Senior Housing's properties and other assets; and

     o recognize gains but not losses on our distribution of Senior Housing shares.

We will perform all our tax reporting, including statements sent to the IRS and to you, on this basis, but we could in the future be required to amend these tax reports if the IRS successfully challenges our valuation assumptions or our counsel's interpretation of the federal income tax laws . Gains that we recognize in the spin-off will increase our 1999 current earnings and profits, and this will increase the total amount of our 1999 distributions, including the distribution of Senior Housing shares, that is taxable as a dividend to you. Computing the amount of these gains and the additional taxable dividend amount is a complex calculation which requires information, including the distribution price for Senior Housing shares at the time of the spin-off and market values for Senior Housing properties and other assets at the time of the spin-off, that is not available at this time. Based on our current market value assumptions, on the total number of our shares presently outstanding, and on an assumed distribution price for Senior Housing shares of $24 per share, we estimate that if you own one of our common shares for the entire 1999 calendar year, then as a result of the Senior Housing spin-off you will have an additional taxable dividend of approximately $1.20 per share. For higher Senior Housing share distribution prices, the additional taxable dividend amount would be higher, and for lower distribution prices the additional taxable dividend amount would be lower. Based on our current assumptions, we estimate that the additional taxable dividend may fluctuate by up to $0.20 per HRPT share for each $1 fluctuation in the distribution price for Senior Housing shares. However, a definitive additional taxable dividend computation will not be possible until after the spin-off.


     To the extent we can, we intend to designate a portion of any additional taxable dividend as a capital gain dividend that generally will be subject to tax at the maximum capital gain rates of 20% and 25% in the case of our noncorporate shareholders.

     Taxation of Tax-Exempt Entities. Tax-exempt entities are generally not subject to federal income taxation except to the extent of their "unrelated business taxable income," often referred to as UBTI, as defined in Section 512(a) of the Internal Revenue Code. As with our other distributions, the distribution of Senior Housing shares to you if you are a tax-exempt entity should generally not constitute UBTI, provided that you

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

have not financed the acquisition of our shares with acquisition indebtedness within the meaning of Section 514 of the Internal Revenue Code. However, if you are a tax-exempt pension trust, including a so-called 401(k) plan but excluding an individual retirement account or government pension plan, that owns more than 10% by value of a pension-held REIT, then you may have to report a portion of the dividends that you receive from the REIT as UBTI. Although we cannot provide complete assurance on this matter, we believe that we have not been and will not become a pension-held REIT.


     Taxation of Non-U.S. Persons. If you are a non-U.S. person, the spin-off of Senior Housing shares will generally be taxable to you in the same manner as any other distribution of cash or property that we make to you. The rules governing the federal income taxation of non-U.S. persons are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. person, we urge you to consult with your own tax advisor to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to the spin-off of Senior Housing shares and your investment in our shares.


     You will generally be subject to regular federal income tax in the same manner as a U.S. person with respect to the spin-off of Senior Housing shares and your investment in our shares, if this investment is effectively connected with your conduct of a trade or business in the United States. In addition, if you are a corporate shareholder, your income that is effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Internal Revenue Code, which is payable in addition to regular federal corporate income tax. The balance of this summary addresses only those non-U.S. persons whose investment in our common shares is not effectively connected with the conduct of a trade or business in the United States.

     We are not at this time designating the distribution of Senior Housing shares as a capital gain dividend that is subject to 35% withholding for non-U.S. persons, and accordingly the 30% or applicable lower treaty rate withholding will be imposed upon the fair market value of Senior Housing shares that we distribute to you. We or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Senior Housing shares that you would otherwise receive, and you will bear the brokerage or other costs for this withholding procedure. Because we cannot determine our current and accumulated earnings and profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross fair market value of the Senior Housing shares distributed to you. Notwithstanding this and other withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed your adjusted basis in our shares, and the nontaxable return of capital will reduce your adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed your adjusted basis in our shares, the distributions will give rise to tax liability only if you would otherwise be subject to tax on any gain from the sale or exchange of our shares. Your gain from the sale or exchange of our shares will not be taxable if:


     o our shares are "regularly traded" within the meaning of Treasury regulations under Section 897 of the Internal Revenue Code and you have at all times during the preceding five years owned 5% or less by value of our outstanding shares, or

     o we are a "domestically controlled REIT" within the meaning of Section 897 of the Internal Revenue Code.


Although we cannot provide complete assurance on this matter, we believe that our shares are regularly traded and that we are a domestically controlled REIT. You may seek a refund of amounts withheld on distributions to you in excess of our current and accumulated earnings and profits, provided that you furnish the required information to the IRS.


     We expect that a portion of some or all of our 1999 distributions will be treated for federal income tax purposes as attributable to our dispositions of United States real property interests. To the extent that a portion

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

of any of our distributions, including the distribution of Senior Housing shares, is attributable to our disposition of United States real property interests, you will be subject to tax on this portion as though it were gain effectively connected with a trade or business in the United States . Accordingly, you will be taxed on these amounts at the capital gain rates applicable to a U.S. person, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; you will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and if you are a corporation, you may owe the 30% branch profits tax under Section 884 of the Internal Revenue Code in respect of these amounts.


     We and other applicable withholding agents will be required to withhold from distributions to shareholders that are non-U.S. persons, and to remit to the IRS, 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. In addition, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends for purposes of the 35% withholding rule. After the close of our 1999 taxable year, we expect to designate to the maximum extent possible a portion of one or more of our 1999 distributions as capital gain dividends, and accordingly 35% withholding will be imposed upon our subsequent distributions to non-U.S. persons to that extent.

     The amount of any tax withheld on distributions to you is creditable against your United States federal income tax liability, and any amount of tax withheld in excess of that tax liability may be refunded if you file an appropriate claim for refund with the IRS. New Treasury regulations will alter reporting of and withholding on distributions paid to you with respect to our shares. Under recent administrative guidance, these new Treasury regulations are to be effective generally for payments made after December 31, 2000. Among other changes, the new Treasury regulations generally require non-U.S. persons and withholding agents to use the new IRS Forms W-8 series, rather than the predecessor IRS Forms W-8, 1001 and 4224.

Federal Income Tax Consequences of the Spin-Off to HRPT

     The Internal Revenue Code imposes upon us various REIT qualification tests comparable to those imposed upon Senior Housing and discussed below. While we believe that we have operated and will operate in a manner to satisfy the various REIT qualification tests, counsel has not reviewed and will not review our compliance with these tests on a continuing basis. The following discussion summarizes REIT qualification and taxation issues under the Internal Revenue Code implicated by our spin-off of Senior Housing shares.

     In General. So long as Senior Housing and its subsidiaries remain our wholly owned direct or indirect subsidiaries, they will be qualified REIT subsidiaries under Section 856(i) of the Internal Revenue Code or, equivalently, noncorporate entities that are taxed as part of us under regulations issued under Section 7701 of the Internal Revenue Code. During these periods Senior Housing and its subsidiaries will not be taxpayers separate from HRPT for federal income tax purposes. Under the transaction agreement, the federal income tax liabilities and federal income tax filings for Senior Housing and its subsidiaries for these periods are the responsibility of HRPT.

     When we cease to wholly own Senior Housing and its subsidiaries as a result of the spin-off of Senior Housing shares, the following will be deemed to have occurred for federal income tax purposes:


     o Immediately preceding the spin-off of Senior Housing shares, we disposed of the properties and assets of Senior Housing and its subsidiaries in an exchange, called a deemed exchange, in which our aggregate amount realized equaled the sum of the fair market value of the total number of Senior Housing shares owned by us immediately preceding the spin-off, plus the promissory obligations owing to us from Senior Housing immediately preceding the spin-off, including the then outstanding balance of principal and accrued interest on the formation debt, plus the aggregate amount of liabilities that are associated with the Senior Housing properties and assets and that remain the responsibility of Senior Housing and its subsidiaries after the spin-off.


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

     o    Immediately   after  the  deemed  exchange,   we  distributed  to  our
          shareholders 13.2 million of the Senior Housing shares we were treated as having received in the deemed exchange.

     Valuing Senior Housing Shares. Our aggregate amount realized in the deemed exchange and our tax consequences upon the distribution of Senior Housing shares both depend on the fair market value of the Senior Housing shares. Under applicable judicial precedent, it is possible that for federal income tax purposes the following three valuations may differ:


     o the per share fair market value of the Senior Housing shares we are treated as receiving in the deemed exchange;

     o the per share fair market value of the Senior Housing shares that we distribute; and

     o the average of the reported high and low trading prices for the Senior Housing shares in the public market on the date of the spin-off, called the distribution price.


Because of the factual nature of the value of the Senior Housing shares, Sullivan & Worcester LLP is unable to render an opinion on these values. We believe that for all federal income tax purposes the per share fair market value of Senior Housing shares may be properly valued at the distribution price. Accordingly, the distribution price will be used for all our tax reporting, including for purposes of computing the aggregate amount realized in the deemed exchange and for purposes of computing any gain or loss we may have on the distribution of Senior Housing shares. We may be required to amend these tax reports, including those sent to our shareholders, if the IRS successfully challenges our valuation assumptions.

     Taxation of the Deemed Exchange. The Internal Revenue Code and applicable authorities do not provide definitive guidance on whether Section 351(a) applies to the deemed exchange. Sullivan & Worcester LLP has opined that it is likely that the deemed exchange is an exchange under Section 351(a) which will be a partially taxable transaction in which our losses are not recognized, and in which our gains are recognized only to the extent of the value of property other than Senior Housing shares, including the outstanding balance of principal and accrued interest on the formation debt, that we receive in the deemed exchange. We expect that the then outstanding balance on the formation debt will be sufficiently large so that we will recognize a significant portion of our gains realized in the deemed exchange.

     However, if the deemed exchange is not an exchange under Section 351(a), then the deemed exchange will be a fully taxable transaction in which our gains are recognized in full immediately, and in which our losses are recognized in full when we own 50% or less of both the voting power and the value of Senior Housing's outstanding stock. Although the IRS could assert that a control premium causes us to own more than 50% of the value of Senior Housing even though we own less than half of its shares, we believe that our ownership of Senior Housing will be below the 50% voting and valuation thresholds immediately after the spin-off. Because of the factual nature of valuations, our counsel is unable to render an opinion on values. Whether or not the deemed exchange is an exchange under Section 351(a) also will have an impact on our tax basis in the Senior Housing shares that we distribute and those that we retain, as well as on Senior Housing's initial tax bases and depreciation schedule in its properties and assets, all as described below.

     Whether the deemed exchange is an exchange under Section 351(a) depends upon the application of rules that foreclose Section 351(a) treatment for property transfers to a REIT that accomplish diversification. Thus, under
Section 1.351-1(c) of the Treasury Regulations, if the deemed exchange and our distribution of Senior Housing shares result, directly or indirectly, in HRPT diversifying its ownership of the Senior Housing properties and assets, then the deemed exchange will not be an exchange under Section 351(a). For this purpose, there is no proscribed diversification if either:

     o there is no plan or intention for Senior Housing to issue more than a de minimis number of shares following the spin-off, or


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


     o the Senior Housing portfolio of properties and assets is already sufficiently diversified.

Although it is contemplated that Senior Housing will issue additional shares in the future to raise capital and grow as an independent REIT, at the time of the spin-off we expect there to be no specific plan for raising additional capital. In addition, we believe that the Senior Housing portfolio is diversified for purposes of these rules, given the properties' diversity in geography, size, age, operating history and remaining lease terms. While it is true that the Senior Housing properties are at present leased to only a modest number of tenants, we believe this does not detract from the diversified nature of the Senior Housing portfolio because the owner of the portfolio continues to have an economic stake in each individual property through its residual interest in each property at the expiration of that property's lease term, and receiving rent, in respect of a significant number of properties in the portfolio, that is based in part on the gross revenues which the tenant is able to derive from that property. Further, we believe that the Senior Housing portfolio's modest number of tenants is consistent with the business model of several other publicly traded REITs and with prudent real estate investment practices generally. Based on these and other representations we made regarding the diversity of the Senior Housing portfolio, our counsel has opined that it is likely that the deemed exchange will be an exchange described in Section 351(a), and we will perform all our tax reporting, including statements supplied to our shareholders and to the IRS, accordingly. We may be required to amend these tax reports, including those sent to our shareholders, if the IRS successfully challenges our position that the deemed exchange is an exchange described in Section 351(a). We expect to ensure our 1999 and future compliance with the 95% REIT distribution requirements of the Internal Revenue Code by making distributions to our shareholders that are sufficient regardless of whether the deemed exchange is an exchange described under Section 351(a).


     Regardless of whether Section 351(a) governs the deemed exchange, the aggregate amount realized in the deemed exchange, as well as the property other than Senior Housing shares that we receive in the deemed exchange, will be allocated among the assets of Senior Housing in proportion to their relative fair market values. With respect to each Senior Housing asset, we will realize gain or loss, as the case may be, equal to the difference between the aggregate amount realized in the deemed exchange allocable to that asset and our adjusted tax basis in that asset. If Section 351(a) applies to the deemed exchange, then we will recognize any realized gain in a Senior Housing asset only to the extent of that asset's allocable share of the property we receive in the deemed exchange other than Senior Housing shares, and we will not recognize any realized loss in a Senior Housing asset. We and our wholly owned direct and indirect subsidiaries have held the Senior Housing assets for investment with a view to long-term income production and capital appreciation, and the conversion of Senior Housing into a separate REIT by means of the spin-off of Senior Housing shares represents a new, unique opportunity to maximize the value of our investment in the Senior Housing assets. We therefore believe that our gains on Senior Housing assets in the deemed exchange will be gains from assets held for investment. Accordingly, our gains on realty or mortgages on real property will be qualifying gross income under the 75% and 95% gross income tests of Section 856(c)(2)-(3) of the Internal Revenue Code. Although our gains on personalty other than mortgages will not be qualifying income under either the 75% or the 95% gross income test, we expect to recognize little or no gain of this type. However, if any of our gains on Senior Housing assets in the deemed exchange were to be characterized as gains from the disposition of inventory or other property held primarily for sale to customers, these gains would be subject to the 100% penalty tax of Section 857(b)(6) of the Internal Revenue Code. In addition, some of the Senior Housing assets in the deemed exchange were acquired in carryover basis transactions from C corporations within the last ten years. Accordingly, we are subject to a REIT-level federal tax on the gains on these assets, which federal tax we anticipate to be less than $1 million. Our payment of this REIT-level federal tax will constitute a deduction for us in computing the amount of our income that we must distribute to our shareholders and in computing the portion of our distributions to our shareholders that constitutes taxable income rather than a return of capital.


     Taxation of the Distribution. Our distribution of Senior Housing shares in the spin-off will be treated in the same manner as any other distribution of cash or property that we may make. Thus, the distribution of Senior Housing shares together with our other 1999 distributions will entitle us to a dividends paid deduction to the extent of our earnings and profits for the year, assuming as expected that these distributions exceed our earnings and profits. In addition, we will recognize gain from the distribution of these Senior Housing shares equal to the excess, if any, of the fair market value of the total number of Senior Housing shares that we

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

distribute, over our tax basis in those distributed Senior Housing shares. In contrast, we will not recognize loss on the distribution even if our tax basis in the distributed Senior Housing shares exceeds their fair market value.


     Under applicable judicial precedent, it is possible that for federal income tax purposes the per share fair market value of the Senior Housing shares we distribute will differ from the distribution price. In addition, our counsel is unable to render an opinion on the fair market value of the total number of Senior Housing shares that we distribute because of the factual nature of value determinations. However, on the basis of valuation assumptions described above, the fair market value of the total number of Senior Housing shares that we distribute may be computed as the distribution price multiplied by the number of Senior Housing shares distributed. Our tax basis in the distributed Senior Housing shares is computed as described below and depends upon whether Section 351(a) governs the deemed exchange.

     Any gain that we recognize on our distribution of Senior Housing shares will be qualifying gross income under the 75% and 95% gross income tests of
Section 856(c)(2)-(3) of the Internal Revenue Code, provided that we are not treated as holding the distributed Senior Housing shares as inventory or other property held primarily for sale to customers. If any of this gain were characterized as the sale of inventory or other property held primarily for sale to customers, this would not affect our ability to satisfy the 75% and 95% gross income tests, but the recharacterized gain would be subject to the 100% penalty tax of Section 857(b)(6) of the Internal Revenue Code. Although we can provide no assurance on this matter, because we and our wholly owned direct and indirect subsidiaries have held the Senior Housing properties and assets for investment with a view to long-term income production and capital appreciation, and because the conversion of Senior Housing into a separate REIT by means of the distribution of Senior Housing shares represents a new, unique opportunity to maximize the value of our investment in the Senior Housing properties and assets, we do not believe that we have held the Senior Housing shares as inventory or other property held primarily for sale to customers.

     If we are correct that the deemed exchange is governed by Section 351(a), then our tax basis in the 100% of the Senior Housing shares that we own immediately prior to the distribution of Senior Housing shares will be equal to, and our tax basis in each individual Senior Housing share will be its pro rata share of, the following sum:

     (1) our aggregate adjusted tax bases in the Senior Housing properties and assets immediately prior to the deemed exchange; plus

     (2)  all gains that we recognize in the deemed exchange; minus

     (3) Senior Housing's promissory obligations owing to us immediately preceding the spin-off, including the then outstanding balance of principal and accrued interest on the formation debt; minus

     (4) the aggregate amount of liabilities that are associated with the Senior Housing properties and assets and that remain the responsibility of Senior Housing and its subsidiaries after the spin-off.

As described above, we believe that each Senior Housing share we receive in the deemed exchange may be valued at the distribution price, and we expect that a significant portion of the realized gains, but none of the realized losses, in the deemed exchange will be recognized. Accordingly, we expect that our tax basis in each of the Senior Housing shares that we own immediately prior to the distribution will be, at most, only a few dollars per share below the distribution price, and may possibly exceed the distribution price. Under these circumstances, we could recognize gain but no loss on our distribution of Senior Housing shares.

     Alternatively, if the deemed exchange is not governed by Section 351(a), our tax basis in the 100% of the Senior Housing shares that we own immediately prior to the spin-off will be their fair market value as determined for purposes of computing our aggregate amount realized in the deemed exchange. Accordingly, in the spin-off we would be distributing Senior Housing shares that each have a fair market value and tax basis equal to the distribution price, and so we would not recognize any gain or loss in the distribution.

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

     Our Continued Investments in Senior Housing. After the distribution of Senior Housing shares, we will continue to own Senior Housing shares, and we expect Senior Housing to qualify as a REIT under the Internal Revenue Code. For so long as it qualifies as a REIT, our continued investment in Senior Housing shares will count favorably toward the 75%, 25%, 10%, and 5% gross assets tests of Section 856(c)(4) of the Internal Revenue Code; similarly, the dividend income we receive on Senior Housing shares will count as qualifying income for us under the 75% and 95% gross income tests of Section 856(c)(2)-(3) of the Internal Revenue Code.

     We expect Senior Housing to pay off the formation debt soon after our spin-off of Senior Housing shares, but if it does not do so, then we will exercise our rights to have the formation debt adequately secured, within 20 days of the spin-off, by mortgages on the real property owned by one or more of Senior Housing's subsidiaries. Accordingly, we expect that if the formation debt is not paid in full soon after the spin-off, then our investment in the formation debt, as adequately secured by mortgages on real estate, will also count favorably toward the 75%, 25%, 10%, and 5% gross assets tests of Section 856(c)(4) of the Internal Revenue Code, and similarly the interest income from the formation debt will count as qualifying income for us under the 75% and 95% gross income tests of Section 856(c)(2)-(3) of the Internal Revenue Code.

     The transaction agreement contains provisions that require Senior Housing and HRPT to refrain from taking actions that may jeopardize each other's qualification as a REIT under the Internal Revenue Code.

Federal Income Taxation of Senior Housing and its Shareholders

     In General. Senior Housing will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its 1999 taxable year. Senior Housing's 1999 taxable year will begin when it ceases to be wholly owned by HRPT and will end on December 31, 1999. Senior Housing's REIT election, assuming continuing compliance with the federal income tax qualification tests summarized below, continues in effect for subsequent taxable years. Although no assurance can be given, Senior Housing believes that it will be organized and will operate in a manner that qualifies it to be taxed under the Internal Revenue Code as a REIT.

     As a REIT, Senior Housing generally will not be subject to federal income tax on its net income distributed as dividends to its shareholders. Distributions to Senior Housing shareholders generally will be includable in their income as dividends to the extent the distributions do not exceed Senior Housing's current or accumulated earnings and profits. A portion of these dividends may be treated as capital gain dividends, as explained below. No portion of any dividends will be eligible for the dividends received deduction for corporate shareholders. Distributions in excess of current or accumulated earnings and profits generally will be treated for federal income tax purposes as a return of capital to the extent of a recipient shareholder's basis in its shares, and will reduce this basis.

     Senior Housing's counsel, Sullivan & Worcester LLP, has opined that Senior Housing will be organized as a REIT under the Internal Revenue Code for its 1999 taxable year, and that its current investments and plan of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Senior Housing's actual qualification and taxation as a REIT will depend upon its ability to meet the various REIT qualification tests imposed under the Internal Revenue Code and summarized below. While Senior Housing believes that it will operate in a manner to satisfy the various REIT qualification tests, counsel has not reviewed and will not review compliance with these tests on a continuing basis. If Senior Housing fails to qualify as a REIT in any year, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed like shareholders of ordinary corporations. In this event, Senior Housing could be subject to significant tax liabilities, and the amount of cash available for distribution to its shareholders may be reduced or eliminated.

     If Senior Housing qualifies for taxation as a REIT and distributes to its shareholders at least 95% of its "real estate investment trust taxable income," computed by excluding any net capital gain and before taking into account any dividends paid deduction for which it is eligible, it generally will not be subject to federal

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corporate  income  taxes on the  amount  distributed.  However,  even if  Senior
Housing qualifies for federal income taxation as a REIT, it may be subject to federal tax in the following circumstances:

     o Senior Housing will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including its undistributed net capital gains.

     o If Senior Housing's alternative minimum taxable income exceeds its taxable income, it may be subject to the corporate alternative minimum tax on its items of tax preference.


     o If Senior Housing has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax on this income at the highest regular corporate rate, which is currently 35%.


     o If Senior Housing has net income from prohibited transactions, including sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than foreclosure property, it will be subject to tax on this income at a 100% rate.

     o If Senior Housing fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT, it will be subject to tax at a 100% rate on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability.


     o If Senior Housing fails to distribute for any calendar year at least the sum of 85% of its REIT ordinary income for that year, 95% of its REIT capital gain net income for that year, and any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

     o If Senior Housing acquires an asset from a corporation in a transaction in which its basis in the asset is determined by reference to the basis of the asset in the hands of a present or former C corporation, and if it subsequently recognizes gain on the disposition of this asset during the ten-year period beginning on the date on which the asset ceased to be owned by the C corporation, then Senior Housing will pay tax at the highest regular corporate tax rate, which is currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation's basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain recognized in the disposition.


     If Senior Housing invests in properties in foreign countries, its profits from these investments will generally be subject to tax in the countries where those properties are located. The nature and amount of this taxation will depend on the laws of the countries where the properties are located. If Senior Housing operates as it currently intends, then it will distribute its taxable income to its shareholders and it will not pay federal corporate income tax, and thus it generally cannot recover the cost of foreign taxes imposed on its foreign investments by claiming foreign tax credits against its federal income tax liability. Nor can Senior Housing pass through to its shareholders any foreign tax credits.

     If Senior Housing fails to qualify for federal income taxation as a REIT in any taxable year, then it will be subject to federal taxes in the same manner as an ordinary corporation. Distributions to its shareholders in any year in which it fails to qualify as a REIT will not be deductible, nor will these distributions be required to be made. In that event, to the extent of current and accumulated earnings and profits, all distributions to Senior Housing shareholders will be taxable as ordinary dividend income, and subject to limitations in the Internal Revenue Code, will be eligible for the dividends received deduction for corporate recipients. Senior Housing would also generally be disqualified from federal income taxation as a REIT for the four taxable years following disqualification. Failure to qualify for federal income taxation as a REIT for even one year could result in Senior Housing incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate-level taxes.

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

     General REIT Qualification Requirements. Section 856(a) of the Internal Revenue Code defines a REIT as a corporation, trust or association:

     (1)  that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) that would be taxable, but for Sections 856 through 859 of the Internal Revenue Code, as an ordinary domestic corporation;

     (4) that is neither a financial institution nor an insurance company subject to special provisions of the Internal Revenue Code;

     (5)  the beneficial ownership of which is held by 100 or more persons;

     (6) that is not "closely held" as defined under the personal holding company stock ownership test, as described below; and

     (7) that meets other tests regarding income, assets and distributions, all as described below.

Section 856(b) of the Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a pro rata part of a taxable year of less than 12 months. Section 856(h)(2) of the Internal Revenue Code provides that conditions (5) and (6) need not be met for Senior Housing's 1999 taxable year, which taxable year commences on the date of the spin-off. Senior Housing believes that it will satisfy conditions (1) to
(6), inclusive, for its 1999 taxable year, and that it will continue to satisfy those conditions in future taxable years. There can, however, be no assurance in this regard.

     By reason of condition (6) above, Senior Housing will fail to qualify as a REIT for a taxable year if at any time during the last half of the year more than 50% in value of its outstanding shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), Senior Housing's declaration of trust contains provisions restricting transfers of its shares. Similarly, for the purpose of HRPT maintaining its own qualification as a REIT under the Tax Code, HRPT's declaration of trust contains comparable provisions that limit concentrated ownership of shares in HRPT. In addition, commencing with its 1999 taxable year, if Senior Housing complies with applicable Treasury regulations for ascertaining the ownership of its outstanding shares and does not know, or exercising reasonable diligence would not have known, that it failed condition (6), then it will be treated as satisfying condition (6). Also, Senior Housing's failure to comply with these applicable Treasury regulations for ascertaining ownership of its outstanding shares may result in a penalty of $25,000, or $50,000 for intentional violations. Accordingly, Senior Housing intends to comply with these Treasury regulations, and to request annually from record holders of significant percentages of its shares information regarding the ownership of its shares. Under Senior Housing's declaration of trust, its shareholders are required to respond to these requests for information.

     The rule that an entity will fail to qualify as a REIT for a taxable year if at any time during the last half of the year more than 50% in value of its outstanding shares is owned directly or indirectly by five or fewer individuals is relaxed in the case of pension trusts owning shares in a REIT. Shares in a REIT held by a pension trust are treated as held directly by the pension trust's beneficiaries in proportion to their actuarial interests in the pension trust. Consequently, five or fewer pension trusts could own more than 50% of the interests in an entity without jeopardizing that entity's federal income tax qualification as a REIT. However, as discussed below, if a REIT is a "pension-held REIT," each pension trust owning more than 10% of the REIT's shares by value generally will be taxed on a portion of the dividends received from the REIT, based on the ratio of

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     (1)  the REIT's gross income for the year that would be unrelated  trade or business income if the REIT were a qualified pension trust, to

     (2)  the REIT's total gross income for the year.

     Senior Housing's Subsidiaries and Partnerships. Section 856(i) of the Internal Revenue Code provides that any corporation 100% of whose stock is held by a REIT is a qualified REIT subsidiary and shall not be treated as a separate corporation. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT's. Senior Housing believes that each of its direct and indirect wholly owned subsidiaries will either be a qualified REIT subsidiary within the meaning of Section 856(i) of the Internal Revenue Code, or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under regulations issued under Section 7701 of the Internal Revenue Code. Thus, in applying all the federal income tax REIT qualification requirements described in this summary, Senior Housing's direct and indirect wholly owned subsidiaries are ignored, and all assets, liabilities and items of income, deduction and credit of its direct and indirect wholly owned subsidiaries are treated as Senior Housing's.

     Senior Housing may invest in real estate through one or more limited or general partnerships or limited liability companies that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, regulations under the Internal Revenue Code provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share. In addition, for these purposes, the character of the assets and gross income of the partnership generally retain the same character in the hands of the REIT. Accordingly, Senior Housing's proportionate share of the assets, liabilities, and items of income of each partnership in which it is a partner are treated as Senior Housing's for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, Senior Housing must take into account as a partner its distributive share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Internal Revenue Code.

     Income Tests. There are two gross income requirements for qualification as a REIT under the Internal Revenue Code:

     o First, at least 75% of Senior Housing's gross income, excluding gross income from sales or other dispositions of property held primarily for sale, must be derived from investments relating to real property, including "rents from real property" as defined under Section 856 of the Internal Revenue Code, mortgages on real property, or shares in other REITs. When Senior Housing receives new capital in exchange for its shares or in a public offering of five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of its receipt of the new capital, is generally also qualifying income under the 75% test.

     o Second, at least 95% of Senior Housing's gross income, excluding gross income from sales or other dispositions of property held primarily for sale, must be derived from a combination of items of real property income that satisfy the 75% test described above, dividends, interest, payments under interest rate swap or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments, and gains from the sale or disposition of stock, securities, or real property.


For purposes of these two requirements, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. Although Senior Housing will use its best efforts to ensure that the income generated by its investments will be of a type which satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

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

     In order to qualify as "rents from real property" under Section 856 of the Internal Revenue Code, several requirements must be met:

     o First, the amount of rent received generally must not be based on the income or profits of any person, but may be based on receipts or sales.


     o Second, rents do not qualify if the REIT owns 10% or more of the tenant, whether directly or after application of attribution rules. While Senior Housing intends not to lease property to any party if rents from that property would not qualify as rents from real property, application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond Senior Housing's control. For example, an unaffiliated third party's ownership directly or by attribution of 10% or more of Senior Housing's shares, or 10% or more of HRPT's shares for so long as HRPT owns 10% or more of Senior Housing, as well as 10% or more of the stock of a Senior Housing lessee, would result in that lessee's rents not qualifying as rents from real property. Senior Housing's declaration of trust disallows transfers or purported acquisitions, directly or by attribution, of its shares that could result in disqualification as a REIT under the Internal Revenue Code and permits its trustees to repurchase the shares to the extent necessary to maintain Senior Housing's status as a REIT under the Internal Revenue Code. Similarly, for the purpose of HRPT maintaining its own qualification as a REIT under the Internal Revenue Code, HRPT's declaration of trust contains provisions that generally limit concentrated ownership of HRPT's shares to 8.5% or below. Furthermore, the transaction agreement provides that HRPT will not take any actions that may jeopardize Senior Housing's REIT status under the Internal Revenue Code. Nevertheless, there can be no assurance that these provisions in Senior Housing's and HRPT's declarations of trust and the provisions of the transaction agreement will be effective to prevent REIT status under the Internal Revenue Code from being jeopardized under the 10% lessee affiliate rule. Furthermore, there can be no assurance that Senior Housing will be able to monitor and enforce these restrictions, nor will Senior Housing's shareholders necessarily be aware of ownership of shares attributed to them under the Internal Revenue Code's attribution rules.


     o Third, in order for rents to qualify, Senior Housing generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom Senior Housing derives no income. There is an exception to this rule permitting a REIT to perform customary tenant services of the sort which a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income" as defined in
          Section 512(b)(3) of the Internal Revenue Code. In addition, a de minimis amount of noncustomary services will not disqualify income as "rents from real property" so long as the value of the impermissible services does not exceed 1% of the gross income from the property.

     o Fourth, if rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property; if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the tax basis of the personal property to the total tax basis of the real and personal property which is rented.

Senior Housing believes that all or substantially all its rents will qualify as rents from real property for purposes of Section 856 of the Internal Revenue Code.

     In order to qualify as mortgage interest on real property for purposes of the 75% test, interest must derive from a mortgage loan secured by real property with a fair market value at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property, the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property to the total amount of the mortgage loan.

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

     Any gain Senior Housing realizes on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may have an adverse effect upon Senior Housing's ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. Senior Housing cannot provide assurances as to whether or not the IRS might successfully assert that one or more of its dispositions is subject to the 100% penalty tax. However, Senior Housing believes that any occasional disposition of assets that it might make will not be subject to the 100% penalty tax, because it intends to:


     o own its assets for investment with a view to long-term income production and capital appreciation;

     o engage in the business of developing, owning and operating its existing properties and acquiring, developing, owning and operating new properties; and

     o make occasional dispositions of its assets consistent with its long-term investment objectives.


     If Senior Housing fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if:


     o its failure to meet the test was due to reasonable cause and not due to willful neglect;

     o it reports the nature and amount of each item of its income included in the 75% or 95% gross income tests for that taxable year on a schedule attached to its tax return; and

     o any incorrect information on the schedule was not due to fraud with intent to evade tax.


It is impossible to state whether in all circumstances Senior Housing would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. Even if this relief provision did apply, a special tax equal to 100% is imposed upon the greater of the amount by which Senior Housing failed the 75% test or the 95% test, multiplied by a fraction intended to reflect its profitability.

     Asset Tests. At the close of each quarter of each taxable year, Senior Housing must also satisfy three percentage tests relating to the nature of its assets:


     o First, at least 75% of the value of Senior Housing's total assets must consist of real estate assets, cash and cash items, shares in other REITs, government securities, and stock or debt instruments purchased with proceeds of a stock offering or an offering of its debt with a term of at least five years, but only for the one-year period commencing with its receipt of the offering proceeds.

     o Second, not more than 25% of Senior Housing's total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

     o Third, of the investments included in the preceding 25% asset class, the value of any one issuer's securities that Senior Housing owns may not exceed 5% of the value of its total assets, and Senior Housing may not own more than 10% of any one issuer's outstanding voting securities.

When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Senior Housing intends to maintain records of the value of its assets to document its compliance with the above three asset tests, and to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter.

     Annual Distribution Requirements. In order to qualify for taxation as a REIT under the Internal Revenue Code, Senior Housing is required to make annual distributions other than capital gain dividends to its shareholders in an amount at least equal to the excess of:


     (A) the sum of 95% of Senior Housing's "real estate investment trust taxable income," as defined in Section 857 of the Internal Revenue Code, but computed without regard to the dividends paid deduction and net capital gain, and 95% of Senior Housing's net income after tax, if any, from property received in foreclosure, over


     (B) the sum of Senior Housing's qualifying noncash income, e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Senior Housing timely files its tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. Dividends declared in October, November, or December and paid during the following January will be treated as having been both paid and received on December 31 of the prior taxable year. A distribution which is not pro rata within a class of Senior Housing's beneficial interests entitled to a distribution, or which is not consistent with the rights to distributions among Senior Housing's classes of beneficial interests, is a preferential distribution that is not taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution could affect Senior Housing's ability to meet the distribution requirements. Taking into account Senior Housing's distribution policies, including any dividend reinvestment plan it may adopt, Senior Housing expects that it will not make any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax discussed below. To the extent that Senior Housing does not distribute all of its net capital gain and all of its real estate investment trust taxable income, as adjusted, it will be subject to tax on undistributed amounts.

     In addition, Senior Housing will be subject to a 4% excise tax to the extent it fails within a calendar year to make required distributions to its shareholders of 85% of its ordinary income and 95% of its capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of Senior Housing's taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision.

     If Senior Housing does not have enough cash or other liquid assets to meet the 95% distribution requirements, it may find it necessary to arrange for new debt or equity financing to provide funds for required distributions, or else its REIT status for federal income tax purposes could be jeopardized. Senior Housing can provide no assurance that financing would be available for these purposes on favorable terms.

     If Senior Housing fails to distribute sufficient dividends for any year, it may be able to rectify this failure by paying "deficiency dividends" to shareholders in a later year. These deficiency dividends may be included in Senior Housing's deduction for dividends paid for the earlier year, but an interest charge would be imposed upon it for the delay in distribution. Although Senior Housing may be able to avoid being taxed on amounts distributed as deficiency dividends, it will remain liable for the 4% excise tax discussed above.

     Depreciation and Federal Income Tax Treatment of Leases. For properties purchased after the spin-off, Senior Housing's initial tax basis will generally be its acquisition cost. Senior Housing will generally depreciate its real property on a straight-line basis over 40 years and its personal property, if any, over 12 years. These depreciation schedules may vary for properties that Senior Housing acquires through tax-free or carryover basis acquisitions.

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     Senior  Housing's  initial  tax bases and  depreciation  schedules  for its assets at the time of the spin-off will depend upon whether the deemed exchange that results from the spin-off is an exchange under Section 351(a) of the Internal Revenue Code. Assuming Section 351(a) treatment, Senior Housing will carry over HRPT's tax basis and depreciation schedule in each Senior Housing asset, and to the extent that HRPT recognizes gain on a Senior Housing asset in the deemed exchange, Senior Housing will have additional tax basis in that asset which it will depreciate as described above for newly purchased assets. In contrast, if Section 351(a) treatment does not apply to the deemed exchange, then Senior Housing will be treated as though it acquired all its assets at the time of the spin-off in a fully taxable acquisition, thereby acquiring aggregate tax bases in these assets equal to the aggregate amount realized by HRPT in the deemed exchange, and Senior Housing will depreciate these tax bases as described above for newly purchased assets. Senior Housing believes, and Sullivan & Worcester LLP has opined that it is likely that the deemed exchange will be an exchange under Section 351(a), and Senior Housing will perform all its tax reporting accordingly. Senior Housing may be required to amend these tax reports, including those sent to its shareholders, if the IRS successfully challenges its position that the deemed exchange is an exchange under Section 351(a). Senior Housing intends to comply with the 95% REIT distribution requirements in 1999 and future years regardless of whether the deemed exchange is an exchange under Section 351(a).


     Senior Housing will be entitled to depreciation deductions from its facilities only if it is treated for federal income tax purposes as the owner of the facilities. This means that the leases of the facilities must be classified for federal income tax purposes as true leases, rather than as sales or financing arrangements, and Senior Housing believes this to be the case. In addition, in the case of sale-leaseback arrangements, the IRS could assert that Senior Housing realized prepaid rental income in the year of purchase to the extent that the value of a leased property exceeds the purchase price for that property. Because of the lack of clear precedent, Senior Housing cannot provide assurances as to whether the IRS might successfully assert the existence of prepaid rental income in any of its sale-leaseback transactions.

     Additionally, Section 467 of the Internal Revenue Code, which concerns leases with increasing rents, may apply to those of Senior Housing's leases which provide for rents that increase from one period to the next. Section 467 of the Internal Revenue Code provides that in the case of a so-called "disqualified leaseback agreement" rental income must be accrued at a constant rate. Where constant rent accrual is required, Senior Housing could recognize rental income from a lease in excess of cash rents and, as a result, encounter difficulty in meeting the 95% distribution requirement. Disqualified leaseback agreements include leaseback transactions where a principal purpose for providing increasing rent under the agreement is the avoidance of federal income tax. Recently issued Treasury regulations provide that rents will not be treated as increasing for tax avoidance purposes where the increases are based upon a fixed percentage of lessee receipts. Therefore, the additional rent provisions in Senior Housing's leases that are based on a fixed percentage of lessee receipts generally should not cause the leases to be disqualified leaseback agreements under Section 467.

     Taxation of Shareholders. As long as Senior Housing qualifies as a REIT for federal income tax purposes, a distribution to its shareholders that Senior Housing does not designate as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Distributions made out of Senior Housing's current or accumulated earnings and profits that Senior Housing properly designates as capital gain dividends will be taxed as long-term capital gains, as discussed below, to the extent they do not exceed actual net capital gain for the taxable year. However, corporate shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Internal Revenue Code. In addition, Senior Housing may elect to retain net capital gain income and treat it as constructively distributed. In that case,

     (1) Senior Housing will be taxed at regular corporate capital gains tax rates on retained amounts,

     (2) each shareholder will be taxed on its designated proportionate share of Senior Housing's retained net capital gains as though that amount were distributed and designated a capital gain dividend,

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

     (3) each shareholder will receive a credit for its designated proportionate share of the tax that Senior Housing pays,

     (4) each shareholder will increase its adjusted basis in its Senior Housing shares by the excess of the amount of its proportionate share of these retained net capital gains over its proportionate share of this tax that Senior Housing pays, and

     (5) both  Senior   Housing  and  its  corporate   shareholders   will  make
         commensurate adjustments in their respective earnings and profits for federal income tax purposes.

If Senior Housing elects to retain its net capital gains in this fashion, it will notify its shareholders of the relevant tax information within 60 days after the close of the affected taxable year. For noncorporate shareholders, long-term capital gains are generally taxed at maximum rates of 20% or 25%, depending upon the type of property disposed of and the previously claimed depreciation with respect to this property.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the shareholder's adjusted basis in the shareholder's Senior Housing shares, but will reduce the shareholder's basis in those shares. To the extent that these excess distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate shareholders at a maximum rate of 20%. No shareholder may include on his federal income tax return any of Senior Housing's net operating losses or any of its capital losses.

     Dividends that Senior Housing declares in October, November or December of a taxable year to shareholders of record on a date in those months will be deemed to have been received by shareholders on December 31 of that taxable year, provided Senior Housing actually pays these dividends during the following January. Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations will require tax preference items to be allocated to Senior Housing shareholders with respect to any accelerated depreciation or other tax preference items that Senior Housing claims.

     The sale or exchange of Senior Housing shares will result in recognition of gain or loss in an amount equal to the difference between the amount realized and the shareholder's adjusted basis in the shares sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder's holding period in the shares exceeds one year. In addition, any loss upon a sale or exchange of Senior Housing shares held for six months or less will generally be treated as a long-term capital loss to the extent of Senior Housing long-term capital gain dividends during the holding period.

     Noncorporate shareholders who borrow funds to finance their acquisition of Senior Housing shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Internal Revenue Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A shareholder's net investment income will include ordinary income dividend distributions received from Senior Housing and, if an appropriate election is made by the shareholder, capital gain dividend distributions received from Senior Housing; however, distributions treated as a nontaxable return of the shareholder's basis will not enter into the computation of net investment income.

     Taxation of Tax-Exempt Shareholders. In Revenue Ruling 66-106, the IRS ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income," even though the REIT may have financed some its activities with acquisition indebtedness. Although revenue rulings are interpretive in nature and subject to revocation or modification by the IRS, based upon the analysis and conclusion of Revenue Ruling 66-106, Senior Housing's distributions made to shareholders that are tax-exempt pension plans, individual retirement accounts, or other qualifying tax-exempt entities should not

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

constitute unrelated business taxable income, unless the shareholder has financed its acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

     Special rules apply to tax-exempt pension trusts, including so-called 401(k) plans but excluding individual retirement accounts or government pension plans, that own more than 10% by value of a "pension-held REIT" at any time during a taxable year. The pension trust may be required to treat a percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income. This percentage is equal to the ratio of

     (1) the pension-held REIT's gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension fund, less direct expenses related to that income, to

     (2) the pension-held REIT's gross income from all sources, less direct expenses related to that income,


except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if:


     o    the REIT is "predominantly held" by tax-exempt pension trusts, and


     o the REIT would otherwise fail to satisfy the "closely held" ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries.


A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock or beneficial interests, own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the restrictions in Senior Housing's declaration of trust regarding the ownership concentration of its shares, and because of the restrictions in HRPT's declaration of trust regarding the ownership concentration of HRPT's shares, Senior Housing believes that it will not be a pension-held REIT. However, because Senior Housing's shares and HRPT's shares will be publicly traded, Senior Housing cannot completely control whether or not it is or will become a pension-held REIT.


     Taxation of Non-U.S. Persons. The rules governing the federal income taxation of non-U.S. persons are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. person, we urge you to consult with your own tax advisor to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in Senior Housing shares.


     In general, a non-U.S. person will be subject to regular federal income tax in the same manner as a U.S. person with respect to its investment in Senior Housing shares if that investment is effectively connected with the non-U.S. person's conduct of a trade or business in the United States. In addition, a corporate non-U.S. person that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Internal Revenue Code, which is payable in addition to regular federal corporate income tax. The balance of this discussion on the federal income taxation of non-U.S. persons addresses only those non-U.S. persons whose investment in Senior Housing shares is not effectively connected with the conduct of a trade or business in the United States.

     A distribution by Senior Housing to a non-U.S. person that is not attributable to gain from the sale or exchange of a United States real property interest and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. A distribution of this type will generally be subject to federal income tax and withholding at the rate of 30%, or the lower rate that may be specified by a tax treaty if the non-U.S. person has in the manner prescribed

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

by the IRS demonstrated its entitlement to benefits under a tax treaty. Because Senior Housing cannot determine its current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. person that Senior Housing makes and does not designate a capital gain dividend. Notwithstanding this withholding on distributions in excess of Senior Housing current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. person's adjusted basis in Senior Housing shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. person's adjusted basis in Senior Housing shares, the distributions will give rise to tax liability if the non-U.S. person would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. A non-U.S. person may seek a refund of amounts withheld on distributions to him in excess of Senior Housing's current and accumulated earnings and profits, provided that the required information is furnished to the IRS.

     For any year in which Senior Housing qualifies as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a non-U.S. person as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. person. Accordingly, a non-U.S. person will be taxed on these amounts at the normal capital gain rates applicable to a U.S. person, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. person will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below; and corporate non-U.S. persons may owe the 30% branch profits tax under Section 884 of the Internal Revenue Code in respect of these amounts. Senior Housing will be required to withhold from distributions to non-U.S. persons, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if Senior Housing designates prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends. The amount of any tax withheld is creditable against the non-U.S. person's federal income tax liability, and any amount of tax withheld in excess of that tax liability may be refunded provided that an appropriate claim for refund is filed with the IRS.

     Tax treaties may reduce the withholding obligations on Senior Housing distributions. Under some treaties, however, rates below 30% generally applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT. If the amount of tax withheld by Senior Housing with respect to a distribution to a non-U.S. person exceeds the shareholder's federal income tax liability with respect to the distribution, the non-U.S. person may file for a refund of the excess from the IRS. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. persons but is higher than the 20% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. persons. Generally effective with respect to distributions paid after December 31, 2000, new Treasury regulations alter the information reporting and backup withholding rules applicable to non-U.S. persons and provide presumptions under which a non-U.S. person is subject to backup withholding and information reporting until Senior Housing or the applicable withholding agent receives certification from the shareholder of its non-U.S. person status. In some instances, these certification requirements are more detailed and more involved than those applicable under current Treasury regulations. The new Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, Senior Housing's distributions to a non-U.S. person that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty. The general thrust of the new Treasury regulations and their proposed effective date is to encourage non-U.S. persons and withholding agents to use as soon as possible the new IRS Forms W-8 series, rather than the predecessor IRS Forms W-8, 1001, and 4224, and to require use of the new IRS Forms W-8 series for payments made after December 31, 2000.


     If Senior Housing shares are not "United States real property interests" within the meaning of Section 897 of the Internal Revenue Code, a non-U.S. person's gain on sale of these shares generally will not be subject to federal income taxation, except that a nonresident alien individual who was present in the United States for 183

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

days or more during the taxable year will be subject to a 30% tax on this gain. Senior Housing shares will not constitute a United States real property interest if Senior Housing is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% in value of its shares is held directly or indirectly by foreign persons. Senior Housing believes that it will be a domestically controlled REIT and thus a non-U.S. person's gain on sale of its shares will not be subject to federal income taxation. However, because these shares will be publicly traded, and because the shares of HRPT are publicly traded, Senior Housing can provide no assurance that it will be a domestically controlled REIT. If Senior Housing is not a domestically controlled REIT, a non-U.S. person's gain on sale of Senior Housing shares will not be subject to federal income taxation as a sale of a United States real property interest, if that class of shares is "regularly traded," as defined by applicable Treasury regulations, on an established securities market like the New York Stock Exchange, and the non-U.S. person has at all times during the preceding five years owned 5% or less by value of that class of shares. If the gain on the sale of Senior Housing shares were subject to federal income taxation, the non-U.S. person will generally be subject to the same treatment as a U.S. person with respect to its gain, will be required to file a United States federal income tax return reporting that gain, and in the case of corporate non-U.S. persons might owe branch profits tax under Section 884 of the Internal Revenue Code. In any event, a purchaser of Senior Housing shares from a non-U.S. person will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if Senior Housing is a domestically controlled REIT. Otherwise, the purchaser of Senior Housing shares may be required to withhold 10% of the purchase price paid to the non-U.S. person and to remit the withheld amount to the IRS.


Backup Withholding and Information Reporting

     Information reporting and backup withholding may apply to distributions or proceeds paid to HRPT and Senior Housing shareholders under the circumstances discussed below. Because the spin-off of Senior Housing shares is an in-kind distribution on HRPT shares, we or other applicable withholding agents will have to collect any applicable backup withholding by reducing to cash for remittance to the IRS a sufficient portion of the Senior Housing shares that the HRPT shareholder would otherwise receive, and the HRPT shareholder will bear the brokerage or other costs for this withholding procedure. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against the REIT shareholder's federal income tax liability, provided that it furnishes the required information to the IRS.

     A U.S. person will be subject to backup withholding at a 31% rate when it receives distributions on HRPT or Senior Housing shares or proceeds upon the sale, exchange, redemption, retirement or other disposition of HRPT or Senior Housing shares, unless the U.S. person properly executes under penalties of perjury an IRS Form W-9 or substantially similar form that:

     o    provides the U.S. person's correct taxpayer identification number; and

     o certifies that the U.S. person is exempt from backup withholding because it is a corporation or come within another exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. person does not provide its correct taxpayer identification number on the IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS and the REIT may also have to withhold a portion of any capital gain distributions paid to it. Unless the U.S. person has established on a properly executed IRS Form W-9 or substantially similar form that it is a corporation or comes within another exempt category, distributions on HRPT or Senior Housing shares paid to it during the calendar year, and the amount of tax withheld if any, will be reported to it and to the IRS.

     Distributions on HRPT or Senior Housing shares to a non-U.S. person during each calendar year, and the amount of tax withheld if any, will generally be reported to the non-U.S. person and to the IRS. This information reporting requirement applies regardless of whether the non-U.S. person is subject to withholding on distributions on HRPT or Senior Housing shares or whether the withholding was reduced or eliminated by

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

an applicable tax treaty. Also, distributions paid to a non-U.S. person on HRPT or Senior Housing shares may be subject to backup withholding at a 31% rate, unless the non-U.S. person properly certifies its non-U.S. person status on an IRS Form W-8 or substantially similar form in the manner described above. Similarly, information reporting and 31% backup withholding will not apply to proceeds a non-U.S. person receives upon the sale, exchange, redemption, retirement or other disposition of HRPT or Senior Housing shares, if the non-U.S. person properly certifies its non-U.S. person status on an IRS Form W-8 or substantially similar form. Even without having executed an IRS Form W-8 or substantially similar form, however, in some cases information reporting and 31% backup withholding will not apply to proceeds that a non-U.S. person receives upon the sale, exchange, redemption, retirement or other disposition of HRPT or Senior Housing shares if the non-U.S. person receives those proceeds through a broker's foreign office. As described above, new Treasury regulations alter the information reporting and backup withholding rules applicable to non-U.S. persons for payments made after December 31, 2000, and in general these new
Treasury Regulations replace IRS Forms W-8, 1001, and 4224 with the new IRS Forms W-8 series. For a non-U.S. person whose income and gain on HRPT or Senior Housing shares is effectively connected to the conduct of a United States trade or business, a slightly different rule may apply to proceeds received upon the sale, exchange, redemption, retirement or other disposition of HRPT or Senior Housing shares. Until the non-U.S. person complies with the new Treasury regulations, information reporting and 31% backup withholding may apply in the same manner as to a U.S. person, and thus the non-U.S. person may have to execute an IRS Form W-9 or substantially similar form to prevent the backup withholding.

Other Tax Consequences

     HRPT's, Senior Housing's and their respective shareholders' federal income tax treatment may be modified by legislative, judicial, or administrative actions at any time, which actions may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing regulations, and revised interpretations of established concepts occur frequently. No prediction can be made as to the likelihood of passage of new tax legislation or other provisions either directly or indirectly affecting HRPT, Senior Housing or their respective shareholders. Revisions in federal income tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in HRPT or Senior Housing shares. HRPT, Senior Housing and their respective shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which HRPT, Senior Housing or their respective shareholders transact business or reside. State and local tax consequences may not be comparable to the federal income tax consequences discussed above.


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

ERISA Consequences for Senior Housing and its Shareholders

     Fiduciary Obligations. Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, ERISA, must consider the following:

     o whether their investment in Senior Housing shares satisfies the diversification requirements of ERISA;

     o whether the investment is prudent in light of possible limitations on the marketability of Senior Housing shares;

     o whether they have authority to acquire Senior Housing shares under the applicable governing instrument and Title I of ERISA; and

     o whether the investment is otherwise consistent with their fiduciary responsibilities.

     Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any IRA, Roth IRA, Keogh Plan or other qualified retirement plan not subject to Title I of ERISA, referred to as "non-ERISA plans," should consider that a plan may only make investments that are authorized by the appropriate governing instrument. Fiduciary shareholders should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria.

     Prohibited Transactions. Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. Sales and other transactions between an ERISA plan or a non-ERISA plan, and persons related to it are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the Internal Revenue Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciary shareholders should consult their own legal advisors if they have any concern as to whether the ownership of Senior Housing shares involves a prohibited transaction.

     Special Fiduciary and Prohibited Transactions Consequences. The Department of Labor, which has administrative responsibility over ERISA plans as well as non-ERISA plans, has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA plan's or non-ERISA plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

     Each class of Senior Housing shares--that is, its common shares and any class of preferred shares that it may issue in the future--must be analyzed separately to ascertain whether it is a publicly offered security. The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Securities Exchange Act of 1934, or sold under an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering occurred. Senior Housing shares will be registered under the Securities Exchange Act of 1934.

     The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. Senior Housing expects its common shares to be widely held.

     The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

     o any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

     o any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

     o any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

     o any limitation or restriction on transfer or assignment which is not imposed by the issuer or a person acting on behalf of the issuer.

     Senior Housing believes that the restrictions imposed under the declaration of trust on the transfer of shares do not result in the failure of its shares to be "freely transferable." Furthermore, Senior Housing believes that at present there exist no other facts or circumstances limiting the transferability of its shares which are not included among those enumerated as not affecting their free transferability under the regulation, and Senior Housing does not expect or intend to impose in the future, or to permit any person to impose on its behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

     Assuming that each class of Senior Housing's shares will be "widely held" and that no other facts and circumstances exist which restrict transferability of these shares, Senior Housing has received an opinion of counsel that its shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of the shares under Senior Housing's declaration of trust and that under the regulation the shares are publicly offered securities and Senior Housing's assets will not be deemed to be "plan assets" of any ERISA plan or non-ERISA plan that invests in Senior Housing shares.

                                  LEGAL MATTERS

     Sullivan & Worcester LLP, Boston, Massachusetts, the lawyers for Senior Housing, have issued an opinion about the legality of the shares. Sullivan & Worcester LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner and chairman of the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of Senior Housing's managing trustees. Mr. Portnoy is also a managing trustee of HRPT, Hospitality Properties and a director and 50% owner of Reit Management, the investment advisor to Senior Housing, a director and significant shareholder of one of Senior Housing's tenants. Jennifer B. Clark, a vice president at Reit Management, was a partner of Sullivan & Worcester LLP until July 1, 1999. Sullivan & Worcester LLP represents Senior Housing, HRPT, Hospitality Properties, Reit Management and their affiliates on various matters. Ballard Spahr Andrews & Ingersoll LLP is a tenant of HRPT and is counsel to the agent of Senior Housing's bank credit facility.


                                     EXPERTS


     The consolidated financial statements and schedules of Senior Housing Properties Trust at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.


                           FORWARD LOOKING STATEMENTS

     This prospectus contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this prospectus and include statements regarding the intent, belief or expectations of HRPT, Senior Housing, their trustees or their officers with respect to the declaration or payment of dividends, the consummation of additional acquisitions, policies and plans of HRPT and Senior Housing regarding investments, dispositions, financings, conflicts of interest or other matters, HRPT's and Senior Housing's qualification and continued qualification as real estate investment trusts or trends affecting their businesses, financial condition or results of operations. HRPT and Senior Housing caution you that these forward looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from the forward looking statements as a result of various factors. These factors include, without limitation, changes in financing terms, HRPT's or Senior Housing's ability or inability to complete acquisitions and financing transactions, results of operations of HRPT's and Senior Housing's properties and general changes in economic conditions not presently contemplated. The "Risk Factors" and "Senior Housing Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus identify other important factors that could cause these differences.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


     Senior Housing has filed with the SEC a registration statement, of which this prospectus is a part, on Form S-11 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit are not necessarily complete, and you should consult the copy of those contracts or other documents filed as exhibits to the registration statement. For further information regarding Senior Housing, please read the registration statement and the exhibits and schedules thereto.

     You may read and copy the registration statement and its exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549. When the Form S-11 becomes effective, Senior Housing will be subject to the reporting requirements of the Securities Exchange Act of 1934 and the reports, proxy statements and other information filed by Senior Housing with the SEC can then be inspected and copied at the SEC's Public
Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may access the electronic filing of the registration statement and its exhibits and schedules on the SEC's internet site, http://www.sec.gov.

     Senior Housing intends to make available to its shareholders annual reports
containing  audited  financial   statements  and  quarterly  reports  containing
unaudited financial information for the first three quarters of each year.

                           ---------------------------


     You should rely only on the information contained in this prospectus. We have not, and the Senior Housing has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. HRPT and Senior Housing believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date, and neither HRPT nor Senior Housing will update the information except as is required in the normal course of their respective public disclosure practices. You should assume that HRPT's and Senior Housing's business, financial condition, results of operations and prospects may have changed since the date appearing on the cover of this prospectus.

                           ---------------------------


     The amended and restated declaration of trust establishing Senior Housing Properties Trust, dated , 1999, a copy of which, together with all amendments thereto, is filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "Senior Housing Properties Trust" refers to the trustees under Senior Housing's declaration as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Senior Housing shall be held to any personal liability for any obligation of, or claim against, Senior Housing. All persons dealing with Senior Housing shall look only to the assets of Senior Housing for the payment of any sum or the performance of any obligation.

                           ---------------------------


     The amended and restated declaration of trust establishing HRPT, dated July 1, 1994, a copy of which, together with all amendments thereto, is filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "HRPT Properties Trust" refers to the trustees under HRPT's declaration as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HRPT shall be held to any personal liability for any obligation of, or claim against, HRPT. All persons dealing with HRPT shall look only to the assets of HRPT for the payment of any sum or the performance of any obligation.

                                        INDEX TO FINANCIAL STATEMENTS AND SCHEDULES


Unaudited Pro Forma Consolidated Financial Statements of HRPT Properties Trust

         Introduction to unaudited pro forma consolidated financial statements........................................F-2

         Unaudited pro forma consolidated balance sheet as of June 30, 1999...........................................F-3

         Unaudited pro forma consolidated statement of income for the six months ended June 30, 1999......................................................................................F-4

         Unaudited pro forma consolidated statement of income for the year ended December 31, 1998....................F-5

         Notes to unaudited pro forma consolidated financial statements...............................................F-6

Unaudited Pro Forma Consolidated Financial Statements of Senior Housing Properties Trust

         Introduction to unaudited pro forma consolidated financial statements........................................F-8

         Unaudited pro forma consolidated balance sheet as of June 30, 1999...........................................F-9

         Unaudited pro forma consolidated statement of income for the six months ended June 30, 1999.....................................................................................F-10

         Unaudited pro forma consolidated statement of income for the year ended December 31, 1998...................F-11

         Notes to unaudited pro forma consolidated financial statements..............................................F-12

Consolidated Financial Statements of Senior Housing Properties Trust and Financial Statement Schedules

         Report of independent auditors..............................................................................F-14

         Consolidated balance sheets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited)..................F-15

         Consolidated statements of income for each of the three years in the period ended
             December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited).......................F-16

         Consolidated statements of ownership interest of HRPT Properties Trust for each of the three years in the period ended December 31, 1998 and for the six months ended
             June 30, 1999 (unaudited)...............................................................................F-17

         Consolidated statements of cash flows for each of the three years in the period ended
             December 31, 1998 and for the six months ended June 30, 1998 and 1999 (unaudited) ......................F-18

         Notes to consolidated financial statements..................................................................F-19

         Schedule III - Real Estate and Accumulated Depreciation......................................................S-1

         Schedule IV - Mortgage Loans on Real Estate..................................................................S-4


                              HRPT Properties Trust

      Introduction to Unaudited Pro Forma Consolidated Financial Statements


         The following unaudited pro forma consolidated balance sheet at June 30, 1999 is intended to present the financial position of HRPT Properties Trust as if the transactions described in the notes had been completed as of June 30, 1999. The following unaudited pro forma consolidated statements of income are intended to present the results of operations of HRPT as if these transactions had been completed as of January 1, 1998.

         These unaudited pro forma consolidated financial statements are not necessarily indicative of what the actual consolidated financial position or results of operations of HRPT would have been as of the date or for the periods indicated, nor do they represent our expected consolidated financial position or results of operations for any future period. Differences would result from, among other considerations, future changes in HRPT's investments, changes in rent which we receive, changes in interest rates and changes in the capital structure of HRPT. For more information about the financial condition and results of operations of HRPT, please refer to the financial statements of HRPT filed with the SEC, including the audited consolidated financial statements for the year ended December 31, 1998, included in HRPT's Current Report on Form 8-K dated March 5, 1999, and the unaudited consolidated financial statements for the quarter ended June 30, 1999, included in HRPT's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.


                                               HRPT Properties Trust
                                  Unaudited Pro Forma Consolidated Balance Sheet
                                                   June 30, 1999
                                 (dollars in thousands, except per share amounts)



                                                                                  Pro Forma
                         ASSETS                             Historical (A)        Adjustments          Pro Forma
                                                            --------------      -------------         -----------

Real estate properties:
  Land                                                          $378,714           $(69,673)             $309,041
  Buildings and improvements                                   2,627,807           (662,720)            1,965,087
                                                              ----------          ---------            ----------
                                                               3,006,521           (732,393)            2,274,128
  Accumulated depreciation                                      (184,992)           105,823               (79,169)
                                                              ----------          ---------            ----------
                                                               2,821,529           (626,570)   (B)      2,194,959
Real estate mortgages                                             60,530            (37,638)   (B)         22,892
Investment in Hospitality Properties                             108,242                 --               108,242
Investment in Senior Housing                                          --            220,548    (C)        220,548
Cash and cash equivalents                                         26,984            (26,593)   (D)            391
Other assets, net                                                 84,869             (9,918)   (B)         74,951
                                                              ----------          ---------            ----------
                                                              $3,102,154          $(480,171)           $2,621,983
                                                              ==========          =========            ==========

          LIABILITIES AND SHAREHOLDERS' EQUITY
Bank credit facility                                                 $--                $--                   $--
Senior notes payable, net                                        957,513           (200,000)   (E)        757,513
Mortgage notes payable                                            23,985                 --                23,985
Convertible subordinated debentures                              204,863                 --               204,863
Other liabilities                                                 51,252               (756)   (B)         50,496
Deferred rents and other deferred revenues                        32,509            (27,369)   (B)          5,140
Security deposits                                                 19,332            (15,235)   (B)          4,097

Shareholders' equity:
Preferred shares of beneficial interest; $0.01 par
   value; 50,000,000 shares authorized; none
   issued                                                             --                 --                    --
Common shares of beneficial interest; $0.01 par
   value; 150,000,000 shares authorized;
   131,894,626 shares issued and outstanding                       1,319                 --                 1,319
Additional paid-in capital                                     1,971,168                 --             1,971,168
Cumulative net income                                            643,924            (10,000)   (G)        633,924
Cumulative distributions                                        (803,711)          (226,811)   (F)     (1,030,522)
                                                              ----------          ---------            ----------
  Total shareholders' equity                                   1,812,700           (236,811)            1,575,889
                                                              ----------          ---------            ----------
                                                              $3,102,154          $(480,171)           $2,621,983
                                                              ==========          =========            ==========



See accompanying notes.


                                            HRPT Properties Trust
                            Unaudited Pro Forma Consolidated Statement of Income
                                   For the Six Months Ended June 30, 1999
                                (amounts in thousands, except per share data)



                                                                          Pro Forma
Revenues:                                       Historical (A)           Adjustments             Pro Forma
                                                --------------          ------------            ----------

   Rental income                                   $ 203,335             $ (42,409)              $ 160,926
   Interest and other income                           7,619                (2,881)                  4,738
                                                   ---------             ---------               ---------
           Total revenues                            210,954               (45,290)  (H)           165,664
                                                   ---------             ---------               ---------
Expenses:
   Operating expenses                                 50,548                    --                  50,548
   Interest                                           39,525                (5,600)  (I)            33,925
   Depreciation and amortization                      37,314               (11,207)  (J)            26,107
   General and administrative                          9,849                (2,259)  (K)             7,590
                                                   ---------             ---------               ---------
            Total expenses                           137,236               (19,066)                118,170
                                                   ---------             ---------               ---------
Income before equity in earnings of
   Hospitality Properties and Senior
   Housing, and gain on sale of properties            73,718               (26,224)                 47,494
Equity in earnings of Hospitality Properties           4,029                    --                   4,029
Equity in earnings of Senior Housing                      --                12,100   (L)            12,100
Loss on equity transaction of Hospitality
   Properties                                           (711)                   --                    (711)
                                                   ---------             ---------               ---------
Income before gain on sale of properties              77,036               (14,124)                 62,912
Gain on sale of properties                             8,307                  --                     8,307
                                                   ---------             ---------               ---------
Net income                                         $  85,343             $ (14,124)              $  71,219
                                                   =========             =========               =========

Weighted average shares outstanding                  131,778                    --                 131,778
                                                   =========             =========               =========

Basic and diluted earnings per share:
   Income before gain on sale of properties        $    0.58                                     $    0.48
                                                   =========                                     =========
   Net income                                      $    0.65                                     $    0.54
                                                   =========                                     =========



See accompanying notes.

                                            HRPT Properties Trust
                             Unaudited Pro Forma Consolidated Statement of Income
                                     For the Year Ended December 31, 1998
                                 (amounts in thousands, except per share data)





                                                                            Pro Forma
Revenues:                                             Historical (A)       Adjustments             Pro Forma
                                                      --------------      ------------             ----------
   Rental income                                        $ 340,851           $ (82,542)              $ 258,309
   Interest and other income                               15,703              (5,764)                  9,939
                                                        ---------           ---------               ---------
           Total revenues                                 356,554             (88,306)  (H)           268,248
                                                        ---------           ---------               ---------
Expenses:
   Operating expenses                                      77,536                  --                  77,536
   Interest                                                64,326             (12,400)  (I)            51,926
   Depreciation and amortization                           60,764             (18,297)  (J)            42,467
   General and administrative                              17,172              (4,480)  (K)            12,692
                                                        ---------           ---------               ---------
           Total expenses                                 219,798             (35,177)                184,621
                                                        ---------           ---------               ---------


Income before equity in earnings of Hospitality
   Properties and Senior Housing, and
   extraordinary item                                     136,756             (53,129)                 83,627
Equity in earnings of Hospitality Properties                7,687                  --                   7,687
Equity in earnings of Senior Housing                           --              25,730   (L)            25,730
Gain on equity transaction of Hospitality
   Properties                                               2,213                  --                   2,213
                                                        ---------           ---------               ---------
Income before extraordinary item                          146,656             (27,399)                119,257
Extraordinary item - early extinguishment of debt          (2,140)                 --                  (2,140)
                                                        ---------           ---------               ---------
Net income                                              $ 144,516           $ (27,399)              $ 117,117
                                                        =========           =========               =========
Weighted average shares outstanding                       119,867                  --                 119,867
                                                        =========           =========               =========

Basic and diluted earnings per share:
   Income before extraordinary item                     $    1.22                                   $    0.99
                                                        =========                                   =========
   Net income                                           $    1.21                                   $    0.98
                                                        =========                                   =========



See accompanying notes.

                             HRPT Properties Trust
         Notes to Unaudited Pro Forma Consolidated Financial Statements
                             (dollars in thousands)


A. Represents the historical consolidated balance sheet and consolidated statements of income of HRPT Properties Trust ("HRPT") as of the date and for the periods presented.

                     Consolidated Balance Sheet Adjustments

B. Represents elimination of HRPT's historical carrying value of 93 senior housing investments and related assets and liabilities transferred by HRPT to Senior Housing Properties Trust ("Senior Housing").

C.   Represents adjustments to reflect HRPT's investment in Senior Housing after
     the  spin-off  and  related   transactions   using  the  equity  method  of
     accounting, calculated as follows:

     Net historical carrying value of 93 senior housing investments and related assets and
         liabilities transferred to Senior Housing (see note B)                                    $ 630,934
     Estimated cash transferred by HRPT to Senior Housing (see note D)                                16,425
     Cash payment by Senior Housing of the formation debt to HRPT (see note E)                      (200,000)
     Distribution by HRPT of Senior Housing shares to HRPT shareholders (see note F)                (226,811)
                                                                                                   ---------
     HRPT's equity investment in Senior Housing                                                    $ 220,548
                                                                                                   =========
D.   Represents  the net cash effect of the spin-off  and related  transactions, calculated as follows:
     Senior Housing cash at June 30, 1999                                                          $    (168)
     Estimated cash transferred to Senior Housing from HRPT                                          (16,425)
     Estimated transaction costs paid by HRPT (not reimbursed by Senior Housing)                     (10,000)
     Cash received by HRPT from Senior Housing to pay the formation debt (see note E)                200,000
     Cash used by HRPT to prepay HRPT senior debt outstanding (see note E)                          (200,000)
                                                                                                   ---------
                                                                                                   $ (26,593)
                                                                                                   =========

E. After completion of the spin-off, Senior Housing will borrow $200,000 under its bank credit facility to pay the Senior Housing formation debt due HRPT of $200,000. This adjustment reflects the application of these proceeds by HRPT to prepay HRPT senior debt outstanding.


F. Represents the distribution of Senior Housing shares to HRPT shareholders on the basis of one Senior Housing share for each 10 HRPT shares outstanding, calculated as follows:

     Net historical carrying value of 93 senior housing investments and related assets and
         liabilities transferred to Senior Housing (see note B)                                    $ 630,934
     Estimated cash transferred to Senior Housing                                                     16,425
     Cash received by HRPT from Senior Housing to pay the formation debt (see note E)               (200,000)
                                                                                                   ---------
                                                                                                     447,359
     Multiplied by:
         Senior Housing shares distributed to HRPT shareholders (13.19 million) as a percentage
          of total Senior Housing shares outstanding (26 million)                                  x   50.7%
                                                                                                   ---------
                                                                                                   $ 226,811
                                                                                                   =========


                             HRPT Properties Trust
   Notes to Unaudited Pro Forma Consolidated Financial Statements - continued
                             (dollars in thousands)


G. Represents estimated transaction costs of $10 million to be expensed by HRPT. These expenses are not reflected in the pro forma statements of income because they are not recurring.

                  Consolidated Statements of Income Adjustments

H. Represents historical rent, interest and other income realized by HRPT from properties transferred to Senior Housing.

I.   Represents the reduction in HRPT's interest expense, calculated as follows:


                                                              Six Months              Year Ended
                                                             Ended June 30,          December 31,
                                                                 1999                    1998
                                                             -------------          -------------
     HRPT's senior notes prepaid (see note E)                    $200,000               $200,000
     Multiplied by:
       Historical interest rate of debt to be prepaid         x      5.6%           x       6.2%
                                                              -----------           ------------
     Reduction in HRPT's interest expense                          $5,600                $12,400
                                                              ===========           ============



J. Represents the historical depreciation expense related to the properties transferred to Senior Housing.

K. Represents the amount of HRPT's general and administrative expense allocated to the properties transferred to Senior Housing. This allocation is based upon HRPT's advisory fee formula and other costs allocated pro rata to the historical cost of the transferred assets compared to HRPT's historical cost of all its properties. Management believes that this method of allocating general and administrative expenses is reasonable.

L. Represents HRPT's share of the pro forma consolidated net income of Senior Housing (presented on pages F-10 and F-11), calculated as follows:


                                                                      Six Months           Year Ended
                                                                     Ended June 30,       December 31,
                                                                         1999                 1998
                                                                     -------------       -------------
     Senior Housing pro forma net income                                $24,543               $52,191
     Multiplied by:
       HRPT's ownership of Senior Housing shares (12.81 million)
       as a percentage of total Senior Housing shares outstanding
       (26 million)
                                                                     x    49.3%           x     49.3%
                                                                     -----------          -----------
     Equity in earnings of Senior Housing                               $12,100               $25,730
                                                                     ===========          ===========


                         Senior Housing Properties Trust

      Introduction to Unaudited Pro Forma Consolidated Financial Statements


         The following unaudited pro forma consolidated balance sheet at June 30, 1999, is intended to present the financial position of Senior Housing Properties Trust as if the transactions described in the notes had been completed as of June 30, 1999. The following unaudited pro forma consolidated statements of income are intended to present the results of operations of Senior Housing as if these transactions had been completed as of January 1, 1998.

         These unaudited pro forma consolidated financial statements are not necessarily indicative of the expected consolidated financial position or results of operations of Senior Housing for any future period. Differences could result from many factors, including future changes in Senior Housing's investments, changes in interest rates and changes in the capital structure of Senior Housing. This pro forma information should be read in conjunction with the audited Consolidated Financial Statements of Senior Housing Properties Trust and notes thereto appearing on pages F-15 through F-21 and with "Senior Housing Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                       Senior Housing Properties Trust
                                Unaudited Pro Forma Consolidated Balance Sheet
                                                 June 30, 1999
                               (dollars in thousands, except per share amounts)


                                                                             Pro Forma
              ASSETS                              Historical (A)            Adjustments            Pro Forma
                                                  --------------            -----------           ----------

Real estate properties:
   Land                                              $  69,673                    $--              $  69,673
   Buildings and improvements                          662,720                     --                662,720
                                                     ---------              ---------              ---------
                                                       732,393                     --                732,393
   Accumulated depreciation                           (105,823)                    --               (105,823)
                                                     ---------              ---------              ---------
                                                       626,570                     --                626,570
Real estate mortgages                                   37,638                     --                 37,638
Cash and cash equivalents                                  168                 16,425    (B)          16,593
Other assets                                             9,918                     --                  9,918
                                                     ---------              ---------              ---------
                                                     $ 674,294              $  16,425              $ 690,719
                                                     =========              =========              =========

          LIABILITIES AND SHAREHOLDERS' EQUITY
Bank credit facility                                       $--              $ 200,000    (C)       $ 200,000
Deferred rents and other deferred revenues              27,369                     --                 27,369
Security deposits                                       15,235                     --                 15,235
Other liabilities                                          756                     --                    756

Shareholders' equity:
Common shares of beneficial interest; $0.01 par
   value; 50,000,000 shares authorized; 26,000,000
   pro forma shares issued and outstanding                  --                    260    (D)             260
Additional paid-in capital                                  --                447,099    (E)         447,099
Ownership interest of HRPT Properties Trust            630,934               (630,934)   (F)              --
                                                     ---------              ---------              ---------
   Total shareholders' equity                          630,934               (183,575)               447,359
                                                     ---------              ---------              ---------
                                                     $ 674,294              $  16,425              $ 690,719
                                                     =========              =========              =========



See accompanying notes.


                            Senior Housing Properties Trust
                  Unaudited Pro Forma Consolidated Statement of Income
                         For the Six Months Ended June 30, 1999
                     (amounts in thousands, except per share data)



                                                            Pro Forma
Revenues:                               Historical (A)     Adjustments       Pro Forma
                                        --------------     -----------       ---------

   Rental income                           $42,409              $--           $42,409
   Interest and other income                 2,881               --             2,881
                                           -------           ------           -------
           Total revenues                   45,290               --            45,290
                                           -------           ------           -------

Expenses:
   Interest                                  9,992           (2,711)   (G)      7,281
   Depreciation                             11,207               --            11,207
   General and administrative                2,259               --             2,259
                                           -------           ------           -------
           Total expenses                   23,458           (2,711)           20,747
                                           -------           ------           -------

Net income                                 $21,832           $2,711           $24,543
                                           =======           ======           =======

Weighted average shares outstanding                          26,000    (H)     26,000
                                                             ======           =======
Earnings per share                                                              $0.94
                                                                              =======



See accompanying notes.

                            Senior Housing Properties Trust
                  Unaudited Pro Forma Consolidated Statement of Income
                          For the Year Ended December 31, 1998
                     (amounts in thousands, except per share data)

                                                            Pro Forma
Revenues:                               Historical (A)     Adjustments       Pro Forma
                                        --------------     -----------       ---------
   Rental income                          $82,542           $ 1,461           $84,003
   Interest and other income                5,764                --             5,764
                                          -------           -------           -------
           Total revenues                  88,306             1,461    (I)     89,767
                                          -------           -------           -------


Expenses:
   Interest                                19,293            (4,730)   (G)     14,563
   Depreciation                            18,297               193    (I)     18,490
   General and administrative               4,480                43    (I)      4,523
                                          -------           -------           -------
           Total expenses                  42,070            (4,494)           37,576
                                          -------           -------           -------

Net income                                $46,236           $ 5,955           $52,191
                                          =======           =======           =======

Weighted average shares outstanding                          26,000    (H)     26,000
                                                             ======           =======
Earnings per share                                                              $2.01
                                                                              =======




See accompanying notes.

                              Senior Housing Properties Trust
               Notes to Unaudited Pro Forma Consolidated Financial Statements
                       (dollars in thousands, except per share data)



A. Represents the historical consolidated balance sheet and consolidated statements of income of Senior Housing Properties Trust ("Senior Housing") as presented on pages F-15 and F-16.

                     Consolidated Balance Sheet Adjustments

B.   Represents the net cash effect of the spin-off and related  transactions on
     Senior Housing, calculated as follows:
     Estimated cash transferred by HRPT to Senior Housing                              $  16,425
     Borrowing under Senior Housing's bank credit facility (see note C)                  200,000
     Payment by Senior Housing of the formation debt due to HRPT                        (200,000)
                                                                                       ---------
                                                                                       $  16,425
                                                                                       =========

C. Represents the borrowing of $200,000 under Senior Housing's bank credit facility. The proceeds from this borrowing will be used to pay Senior Housing's formation debt due to HRPT.


D. Represents the $0.01 per share par value of the 26 million Senior Housing shares issued and outstanding as of the spin-off date.


E.   Represents the  adjustments  from the spin-off and related  transactions to
     Senior Housing's equity, calculated as follows:
     Ownership interest of HRPT Properties Trust                                       $ 630,934
     Payment by Senior Housing of the formation debt due to HRPT (see note C)           (200,000)
     Estimated cash transferred to Senior Housing from HRPT (see note B)                  16,425
                                                                                       ---------
     Senior Housing equity (includes $220,548 of HRPT's equity investment and            447,359
         $226,811 distributed in the spin-off)
     Par value of Senior Housing shares outstanding (see note D)                            (260)
                                                                                       ---------
     Additional paid-in capital                                                        $ 447,099
                                                                                       =========
F.   Represents  reclassification  of  balance  of  Ownership  Interest  of HRPT related to the spin-off, calculated as follows:
     Formation debt due HRPT paid by Senior Housing (see note C)                       $(200,000)
     Estimated cash transferred to Senior Housing from HRPT                               16,425
     Par value of Senior Housing's 26 million shares outstanding (see note D)               (260)
     Senior Housing's additional paid-in capital (see note E)                           (447,099)
                                                                                       ---------
                                                                                       $(630,934)
                                                                                        =========


                        Senior Housing Properties Trust
   Notes to Unaudited Pro Forma Consolidated Financial Statements - continued
                  (dollars in thousands, except per share data)


                  Consolidated Statements of Income Adjustments

G. Represents adjustments to interest expense from the spin-off and related transactions, calculated as follows:


                                                                                    Year Ended
                                                             Six Months Ended       December 31,
                                                               June 30, 1999           1998
                                                             ----------------      -------------
     HRPT interest expense allocated to the Senior Housing
         properties                                              $ (9,992)           $(19,293)
     Interest expense on Senior Housing's $200,000 borrowing
         under its bank credit facility  (see note C)               7,281              14,563
                                                                 --------            --------
                                                                 $ (2,711)           $ (4,730)
                                                                 ========            ========


     The HRPT interest expense allocation to Senior Housing is the historical amount of HRPT's total interest expense times a fraction, the numerator of which is the historical cost of HRPT's senior housing properties and the denominator of which is the historical cost of all HRPT's properties, each calculated on an average basis for the periods presented. Management believes this method of allocating interest expense is reasonable.


     The interest rate payable by Senior Housing is LIBOR plus a premium, or 7.0% as of June 30, 1999. Interest expense also includes a fee on the unused portion of the bank credit facility of 0.375%, or $281 for the six months ended June 30, 1999, and $563 for the year ended December 31, 1998. The effect of a 1/8% change in interest rates, on pro forma borrowings will change interest expense by $250.


H. As of the date of the spin-off, Senior Housing will have 26 million shares issued and outstanding.

I. Represents rental income, depreciation and general and administrative expenses arising from the acquisition of five of the Senior Housing properties in September 1998, as if the properties had been acquired on January 1, 1998.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Trustees and Shareholder of Senior Housing Properties Trust:


We have audited the accompanying consolidated balance sheets of Senior Housing Properties Trust as of December 31, 1998 and 1997, and the related consolidated statements of income, ownership interest of HRPT Properties Trust and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedules listed in the Index at F-1. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Senior Housing Properties Trust at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                      /s/ ERNST & YOUNG LLP


Boston, Massachusetts
July 1, 1999, except for Note 1,
as to which the date is September 1, 1999



                           Senior Housing Properties Trust
                              Consolidated Balance Sheets
                                (dollars in thousands)



                                                As of December 31,
                                              ----------------------   As of June 30,
                                                 1997         1998          1999
                                              ---------    ---------   --------------
                                                                         (unaudited)
                           ASSETS
Real estate properties:
    Land                                      $  68,265    $  69,673    $  69,673
    Buildings and improvements                  652,722      662,720      662,720
                                              ---------    ---------    ---------
                                                720,987      732,393      732,393
    Accumulated depreciation                    (74,213)     (94,616)    (105,823)
                                              ---------    ---------    ---------
                                                646,774      637,777      626,570
Real estate mortgages                            38,134       37,826       37,638
Cash and cash equivalents                            --          139          168
Other assets                                      7,678       10,554        9,918
                                              ---------    ---------    ---------
                                              $ 692,586    $ 686,296    $ 674,294
                                              =========    =========    =========


          LIABILITIES AND OWNERSHIP INTEREST
Deferred rents and other deferred revenues    $  29,721    $  28,266    $  27,369
Security deposits                                15,235       15,235       15,235
Other liabilities                                   692          726          756
Ownership interest of HRPT Properties Trust     646,938      642,069      630,934
                                              ---------    ---------    ---------
                                              $ 692,586    $ 686,296    $ 674,294
                                              =========    =========    =========


See accompanying notes.



                             Senior Housing Properties Trust
                            Consolidated Statements of Income
                                  (dollars in thousands)


                                                                   Six Months Ended
                                  Year Ended December 31,               June 30,
                                ---------------------------    -------------------------
                                 1996      1997      1998          1998          1999
                                -------   -------   -------      -------       -------
                                                               (unaudited)   (unaudited)
Revenues:
   Rental income                $66,202   $78,463   $82,542      $40,324       $42,409
   Interest and other income      4,240     5,708     5,764        2,886         2,881
                                -------   -------   -------      -------       -------
      Total revenues             70,442    84,171    88,306       43,210        45,290
                                -------   -------   -------      -------       -------

Expenses:
   Interest                      14,719    16,958    19,293        9,263         9,992
   Depreciation                  15,383    17,826    18,297        9,102        11,207
   General and administrative     3,899     4,664     4,480        2,174         2,259
                                -------   -------   -------      -------       -------
      Total expenses             34,001    39,448    42,070       20,539        23,458
                                -------   -------   -------      -------       -------

Net income                      $36,441   $44,723   $46,236      $22,671       $21,832
                                =======   =======   =======      =======       =======



See accompanying notes.

                        Senior Housing Properties Trust
                Consolidated Statements of Ownership Interest of
                              HRPT Properties Trust
                             (dollars in thousands)



          Balance at December 31, 1995              $ 573,793

              Net income                               36,441
              Owner contribution, net                  54,258
                                                    ---------
          Balance at December 31, 1996                664,492

              Net income                               44,723
              Owner distribution, net                 (62,277)
                                                    ---------
          Balance at December 31, 1997                646,938

              Net income                               46,236
              Owner distribution, net                 (51,105)
                                                    ---------
          Balance at December 31, 1998                642,069


              Net income (unaudited)                   21,832
              Owner distribution, net (unaudited)     (32,967)
                                                    ---------
          Balance at June 30, 1999 (unaudited)      $ 630,934
                                                    =========


See accompanying notes.



                                             Senior Housing Properties Trust
                                          Consolidated Statements of Cash Flows
                                                  (dollars in thousands)


                                                              Year Ended December 31,          Six Months Ended June 30,
                                                        -----------------------------------    -------------------------
                                                           1996         1997         1998         1998           1999
                                                        ---------    ---------    ---------    ---------       ---------
                                                                                              (unaudited)     (unaudited)
Cash Flows From Operating Activities:
   Net income                                           $  36,441    $  44,723    $  46,236    $  22,671      $  21,832
   Adjustments to reconcile net income to cash
     provided by operating activities:
       Depreciation                                        15,383       17,826       18,297        9,102         11,207
       Changes in assets and liabilities:
       Other assets                                        (1,317)      (2,394)      (2,876)         667            636
       Deferred rents and other deferred revenues             723       22,087       (1,455)        (496)          (897)
       Security deposits                                       34        8,815           --           --             --
       Other liabilities                                       44           37           34           31             30
                                                        ---------    ---------    ---------    ---------      ---------
     Cash provided by operating activities                 51,308       91,094       60,236       31,975         32,808
                                                        ---------    ---------    ---------    ---------      ---------
Cash Flows From Investing Activities:
   Real estate acquisitions and improvements             (105,094)     (19,799)          (2)          --             --
   Investments in mortgage loans                             (700)        (124)          --           --             --
   Repayments of mortgage loans                               228          260          308          135            188
                                                        ---------    ---------    ---------    ---------      ---------
     Cash (used for) provided by investing activities
                                                         (105,566)     (19,663)         306          135            188
                                                        ---------    ---------    ---------    ---------      ---------
Cash Flows From Financing Activities:
   Owner's net contribution (distribution)                 54,258      (71,431)     (60,403)     (32,110)       (32,967)
                                                        ---------    ---------    ---------    ---------      ---------
     Cash provided by (used for) financing
       activities                                          54,258      (71,431)     (60,403)     (32,110)       (32,967)
                                                        ---------    ---------    ---------    ---------      ---------
Increase in cash and cash equivalents                          --           --          139           --             29
Cash and cash equivalents at beginning of period               --           --           --           --            139
                                                        ---------    ---------    ---------    ---------      ---------
Cash and cash equivalents at end of period                    $--          $--    $     139          $--      $     168
                                                        =========    =========    =========    =========      =========

Non-Cash Investing Activities:
   Real estate acquisitions                                   $--    $  (9,154)   $  (9,298)         $--            $--
Non-Cash Financing Activities:
   Owner's contributions                                       --        9,154        9,298           --             --



See accompanying notes.

                         SENIOR HOUSING PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization


The consolidated financial statements of Senior Housing Properties Trust include the accounts of 81 properties and 12 mortgage receivables (the "Properties") and of Senior Housing Properties Trust ("Senior Housing Trust"). The Properties and Senior Housing Trust are collectively referred to as "Senior Housing". These consolidated financial statements are presented as if Senior Housing was a legal entity separate from HRPT Properties Trust ("HRPT"); however, no such entity exists.


HRPT organized Senior Housing Trust, a 100% owned subsidiary, as a Maryland real estate investment trust on December 16, 1998. At the time of its organization, Senior Housing Trust issued 26.4 million shares to HRPT for consideration of $263,748. Subsequently, 0.4 million shares were cancelled and 26 million shares are currently issued and outstanding.


As of the dates and for the periods presented, the Properties were owned by HRPT. On or about June 30, 1999, the Properties were transferred by HRPT to several of its 100% owned subsidiaries. Effective as of September 1, 1999, HRPT transferred 100% ownership of the several subsidiaries which own the Properties to Senior Housing Trust. HRPT is in the process of distributing 13.2 million of its 26 million Senior Housing Trust shares to HRPT's shareholders (the "Spin-Off"). Senior Housing Trust has filed a registration statement on Form S-11 with the Securities and Exchange Commission to effect the Spin-Off.


Note 2. Summary of Significant Accounting Policies

Basis of Presentation. All of Senior Housing is owned by HRPT, and HRPT's historical basis has been presented. Substantially all of the rental income and mortgage interest income received by HRPT from the tenants and mortgagors of Senior Housing is deposited in and commingled with HRPT's general funds. Capital investments and other cash required by Senior Housing are provided by HRPT. Interest expense is allocated based on HRPT's historical interest expense as a percentage of HRPT's average historical costs of real estate investments. General and administrative costs of HRPT are allocated to Senior Housing based on HRPT's investment advisory agreement formula and other costs are allocated based on historical costs as a percentage of HRPT's average historical costs of real estate investments. In the opinion of management, the methods for allocating interest and general and administrative expenses are reasonable. It is not practicable to estimate additional costs that would have been incurred by Senior Housing as a separate entity.

Real Estate Properties and Mortgage Investments. Depreciation on real estate properties is expensed on a straight-line basis over estimated useful lives of up to 40 years for buildings and improvements and up to 12 years for personal property. Impairment losses on properties are recognized where indicators of impairment are present and the undiscounted cash flows estimated to be generated by the properties are less than the carrying amount of concerned properties. The determination of net realizable value includes consideration of many factors including income to be earned from the property, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions. Based upon these factors, the accompanying financial statements include no impairment losses.


Revenue Recognition. Rental income from operating leases is recognized on a straight-line basis over the life of the lease agreements. Interest income is recognized as earned over the terms of the real estate mortgages. Percentage rent and supplemental mortgage interest income is recognized as earned. For interim periods, percentage rent and supplemental mortgage interest income are accrued prior to achievement of specified targets when the achievement of the targets is probable. For the years ended December 31, 1996, 1997 and 1998, percentage rent and supplemental mortgage interest income aggregated $2.6 million, $2.9 million and $2.9 million, respectively. For the six months ended June 30, 1998 and 1999, percentage rent and supplemental mortgage interest income aggregated $1.4 million (unaudited) and $2.0 million (unaudited), respectively.

                         SENIOR HOUSING PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Use of Estimates. Preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

Income Taxes. Throughout the periods presented herein, Senior Housing's operations were included in HRPT's income tax returns. HRPT is a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, it is not subject to Federal income taxes provided it distributes its taxable income and meets other requirements for qualifying as a real estate investment trust. However, it is subject to state and local taxes on its income and property. Upon completion of the Spin-Off, Senior Housing intends to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Note 3.  Real Estate Properties

The owned Properties are leased on triple net bases, pursuant to noncancellable, fixed term operating leases expiring between 2001 to 2019. Generally, the leases to a single tenant or group of affiliated tenants are cross-defaulted and cross-guaranteed, and provide for all or none tenant renewal options at existing rates followed by several market rate renewal terms. These triple net leases generally require the lessee to pay all property operating costs.

The future minimum lease payments to be received during the current terms of the leases, as of December 31, 1998, are approximately $79.4 million in 1999, $80.1 million in 2000, $80.1 million in 2001, $81.7 million in 2002, $81.9 million in 2003 and $686.6 million thereafter.

Note 4.  Real Estate Mortgages

                                                            December 31,
                                                    -------------------------
                                                      1997             1998
                                                    -------------------------
                                                      (dollars in thousands)
       Mortgage notes receivable due December 2016   $ 8,800          $ 8,769
       Mortgage note receivable due January 2013         883              883
       Mortgage note receivable due December 2010     19,184           18,992
       Mortgage notes receivable due January 2006      9,267            9,182
                                                    -------------------------
                                                     $38,134          $37,826
                                                    =========================

At December 31, 1998, the interest rates on these notes receivable ranged from 10.1% to 13.75% per annum.

Note 5.  Commitments and Contingencies


At December 31, 1998 and June 30, 1999, HRPT had total commitments aggregating $3.7 million to fund or finance improvements to the Properties. Upon completion of the Spin-Off, Senior Housing Trust will assume these commitments.


Note 6.  Transactions with Affiliates

HRPT has entered an investment advisory agreement with Reit Management & Research, Inc. ("Reit Management"). Reit Management provides investment, management and administrative services to HRPT, and will provide similar services to Senior Housing Trust. Reit Management is owned by Gerard M. Martin and Barry M. Portnoy, who also serve as managing trustees of HRPT and will serve as managing trustees of Senior Housing Trust. Reit Management is paid by HRPT based on a formula amount of gross invested assets of HRPT. Investment advisory fees paid by HRPT to Reit Management during 1996, 1997 and 1998 with respect to Senior Housing's invested assets were $3.2 million, $3.7 million and $3.8 million, respectively. Reit Management is also entitled to an incentive fee paid in restricted shares based on a formula. Concurrent with

                         SENIOR HOUSING PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the Spin-Off, Senior Housing Trust will enter a separate agreement with Reit Management on substantially similar terms.

Note 7.  Fair Value of Financial Instruments and Commitments

The financial statements presented include mortgage investments, rents receivable, other liabilities and security deposits. Except as follows, the fair values of the financial instruments and commitments to fund improvements were not materially different from their carrying values at December 31, 1997 and 1998:

                                                    December 31, 1997               December 31, 1998
                                               ---------------------------    ---------------------------
                                                 Carrying                       Carrying
                                                  Amount      Fair Value         Amount       Fair Value
                                               ---------------------------    ---------------------------
                                                 (dollars in thousands)          (dollars in thousands)
Real estate mortgages                            $38,134       $40,466           $37,826        $40,525
Commitments to fund improvements                      --         6,207                --          3,707

The fair values of the real estate mortgages are based on estimates using discounted cash flow analyses and currently prevailing market rates. The fair value of the commitments represent the actual amounts committed.

Note 8.  Concentration of Credit Risk

The assets included in these financial statements are primarily income producing senior housing real estate located throughout the United States. The following is a summary of the significant lessees and mortgagees as of and for the years ended December 31, 1997 and 1998:

                                                                                            Year Ended
                                                       December 31, 1997                  December 31, 1997
                                                --------------------------------    ------------------------------
                                                  Investment      % of Total          Revenue       % of Total
                                                --------------------------------    ------------------------------
                                                    (dollars in thousands)             (dollars in thousands)

Marriott International, Inc.                      $325,521              43%            $30,365            36%
Integrated Health Services, Inc.                   218,201              29              24,962            30
Brookdale Living Communities, Inc.                 101,850              13              10,514            13
Mariner Post-Acute Network, Inc.                    75,080              10              12,441            15
All others                                          38,469               5               4,930             6
                                                -------------------------------     -----------------------------
                                                  $759,121             100%            $83,212           100%
                                                ===============================     =============================


                                                                                            Year Ended
                                                       December 31, 1998                  December 31, 1998
                                                --------------------------------    ------------------------------
                                                  Investment      % of Total          Revenue       % of Total
                                                --------------------------------    ------------------------------
                                                    (dollars in thousands)             (dollars in thousands)

Marriott International, Inc.                      $325,521              42%            $30,270            35%
Integrated Health Services, Inc.                   217,893              29              26,841            31
Brookdale Living Communities, Inc.                 101,850              13              11,074            13
Mariner Post-Acute Network, Inc.                    86,486              11              13,620            15
All others                                          38,469               5               4,952             6
                                                --------------------------------    ------------------------------
                                                  $770,219             100%             $86,757          100%
                                                ================================    ==============================

                                                      F-21


                                                   Senior Housing Properties Trust
                                                            SCHEDULE III
                                              REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                          December 31, 1998
                                                       (Dollars in thousands)


                                                                      Gross Amount Carried at Close
                              Initial Cost to Company                      of Period 12/31/98
                              -----------------------                --------------------------------
                                                          Costs                                                             Original
                                                       Capitalized                                   Accumulated             Constr-
                                        Buildings and  Subsequent           Buildings and            Depreciation   Date      uction
   Location           State    Land       Equipment  to Acquisition  Land     Equipment    Total (1)     (2)       Aquired     Date
------------------------------------------------------------------------------------------------------------------------------------

Mesa                   AZ     $1,480      $13,320        $  --      $1,480    $13,320     $14,800        $680      12/27/96    1985
Phoenix                AZ        655        2,525            5         655      2,530       3,185         471       6/30/92    1963
Scottsdale             AZ        979        8,807          140         990      8,936       9,926       1,033       5/16/94    1990
Sun City               AZ      1,174       10,569          173       1,189     10,727      11,916       1,218       6/17/94    1990
Yuma                   AZ        103          604            1         103        605         708         112       6/30/92    1984
Yuma                   AZ        223        2,100            3         223      2,103       2,326         386       6/30/92    1984
Fresno                 CA        738        2,577          188         738      2,765       3,503         646      12/28/90    1963
Laguna Hills           CA      3,132       28,184          475       3,172     28,619      31,791       3,072        9/9/94    1975
Lancaster              CA        601        1,859        1,028         601      2,887       3,488         610      12/28/90    1969
Newport Beach          CA      1,176        1,729        1,223       1,176      2,952       4,128         592      12/28/90    1962
Stockton               CA        382        2,750            4         382      2,754       3,136         507       6/30/92    1968
Tarzana                CA      1,277          977          806       1,278      1,782       3,060         403      12/28/90    1969
Thousand Oaks          CA        622        2,522          310         622      2,832       3,454         639      12/28/90    1965
Van Nuys               CA        716          378          225         718        601       1,319         154      12/28/90    1969
Canon City             CO        292        6,228           --         292      6,228       6,520         201       9/26/97    1970
Colorado Springs       CO        245        5,236           --         245      5,236       5,481         169       9/26/97    1972
Delta                  CO        167        3,570           --         167      3,570       3,737         115       9/26/97    1963
Grand Junction         CO        204        3,875          329         204      4,204       4,408         650      12/30/93    1968
Grand Junction         CO          6        2,583        1,316         136      3,769       3,905         513      12/30/93    1978
Lakewood               CO        232        3,766          723         232      4,489       4,721         970      12/28/90    1972
Littleton              CO        185        5,043          348         185      5,391       5,576       1,224      12/28/90    1965
Cheshire               CT        520        7,380        1,559         520      8,939       9,459       2,626       11/1/87    1963
Killingly              CT        240        5,360          460         240      5,820       6,060       1,970       5/15/87    1972
New Haven              CT      1,681       14,953        1,236       1,681     16,189      17,870       3,423       5/11/92    1971
Waterbury              CT      1,003        9,023          915       1,003      9,938      10,941       2,097       5/11/92    1974
Waterford              CT         86        4,714          453          86      5,167       5,253       1,814       5/15/87    1965
Willimantic            CT        134        3,566          479         166      4,013       4,179       1,307       5/15/87    1965
Boca Raton             FL      4,404       39,633          799       4,474     40,362      44,836       4,664       5/20/94    1994
Deerfield Beach        FL      1,664       14,972          299       1,690     15,245      16,935       1,762       5/16/94    1986
Fort Myers             FL      2,349       21,137          419       2,385     21,520      23,905       2,354       8/16/94    1984
Palm Harbor            FL      3,327       29,945          591       3,379     30,484      33,863       3,523       5/16/94    1992
Port St. Lucie         FL      1,223       11,009          219       1,242     11,209      12,451       1,295       5/20/94    1993

                                                                S-1

                                                   Senior Housing Properties Trust
                                                            SCHEDULE III
                                              REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                          December 31, 1998
                                                       (Dollars in thousands)


                                                                      Gross Amount Carried at Close
                              Initial Cost to Company                      of Period 12/31/98
                              -----------------------                --------------------------------
                                                          Costs                                                             Original
                                                       Capitalized                                   Accumulated             Constr-
                                        Buildings and  Subsequent           Buildings and            Depreciation   Date      uction
   Location           State    Land       Equipment  to Acquisition  Land     Equipment    Total (1)     (2)       Aquired     Date
------------------------------------------------------------------------------------------------------------------------------------
College Park           GA       $300       $2,702          $23        $300     $2,725      $3,025        $220       5/15/96    1985
Dublin                 GA        442        3,982           80         442      4,062       4,504         312       5/15/96    1968
Glenwood               GA        174        1,564            4         174      1,568       1,742         116       5/15/96    1972
Marietta               GA        300        2,702           35         300      2,737       3,037         211       5/15/96    1967
Clarinda               IA         77        1,453          293          77      1,746       1,823         254      12/30/93    1968
Council Bluffs         IA        225          893           99         225        992       1,217         164        4/1/95    1963
Mediapolis             IA         94        1,776          251          94      2,027       2,121         303      12/30/93    1973
Pacific Junction       IA         32          306            5          32        311         343          32        4/1/95    1978
Winterset              IA        111        2,099          493         111      2,592       2,703         375      12/30/93    1973
Arlington Heights      IL      3,621       32,587          534       3,665     33,077      36,742       3,550        9/9/94    1986
Chicago                IL      6,200       55,800           --       6,200     55,800      62,000       2,848      12/27/96    1990
Ellinwood              KS        130        1,137           53         130      1,190       1,320         126        4/1/95    1972
Boston                 MA      2,164       20,836        1,978       2,164     22,814      24,978       6,788        5/1/89    1968
Hyannis                MA        829        7,463           --         829      7,463       8,292       1,677       5/11/92    1972
Middleboro             MA      1,771       15,752           --       1,771     15,752      17,523       3,501        5/1/88    1970
Worcester              MA      1,829       15,071        1,869       1,829     16,940      18,769       5,522        5/1/88    1970
Silver Spring          MD      3,229       29,065          786       3,301     29,779      33,080       3,319       7/25/94    1992
St. Joseph             MO        111        1,027          195         111      1,222       1,333         154        6/4/93    1976
Tarkio                 MO        102        1,938          415         102      2,353       2,455         336      12/30/93    1970
Concord                NC         90        2,126           --          90      2,126       2,216         483       9/10/98    1990
Wilson                 NC         27        2,375           --          27      2,375       2,402         538       9/10/98    1990
Winston-Salem          NC         75        1,696           --          75      1,696       1,771         381       9/10/98    1990
Grand Island           NE        119        1,446          369         119      1,815       1,934         150        4/1/95    1963
Burlington             NJ      1,300       11,700            7       1,300     11,707      13,007         952       9/29/95    1994
Brighton               NY      1,070        9,630           --       1,070      9,630      10,700         492      12/27/96    1988
Grove City             OH        332        3,081           32         332      3,113       3,445         430        6/4/93    1965
Canonsburg             PA      1,499       13,493          606       1,518     14,080      15,598       3,622        3/1/91    1985
Huron                  SD         45          968            1          45        969       1,014         177       6/30/92    1968
Huron                  SD        144        3,108            4         144      3,112       3,256         567       6/30/92    1968
Sioux Falls            SD        253        3,062            4         253      3,066       3,319         561       6/30/92    1960
Bellaire               TX      1,223       11,010          177       1,238     11,172      12,410       1,291       5/16/94    1991
Arlington              VA      1,859       16,734          296       1,885     17,004      18,889       1,895       7/25/94    1992

                                                                S-2

                                                   Senior Housing Properties Trust
                                                            SCHEDULE III
                                              REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                          December 31, 1998
                                                       (Dollars in thousands)


                                                                      Gross Amount Carried at Close
                              Initial Cost to Company                      of Period 12/31/98
                              -----------------------                --------------------------------
                                                          Costs                                                             Original
                                                       Capitalized                                   Accumulated             Constr-
                                        Buildings and  Subsequent           Buildings and            Depreciation   Date      uction
   Location           State    Land       Equipment  to Acquisition  Land     Equipment    Total (1)     (2)       Aquired     Date
------------------------------------------------------------------------------------------------------------------------------------
Charlottesville        VA     $2,936      $26,422         $471      $2,976    $26,853     $29,829      $3,048       6/17/94    1991
Virginia Beach         VA        881        7,926          141         893      8,055       8,948         931       5/16/94    1990
Seattle                WA        256        4,869           67         256      4,936       5,192         785       11/1/93    1964
Spokane                WA      1,035       13,315           --       1,035     13,315      14,350         581        5/7/97    1993
Brookfield             WI        834        3,849        8,014         834     11,863      12,697       1,928      12/28/90    1964
Clintonville           WI         14        1,695           38          14      1,733       1,747         389      12/28/90    1960
Clintonville           WI         49        1,625           87          30      1,731       1,761         387      12/28/90    1965
Madison                WI        144        1,633          110         144      1,743       1,887         390      12/28/90    1920
Milwaukee              WI        232        1,368            1         232      1,369       1,601         281       9/10/98    1970
Milwaukee              WI        277        3,883           --         277      3,883       4,160         769       3/27/92    1969
Pewaukee               WI        984        2,432           --         984      2,432       3,416         518       9/10/98    1963
Waukesha               WI         68        3,452        2,232          68      5,684       5,752       1,036      12/28/90    1958
Laramie                WY        191        3,632          199         191      3,831       4,022         595      12/30/93    1964
Worland                WY        132        2,503          588         132      3,091       3,223         431      12/30/93    1970
                             --------------------------------------------------------------------------------
  Total                      $69,030     $628,080      $35,283     $69,673   $662,720    $732,393     $94,616
                             ================================================================================

(1)      Aggregate cost for federal income tax purposes is approximately $706,576.
(2)      Depreciation  is provided for on buildings and  improvements  for periods  ranging up to 40 years and on equipment up to 12 years.

Reconciliation of the carrying amount of real estate and equipment and accumulated depreciation at the beginning of the period:

                                 Real Estate and        Accumulated
                                    Equipment          Depreciation
                                 ---------------      --------------
Balance at January 1, 1996          $586,940             $ 41,004
   Additions                         105,094               15,383
                                    --------             --------
Balance at December 31, 1996         692,034               56,387
   Additions                          28,953               17,826
                                    --------             --------
Balance at December 31, 1997         720,987               74,213
   Additions                          11,406               20,403
                                    --------             --------
Balance at December 31, 1998        $732,393             $ 94,616
                                    ========             ========


                                                   Senior Housing Properties Trust
                                                             SCHEDULE IV
                                                    MORTGAGE LOANS ON REAL ESTATE
                                                          December 31, 1998
                                                       (Dollars in thousands)

                                                                                                                Principal Amount of
                             Final                                                       Face       Carrying     Loans Subject to
                  Interest  Maturity                                                    Value of    Value of    Delinquent Principal
Location           Rate      Date       Periodic Payment Terms                          Mortgage   Mortgage (1)     or Interest
----------------- --------- ----------- ------------------------------------------------------------------------------------------



Farmington, MI      11.50%     1/1/06    Principal and interest, payable monthly in      $4,200         $4,200        $--
                                         arrears.  $3.8 million due at maturity.

Howell, MI          11.50%     1/1/06    Principal and interest, payable monthly in       4,982          4,982         --
                                         arrears.  $4.5 million due at maturity.

Lyons, NE           10.09%    12/31/16   Principal and interest, payable monthly in       1,563          1,563         --
Milford, NE                              arrears. $835 due at maturity.

Ainsworth, NE       10.64%    12/31/16   Principal and interest, payable monthly in       5,154          5,154         --
Ashland, NE                              arrears.  $2.8 million due at maturity.
Blue Hill, NE
Gretna, NE
Sutherland, NE
Waverly, NE

Ainsworth, NE       11.00%    12/31/16   Principal and interest, payable monthly in       2,052          2,052         --
Ashland, NE                              arrears.  $1.1 million due at maturity.
Blue Hill, NE
Edgar, NE
Gretna, NE
Sutherland, NE
Waverly, NE
Lyons, NE
Milford, NE

Slidell, LA         11.00%    12/31/10   Principal and interest, payable monthly in      18,992         18,992         --
                                         arrears.  $13.9 million due at maturity.

Milwaukee, WI       13.75%     1/31/13   Interest only, payable monthly in arrears.         883            883         --
                                         $883 due at maturity.
                                                                                        ---------------------------------
                                                                                        $37,826        $37,826        $--
                                                                                        =================================

(1) Also represents cost for federal income tax purposes.

                         Senior Housing Properties Trust
                                   SCHEDULE IV
                          MORTGAGE LOANS ON REAL ESTATE
                                December 31, 1998
                             (dollars in thousands)



Reconciliation of the carrying amount of mortgage loans at the beginning of the period:

Balance at January 1, 1996                   $ 37,798
   New mortgage loans                             700
   Collections of principal                      (228)
                                             --------
Balance at December 31, 1996                   38,270
   New mortgage loans                             124
   Collections of principal                      (260)
                                             --------
Balance at December 31, 1997                   38,134
   Collections of principal                      (308)
                                             --------
Balance at December 31, 1998                 $ 37,826
                                             ========



-------------------------------------------------------------------------------




                                 Other Schedules


         Other schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the combined financial statements, including notes thereto.

                  Senior Housing Properties After the Spin-Off


[Photograph of Building]                      [Photograph of Building]
Marriott International, Inc.                  Brookdale Living Communities, Inc.
Stratford Court of Boca Raton                 Park Place
Boca Raton, FL                                Spokane, WA
349 Units, Built 1994                         200 Units, Built 1993


                         [Photograph of Building]
                         Marriott International, Inc.
                         Brighton Gardens of Sun City
                         Sun City, AZ
                         148 Units, Built 1990






                         [Photograph of Building]
                         Brookdale Living Communities, Inc.
                         The Hallmark
                         Chicago, IL
                         341 Units, Built 1990




[Photograph of Building]                       [Photograph of Building]
Mariner Post-Acute Network, Inc.               Integrated Health Services, Inc.
La Mesa Care Center                            Blue Hill Care Center
Yuma, AZ                                       Blue Hill, NE
128 Units, Built 1984                          81 Units, Built 1967

------------------------------------------------------------------------------










                              HRPT Properties Trust

                                    Spin-Off

                                       of

                         Senior Housing Properties Trust

                              Through Distribution

                                       of

                                   13,190,763

                      Common Shares of Beneficial Interest


                      ------------------------------------


                                   PROSPECTUS

                      ------------------------------------



                               ___________ , 1999


------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 31.   Other Expenses of Issuance and Section Distribution.


         The following table itemizes the expenses incurred in connection with the distribution of the common shares being registered. All of these expenses will be paid by HRPT Properties Trust. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee.


         Item                                                         Amount


         SEC Registration Fee......................................   $78,952
         New York Stock Exchange Listing Fee.......................   158,100
         Transfer Agent's and Registrar's Fees.....................    30,000
         Printing and Engraving Fees...............................   200,000
         Legal Fees and Expenses (other than Blue Sky).............   750,000
         Accounting Fees and Expenses..............................   200,000
         Blue Sky Fees and Expenses (including fees of counsel)....    10,000
         Miscellaneous Expenses....................................    50,000
                                                                   ----------
         Total.....................................................$1,477,052
                                                                   ==========


Item 32.   Sales to Special Parties.

         See Item 33.

Item 33.   Recent Sales of Unregistered Securities.

         On December 16, 1998, Senior Housing was initially capitalized through the issuance of 26,374,760 shares to HRPT Properties Trust in exchange for $263,747.60. HRPT is currently the sole shareholder of Senior Housing. The 26,374,760 shares currently outstanding were purchased for investment and for the purpose of organizing Senior Housing. On July 30, 1999, HRPT surrendered 374,760 Senior Housing shares and they were cancelled and returned to the status of authorized but unissued. Senior Housing believes that the issuance and sale of these securities are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34.   Indemnification of Directors and Officers.

         The Maryland REIT law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of Senior Housing contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT law.

         The Declaration of Trust of Senior Housing requires it, to the maximum extent permitted by Maryland law, to indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former trustee or officer of Senior Housing or (b) any individual who, while a trustee of Senior Housing and at the request of Senior Housing, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status or actions as a present or former trustee or officer of Senior Housing. The Bylaws of Senior Housing obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former Trustee or officer (including any individual who while a Trustee or officer at the express request of Senior Housing serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise)
(a) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status or service in such capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) against any claim or liability to which he may become subject by reason of such status or actions in such capacity. The Declaration of Trust and Bylaws also permit Senior Housing to indemnify and advance expenses to any person who served a predecessor of Senior Housing in any of the capacities described above and to any employee or agent of Senior Housing or a predecessor of Senior Housing. The Bylaws require Senior Housing to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the AMGCL@) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 35.    Treatment of Proceeds From Shares Being Registered.

         Senior Housing will not receive any proceeds from the distribution of the common shares being registered, because they are being distributed by HRPT to its shareholders.

Item 36.    Financial Statements and Exhibits.

(a)      Financial Statements.

         Reference is made to Page F-1 of the Prospectus filed as part of this Registration Statement.

(b)      Exhibits.


2.1 Form of Transaction Agreement between Senior Housing Properties Trust and HRPT Properties Trust. (Previously filed as an exhibit to the registration statement)

3.1      Declaration of Trust of Senior Housing  Properties Trust dated December
         16,  1998.   (Previously  filed  as  an  exhibit  to  the  registration statement)

3.2 Form of Amended and Restated Declaration of Trust of Senior Housing Properties Trust. (Previously filed as an exhibit to the registration statement)

3.3 Bylaws of Senior Housing Properties Trust. (Previously filed as an exhibit to the registration statement)

3.4 Form of Amended and Restated Bylaws of Senior Housing Properties Trust. (Previously filed as an exhibit to the registration statement)

4.1 Form of share certificate representing common shares of Senior Housing Properties Trust. (Previously filed as an exhibit to the registration statement)

5.1 Opinion of Sullivan & Worcester LLP. (Previously filed as an exhibit to the registration statement)


5.2 Opinion of Ballard Spahr Andrews & Ingersoll, LLP. (Previously filed as an exhibit to the registration statement)

8.1      Opinion of Sullivan & Worcester LLP re: tax matters.  (Filed herewith)

10.1 Form of Advisory Agreement between Senior Housing and Reit Management & Research, Inc. (Previously filed as an exhibit to the registration statement)

10.2 Form of Senior Housing Properties Trust 1999 Incentive Share Award Plan. (Previously filed as an exhibit to the registration statement)

10.3 Form of Promissory Note from SPTMRT Properties Trust, as maker, to HRPT Properties Trust, as holder. (Contained in Exhibit 2.1)

10.4 Commitment Letter and Summary of Terms and Conditions for $350 million Secured Credit Facility from Dresdner Bank to Senior Housing Properties Trust. (Previously filed as an exhibit to the registration statement)

10.5 Master Lease Agreement, dated as of December 27, 1996, between Health and Retirement Properties Trust and BLC Property, Inc. (Previously filed as an exhibit to the registration statement)

10.6 Guaranty Agreement, dated as of December 27, 1996, by Brookdale Living Communities, Inc., Brookdale Living Communities of Illinois, Inc., Brookdale Living Communities of New York, Inc., and Brookdale Living Communities of Arizona, Inc. in favor of Health and Retirement Properties Trust. (Previously filed as an exhibit to the registration statement)

10.7 First Amendment to Master Lease Agreement and Incidental Documents, dated as of May 7, 1997, by and among Health and Retirement Properties Trust, BLC Property, Inc., Brookdale Living Communities of Washington, Inc., Brookdale Living Communities of Arizona, Inc., Brookdale Living Communities of Illinois, Inc., Brookdale Living Communities of New York, Inc., Brookdale Living Communities, Inc, The Prime Group, Inc., Prime International, Inc., PGLP, Inc., Prime Group Limited Partnership, and Prime Group II, L.P. (Previously filed as an exhibit to the registration statement)

10.8 Representative Lease for properties leased to subsidiaries of Marriott International, Inc. (Previously filed as an exhibit to the registration statement)

10.9 Representative Guaranty of Tenant Obligations, dated as of October 8, 1993, by Marriott International, Inc. in favor of HMC Retirement Properties, Inc. (Previously filed as an exhibit to the registration statement)

10.10 Representative First Amendment to Lease for properties leased to subsidiaries of Marriott International, Inc. (Previously filed as an exhibit to the registration statement)

10.11 Representative Assignment and Assumption of Leases, Guarantees and Permits for properties leased to subsidiaries of Marriott International, Inc. (Previously filed as an exhibit to the registration statement)

10.12 Representative Second Amendment of Lease for properties leased to subsidiaries of Marriott International, Inc. (Previously filed as an exhibit to the registration statement)

10.13 Representative First Amendment of Guaranty by Marriott International, Inc., dated as of May 16, 1994, in favor of HMC Retirement Properties, Inc. (Previously filed as an exhibit to the registration statement)

10.14 Assignment of Lease, dated as of June 16, 1994, by HMC Retirement Properties, Inc. in favor of Health and Rehabilitation Properties Trust. (Previously filed as an exhibit to the registration statement)

10.15 Third Amendment to Facilities Lease, dated as of June 30, 1994, between HMC Retirement Properties, Inc. and Marriott Senior Living Services, Inc. (Previously filed as an exhibit to the registration statement)

10.16 Third Amendment to Facilities Lease, dated as of June 30, 1994, between HMC Retirement Properties, Inc. and Marriott Senior Living Services, Inc. (Previously filed as an exhibit to the registration statement)

10.17 Consent and Modification Agreement, dated as of October 10, 1997, between Marriott International, Inc., Marriott Senior Living Services, Inc., New Marriott MI, Inc., Health and Retirement Properties Trust, and Church Creek Corporation. (Previously filed as an exhibit to the registration statement)

10.18 Master Lease Document, General Terms and Conditions dated as of December 28, 1990, between Health and Rehabilitation Properties Trust and AMS Properties, Inc. (Previously filed as an exhibit to the registration statement)

10.19 Representative Lease for properties leased to Mariner Post-Acute Network, Inc. (Previously filed as an exhibit to the registration statement)

10.20 Lease dated as of March 27, 1992, between Health and Rehabilitation Properties Trust and AMS Properties, Inc. (Previously filed as an exhibit to the registration statement)

10.21 Amendment to Master Lease Document dated as of December 29, 1993 between Health and Rehabilitation Properties Trust and AMS Properties, Inc. (Previously filed as an exhibit to the registration statement)

10.22 Amendment to AMS Properties, Inc. Facility Leases dated as of October 1, 1994 between Health and Retirement Properties Trust and AMS
         Properties, Inc. (Previously filed as an exhibit to the registration statement)

10.23 Amendment to AMS Properties, Inc. Facility Leases dated October 31, 1997 between Health and Retirement Properties Trust and AMS Properties, Inc. (Previously filed as an exhibit to the registration statement)

10.24 Representative Lease for properties leased to Mariner Post-Acute Network, Inc. (Previously filed as an exhibit to the registration statement)

10.25 Master Lease Agreement dated as of June 30, 1992 by and between Health and Rehabilitation Properties Trust and GCI Health Care Centers, Inc. (Previously filed as an exhibit to the registration statement)

10.26    Amended and Restated HRP Shares Pledge Agreement,  dated as of June 30,
         1992,   between  Health  and  Retirement   Properties   Trust  and  AMS
         Properties, Inc. (Filed herewith)

10.27 Amended and Restated Voting Trust Agreement, dated as of June 30, 1992 from AMS Properties, Inc. to HRPT Advisors, Inc., as voting trustee. (Filed herewith)

10.28 Representative Lease for properties leased to Mariner Post-Acute Network, Inc. (Previously filed as an exhibit to the registration statement)

10.29 Representative Lease for properties leased to Mariner Post-Acute Network, Inc. (Previously filed as an exhibit to the registration statement)

10.30 Amendment to Master Lease Document dated as of December 29, 1993 between Health and Rehabilitation Properties Trust and GCI Health Care Centers, Inc. (Previously filed as an exhibit to the registration statement)

10.31 Amendment to GCI Health Care Centers, Inc., Master Lease Document and Facility Leases dated as of October 1, 1994 between Health and Retirement Properties Trust and GCI Health Care Centers, Inc. (Previously filed as an exhibit to the registration statement)

10.32 Amendment to GCI Health Care Centers, Inc. Facility Leases dated October 31, 1997 between Health and Retirement Properties Trust and GCI Health Care Centers, Inc. (Previously filed as an exhibit to the registration statement)

10.33 Guaranty, Cross Default and Cross Collateralization Agreement, dated as of June 30, 1992, by and among AMS Properties, Inc., CGI Health Care Centers, Inc. and Health and Rehabilitation Properties Trust. (Previously filed as an exhibit to the registration statement)

10.34 Guaranty, dated as of October 31, 1997, by Grancare Inc. in favor of Health and Retirement Properties Trust. (Previously filed as an exhibit to the registration statement)

10.35 Guaranty, dated as of October 31, 1997, by Paragon Health Network, Inc. in favor of Health and Retirement Properties Trust. (Previously filed as an exhibit to the registration statement)

10.36 Amended, Restated and Consolidated Master Lease Document, dated as of September 24, 1997, between Health and Retirement Properties Trust and ECA Holdings, Inc., Marietta/SCC, Inc., Glenwood/SCC, Inc., Dublin/SCC, Inc., and College Park/SCC, Inc. (Previously filed as an exhibit to the registration statement)

10.37 Guaranty By Integrated Health Services, Inc., dated as of September 24, 1997, by Integrated Health Services, Inc., in favor of Health and Retirement Properties Trust. (Previously filed as an exhibit to the registration statement)

10.38    Representative  Lease  Agreement  for  properties  leased to Integrated
         Health  Services,   Inc.   (Previously  filed  as  an  exhibit  to  the
         registration statement)

10.39    Representative  Lease  Agreement  for  properties  leased to Integrated
         Health  Services,   Inc.   (Previously  filed  as  an  exhibit  to  the
         registration statement)

10.40    Guaranty,   dated  as  of  February  11  1994,  by  Horizon  Healthcare
         Corporation in favor of Health and Rehabilitation Properties Trust. (Previously filed as an exhibit to the registration statement)

10.41 Consent, Assumption and Guaranty Agreement, dated as of December 31, 1997, by and among Integrated Health Services, Inc., IHS Acquisition No. 108, Inc., IHS Acquisition No. 112, Inc., IHS Acquisition No. 113, Inc., IHS Acquisition No. 135, Inc., IHS Acquisition No. 148, Inc., IHS Acquisition No. 152, Inc., IHS Acquisition No. 153, Inc., IHS
         Acquisition No. 154, Inc., IHS Acquisition No. 155, Inc., IHS Acquisition No. 175, Inc., Healthsouth Corporation, Horizon Healthcare Corporation, Health and Retirement Properties Trust, and Indemnity Collection Corporation. (Previously filed as an exhibit to the registration statement)

21.1     List  of  Subsidiaries.   (Previously   filed  as  an  exhibit  to  the
         registration statement)

23.1     Consent of Ernst & Young LLP.  (Filed herewith)

23.2     Consent of Sullivan & Worcester  LLP.  (Contained  in Exhibits  5.1 and
         8.1)

24.1     Power of Attorney.  (See signature page to the registration statement)


27.1 Financial Data Schedule. (Previously filed as an exhibit to the registration statement)

27.2 Financial Data Schedule. (Previously filed as an exhibit to the registration statement)

27.3     Financial Data Schedule.  (Filed herewith)


99.1 Consent of Bruce M. Gans, M.D. to being named as a Trustee nominee. (Previously filed as an exhibit to the registration statement)

99.2 Consent of Arthur G. Koumantzelis to being named as a Trustee nominee. (Previously filed as an exhibit to the registration statement)

Item 37.   Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of Senior Housing pursuant to the foregoing provisions, or otherwise, Senior Housing has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Senior Housing of expenses incurred or paid by a trustee, officer or controlling persons of Senior Housing in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Senior Housing will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Senior Housing certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on September 7, 1999.



                                    SENIOR HOUSING PROPERTIES TRUST



                                    By: /s/ David J. Hegarty
                                        David J. Hegarty
                                        President and
                                        Chief Operating Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Senior Housing and in the capacities and on the dates indicated.



Signature                       Title                             Date
---------                       -----                             ----


    *                       Managing Trustee                  September 7, 1999
Barry M. Portnoy



    *                       Managing Trustee                  September 7, 1999
Gerard M. Martin



/s/ David J. Hegarty        President and Chief Operating     September 7, 1999
David J. Hegarty            Officer



    *                       Chief Financial Officer and       September 7, 1999
Ajay Saini                  Treasurer




*By:   /s/ David J. Hegarty
       David J. Hegarty
       as attorney in fact